EXECUTION COPY

Exhibit 10.2

CREDIT AGREEMENT

dated as of April 5, 2012,

among

GGC SOFTWARE HOLDINGS, INC.,

as Holdco,

LAWSON SOFTWARE, INC.,

as Borrower,

The Lenders Party Hereto,

BANK OF AMERICA, N.A.,

CREDIT SUISSE SECURITIES (USA) LLC

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY SENIOR FUNDING, INC.

BARCLAYS BANK PLC

DEUTSCHE BANK SECURITIES INC.

RBC CAPITAL MARKETS1, and

KKR CORPORATE LENDING LLC,

as Joint Lead Arrangers, Joint Bookrunners and Co-Syndication Agents,

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

[1]	RBC Capital Markets is a brand name for the capital markets activities for Royal Bank of Canada and its affiliates

i

SCHEDULES:

Schedule 1.01 — Existing Letters of Credit
Schedule 1.02 — Excluded Subsidiaries
Schedule 1.03 — Unrestricted Subsidiaries
Schedule 2.01 — Commitments
Schedule 2.13 — Mandatory Cost Formulae
Schedule 3.05(c) — Material Real Property
Schedule 3.06 —Disclosed Matters
Schedule 3.13 — Subsidiaries
Schedule 6.01(a) — Existing Indebtedness
Schedule 6.02 —Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.09 — Transactions with Affiliates
Schedule 9.01 — Addresses for Notices

EXHIBITS:

Exhibit A — Form of Borrowing Request
Exhibit B — Form of Interest Election Request
Exhibit C — Form of Closing Opinion
Exhibit D — Form of Collateral Agreement
Exhibit E-1 — Form of Holdco Guaranty
Exhibit E-2 — Form of Subsidiary Guaranty
Exhibit F — Form of Note
Exhibit G — Form of Assignment and Assumption Agreement
Exhibit H — Form of Affiliated Lender Assignment and Assumption Agreement
Exhibit I-1 — Form of U.S. Tax Certificate (For Foreign That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-2 — Form of U.S. Tax Certificate (For Foreign That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-3 — Form of U.S. Tax Certificate (For Foreign Participants That Are Not U.S. Persons or Partnerships For U.S. Federal Income Tax Purposes)
Exhibit I-4 — Form of U.S. Tax Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J — Form of Mortgage
Exhibit K — Form of Compliance Certificate
Exhibit L-1 — Terms of Intercreditor Agreement (Pari Passu)
Exhibit L-2 — Terms of Intercreditor Agreement (Junior Liens)

CREDIT AGREEMENT dated as of April 5, 2012 (this “Agreement”), among GGC SOFTWARE HOLDINGS, INC., a Delaware corporation (“Holdco”), LAWSON SOFTWARE, INC., a Delaware corporation (the “Borrower”), the LENDERS party hereto, BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth for such terms in Article I;

WHEREAS, GGC Software Parent, Inc., a Delaware corporation (“GGC Software Parent”) (which is the direct owner of 100% of the equity interests of Holdco), Holdco and Infor Global Solutions Intermediate Holdings Limited, a Cayman Islands exempted company (“IGS Intermediate”), pursuant to an Equity Purchase and Contribution Agreement, dated as of March 15, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Contribution Agreement”), by among certain investment funds affiliated with Golden Gate Private Equity, Inc. and certain other third party equity investors, as well as Infor Global Solutions Parent Ltd., a Cayman Islands exempted company and the direct owner of 100% of the outstanding share capital of IGS Intermediate (“Infor Holdco”), Softbrands Holdings, LLC, a Delaware limited liability company and the direct owner of 100% of the outstanding capital stock of GGC Software Parent (“Lawson/Softbrands Holdco”) and a newly formed entity named Infor Enterprise Applications, LP, a Delaware limited partnership (as successor in interest to Infor Enterprise Applications Ltd.) (“ComboCo”), together with cash pursuant to the Equity Investment, 100% of the outstanding share capital of IGS Intermediate and 100% of the outstanding capital stock of GGC Software Parent will be contributed to ComboCo, and, immediately thereafter, ComboCo proposes to contribute 100% of the capital stock of GGC Software Parent to IGS Intermediate (collectively, the “Reorganization Transactions”);

WHEREAS, in connection with the Reorganization Transactions, and subject to the terms and conditions set forth in the Contribution Agreement, ComboCo, IGS Intermediate and GGC Software Parent desire to cause, through a series of contribution transactions involving their respective direct and indirect subsidiaries, 100% of the outstanding shares and any outstanding preferred equity certificates of Infor ISA Holdings, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Infor ISA”) (the “ISA PECs,” and together with the outstanding shares of Infor ISA, the “ISA Interests”), 100% of the outstanding shares and any outstanding preferred equity certificates of Infor Lux Finance Company, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Infor FinanceCo”) (the “FinanceCo PECs,” and together with the outstanding shares of Infor FinanceCo, the “FinanceCo Interests,”) and 100% of the outstanding equity interests of Infor Enterprise Solutions Holdings, Inc., a Georgia corporation (“IES Holdings”) (the “IES Holdings Interests,” and together with the ISA Interests and the FinanceCo Interests, the “Infor Interests”), to be contributed to GGC Software Parent;

WHEREAS, immediately following the consummation of the transactions contemplated by the immediately preceding recital, and subject to the terms and conditions set forth in the Contribution Agreement, GGC Software Parent shall contribute to Holdco, and Holdco shall accept from GGC Software Parent, the Infor Interests (all such contributions hereinafter collectively referred to as, the “Contributions”);

WHEREAS, the Borrower has requested the Lenders and the Issuing Banks to extend credit in the form of (a) Tranche B Term Loans on the Closing Date in an aggregate principal amount not in excess of $2,770,000,000, (b) Tranche B-1 Term Loans on the Closing Date in an aggregate principal amount not in excess of $400,000,000, (c) Euro Term Loans on the Closing Date in an aggregate principal amount not in excess of €250,000,000 and (d) Revolving Loans, Swingline Loans and Letters of Credit on and after the Closing Date, the proceeds of which shall be utilized as set forth in Section 5.10.

NOW THEREFORE, in consideration of the premises, provisions, covenants and mutual agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Lenders and Issuing Banks are willing to extend such credit to the Borrower on the terms and conditions set forth herein, and accordingly the parties hereto agree as follows.

ARTICLE I

Definitions

Section 1.01 Defined Terms . As used in this Agreement, the following terms have the meanings specified below:

“ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Accounting Change” has the meaning assigned to such term in Section 1.04.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system).

“Acquisition” means any acquisition by Holdco, the Borrower or any Restricted Subsidiary, whether by purchase, merger, consolidation, contribution or otherwise, of (x) at least a majority of the assets or property and/or liabilities (or any other substantial part for which financial statements or other financial information is available), or a business line, unit or division of, any other Person, (y) Equity Interests of any other Person such that such other Person becomes a Restricted Subsidiary and (z) additional Equity Interests of any Restricted Subsidiary not then held by Holdco, the Borrower or any other Restricted Subsidiary.

“Act” has the meaning assigned to such term in Section 9.14.

“Additional Lender” has the meaning assigned to such term in Section 2.20(c).

“Additional Mortgaged Property” has the meaning set forth in Section 5.12(d).

“Additional Refinancing Lender” has the meaning assigned to such term in Section 2.21.

“Additional Term Notes” means first priority senior secured notes and/or junior lien secured notes and/or unsecured notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of a portion of the Incremental Term Facility; provided that (a) such Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the Loans and Commitments hereunder, (b) the Additional Term Notes have a final maturity date that is on or after the Term Loan Maturity Date with respect to the Initial Tranche B Term Loans and have a weighted average life to maturity equal to or longer than the remaining weighted average life to maturity of the Initial Tranche B Term Loans, (c) the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums) shall be consistent with the Initial Tranche B Term Loans other than as specifically provided in the documentation for the Additional Term Notes, (d) the obligations in respect thereof shall not be secured by liens on the assets of Holdco, the Borrower and the Restricted Subsidiaries, other than assets constituting Collateral, (e) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Loan Party which shall have previously or substantially concurrently guaranteed the Obligations, (f) if such Additional Term Notes are secured, all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect or pursuant to amendments to the Security Documents reasonably acceptable to the Administrative Agent, and the representative for such Additional Term Notes shall enter into a customary intercreditor agreement with the Administrative Agent and/or Collateral Agent substantially consistent with the terms set forth on Exhibit L-1 or L-2 annexed hereto, as applicable, or otherwise not materially less favorable (taken as a whole) to the Lenders (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations) and (g) immediately after giving effect to the incurrence of such Additional Term Notes (assuming, solely for purposes of this definition at the time of incurrence and not for any other provision hereunder, that (i) such Additional Term Notes are fully drawn, (ii) all of such Additional Term Notes are secured on a first lien basis, whether or not so secured and (iii) the proceeds of such Additional Term Notes are not included in clause (i) of the definition of First Lien Leverage Ratio), on a Pro Forma Basis, the First Lien Leverage Ratio shall not be greater than 4.25:1.00 as of the Applicable Date of Determination.

“Adjusted Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Borrowing or an ABR Borrowing determined pursuant to clause (c) of the definition of Alternate Base Rate, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency	Eurocurrency Rate
Rate =	1.00 – Eurocurrency Reserve Percentage

; provided that, notwithstanding the foregoing, as applied solely to the Initial Tranche B Term Loans, Initial Tranche B-1 Term Loans and the Initial Euro Term Loans, the Adjusted Eurocurrency Rate shall at no time be less than 1.25% per annum.

“Administrative Agent” means Bank of America, in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advisory Agreements” means collectively (a) the Amended and Restated Advisory Agreement dated as of June 30, 2011, by and among Softbrands Holdings, LLC, Holdco, Softbrands, Inc., the Borrower and GGC Administration, LLC, a Delaware limited liability company, and (b) the Advisory Agreement dated as of April 5, 2012, by and among ComboCo, GGC Software Parent, the Borrower, IES Holdings, GGC Administration, LLC and Summit Partners, L.P., a Delaware limited partnership.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Institutional Lender” means an Affiliated Lender that is a bona fide debt fund that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course of its business and whose managers have fiduciary duties to the investors in such fund or investment vehicle independent of or in addition to their duties to any Sponsor Equity Holder.

“Affiliated Lender” means a Lender that is any Sponsor or an Affiliate of any Sponsor, including any Affiliated Institutional Lender.

“Affiliated Lender Assignment and Assumption Agreement” means an assignment and assumption entered into by a Lender with an Affiliated Lender, and accepted by the Administrative Agent pursuant to the terms hereof, in the form of Exhibit H or any other form or changes thereto approved by the Administrative Agent and the Borrower.

“Agent” means any of the Administrative Agent, the Collateral Agent, Co-Syndication Agents.

“Agreement” has the meaning assigned to such term in the preamble to this Agreement.

“AHYDO Catch-Up Payment” means any payment with respect to any obligations of the Borrower, including subordinated debt obligations, in each case to avoid the application of Internal Revenue Code Section 163(e)(5) thereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted Eurocurrency Rate for an Interest Period of 1 month (without giving effect to the proviso of the definition thereof) plus 1.0%; provided that, notwithstanding the foregoing, as applied solely to Initial Tranche B Term Loans and Initial Tranche B-1 Term Loans, the Alternate Base Rate shall at no time be less than 2.25% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such liability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means (a) with respect to Letters of Credit, Euros and any other currency other than Dollars that may be agreed with the relevant Issuing Bank and the Administrative Agent for issuing Alternative Currency Letters of Credit (b) with respect to any Revolving Loans, Euros, Sterling, Canadian Dollars, Swiss Francs, and any other currency other than Dollars that may be agreed with all of the Revolving Lenders and (c) with respect to any Incremental Term Loans and Incremental Revolving Commitments (and Incremental Revolving Loans made pursuant thereto), any currency other than Dollars that may be agreed among the Borrower and all of the applicable Lenders providing such Loans and Commitments.

“Alternative Currency Sublimit” means an amount equal to $90,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the aggregate Revolving Commitments.

“Applicable Date of Determination” means the last day of the most recently ended fiscal quarter for which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, or, if such date occurs prior to the date on which financial statements are available pursuant to Section 5.01(a) or (b), as applicable, the last day of the most recently ended fiscal quarter for which financial statements were delivered under Section 4.01.

“Applicable Margin” means, for any day with respect to (I) (a) any Tranche B Term Loan, any Euro Term Loan and any Tranche B-1 Term Loan, the applicable rate set forth below under the heading “Eurocurrency Loan,” or “ABR Loan”, as applicable, based upon the Total Leverage Ratio as of the most recent determination date:

Total Leverage Ratio:	Tranche B Term Loan		Tranche B-1 Term Loan		Euro Term Loan
	Eurocurrency Loan	ABR Loan	Eurocurrency Loan	ABR Loan	Eurocurrency Loan
Category 1 Greater than or equal to 5.50:1.00	5.00%	4.00%	4.50%	3.50%	5.50%
Category 2 Less than 5.50:1.00	4.75%	3.75%	4.25%	3.25%	5.25%

and (b) any Revolving Loan or Swingline Loan or the commitment fees payable pursuant to Section 2.12(a), the applicable rate set forth below under the heading “Eurocurrency Loan,” “ABR Loan” or “Commitment Fee Rate,” as applicable, based upon the Total Leverage Ratio as of the most recent determination date:

Total Leverage Ratio:	Eurocurrency Loan	ABR Loan	Commitment Fee Rate
Category 1 Greater than or equal to 5.50:1.00	4.75%	3.75%	0.50%
Category 2 Less than 5.50:1.00	4.50%	3.50%	0.375%

and (II) with respect to Incremental Facilities or Other Term Loans, Other Revolving Loans or Other Revolving Commitments, the rate per annum specified in the amendment establishing such Incremental Facilities or Other Term Loans, Other Revolving Loans or Other Revolving Commitments.

For purposes of the foregoing, (a) the Total Leverage Ratio shall be determined on a Pro Forma Basis as of the end of each fiscal quarter of Holdco’s fiscal year following the delivery of the Compliance Certificate for such fiscal quarter, and (b) each change in the Applicable Margin resulting from a change in the Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such certificate of Holdco’s Financial Officer indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Total Leverage Ratio shall be deemed to be in Category 1, (x) at the request of the Required Lenders, if Holdco fails to deliver any such Compliance Certificate during the period from the date that is five Business Days after the expiration of the time for delivery thereof until such Compliance Certificate is delivered and (y) until the first delivery of a Compliance Certificate.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments outstanding at such time represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Issuing Bank to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent pursuant to the terms hereof, in the form of Exhibit G or any other form or changes thereto approved by the Administrative Agent and the Borrower.

“Auction Party” has the meaning assigned to such term in the definition of “Dutch Auction” or as specified in Section 2.11(i), as the context may require.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.05(c).

“Available Amount” means, on any date of determination (the “Reference Date”), an amount determined on a cumulative basis equal to the sum of (without duplication):

(a) $75,000,000; plus

(b) an amount (which shall not be less than zero) equal to (A) the cumulative amount of Excess Cash Flow (to the extent positive in any fiscal year and not to be reduced by any negative Excess Cash Flow) of Holdco and its Restricted Subsidiaries for all completed fiscal years ending on or after May 31, 2013 and prior to the Reference Date, minus (B) an amount equal to the portion of such Excess Cash Flow that has been (or is required to be) applied after the Closing Date and prior to the Reference Date to the prepayment of Term Loans in accordance with Section 2.11(d); plus

(c) to the extent not otherwise reflected in Consolidated Net Income, the cumulative amount of (A) any capital contributions made in cash by any Person other than Holdco or a Restricted Subsidiary to Holdco or any Restricted Subsidiary after the Closing Date (other than any Cure Amount) and (B) any Net Proceeds of any issuance of Qualified Equity Interests of Holdco (other than any Cure Amount) to any person other than a Restricted Subsidiary, to the extent received by Holdco, the Borrower or any Restricted Subsidiary after the Closing Date; plus

(d) to the extent not otherwise reflected in Consolidated Net Income, 100% of the aggregate net cash proceeds (other than any Cure Amount) and the fair market value (as reasonably determined by the Borrower) of marketable securities or other property received by Holdco or a Restricted Subsidiary since the Closing Date from any Person other than Holdco or a Restricted Subsidiary; plus

(e) to the extent not otherwise included in clause (b) above, the aggregate amount received by Holdco or any Restricted Subsidiary from cash dividends and distributions made by any Unrestricted Subsidiary or any Joint Venture of Holdco, and the Net Proceeds in connection with the sale, transfer or other disposition of the Equity Interests of any Unrestricted Subsidiary or Joint Venture of Holdco to any Person other than Holdco or a Restricted Subsidiary, in each case, to the extent not already reflected as a Return with respect to such Investment credited to any basket amount under Section 6.04; plus

(f) in the event that the Borrower redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date (which, for purposes hereof, shall be deemed to also include (A) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into Holdco or any Restricted Subsidiary, so long as Holdco or such Restricted Subsidiary is the surviving Person, and (B) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to Holdco or any Restricted Subsidiary), the fair market value (as reasonably determined by the Borrower) of the Investment in such Unrestricted Subsidiary at the time of such redesignation; plus

(g) the aggregate amount of Retained Declined Proceeds retained by the Borrower; plus

(h) the fair market value of all Qualified Equity Interests of Holdco issued upon conversion of Indebtedness of Holdco or any of its Restricted Subsidiaries; plus

(i) to the extent not otherwise included, the aggregate amount of cash Returns to Holdco or any Restricted Subsidiary in respect of Investments made pursuant to Section 6.04(z); minus

(j) the aggregate amount of (i) Restricted Payments made pursuant to Section 6.08(a)(xiv) (solely to the extent such Restricted Payments are used to pay Extended Indebtedness) and Section 6.08(a)(xv), (ii) Restricted Payments made using the Available Amount pursuant to Section 6.08(a)(xx), (iii) Investments made using the Available Amount pursuant to Section 6.04(z) and (iv) prepayments, redemptions, acquisitions, retirements, cancellations, terminations and repurchases of Indebtedness made using the Available Amount pursuant to Section 6.08(b)(vi), in each case during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date (without taking account of the intended usage of the Available Amount on such Reference Date).

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Beneficial Owner” means, in the case of a Lender that is classified as a partnership for U.S. federal income tax purposes, the direct or indirect partner or owner of such Lender that is treated, for U.S. federal income tax purposes, as the beneficial owner of a payment by any Loan Party under any Loan Document.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in the form of Exhibit A hereto.

“Business Day” means (a) for all purposes other than as covered by clauses (b) and (c) below, any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, (b) with respect to all Eurocurrency Loans, any day described in clause (a) that is also a day for trading by and between banks in Dollar deposits in the London interbank currency markets and not a legal holiday in the principal financial markets or a day in which banking institutions are required to be closed in the home country of any relevant Alternative Currency, and (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurocurrency Loans denominated in Euros, any day described in clauses (a) and (b) that is also a day on which the Trans-European Automated Real Time Gross Settlement Express Transfer (TARGET) payment system is open for the settlement of payment in Euros.

“Canadian Dollars” and the sign “C$” means the lawful money of Canada.

“Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment of Holdco and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdco and the Restricted Subsidiaries for such period prepared in accordance with GAAP and (b) the principal portion of Capital Lease Obligations required to be capitalized on the balance sheet of Holdco paid by Holdco and the Restricted Subsidiaries during such period, but excluding in each case any such expenditure (i) made to restore, replace, rebuild, develop, maintain, improve or upgrade property, to the extent such expenditure is made with, or subsequently reimbursed out of, insurance proceeds, indemnity payments, condemnation or similar awards (or payments in lieu thereof) or damage recovery proceeds or other settlements relating to any damage, loss, destruction or condemnation of such property, (ii) constituting reinvestment of the Net Proceeds of any event described in clause (a)

or (b) of the definition of the term “Prepayment Event,” (iii) made by Holdco or any Restricted Subsidiary as payment of the consideration for any Acquisition (including any property, plant and equipment obtained as a part thereof), (iv) made by Holdco or any Restricted Subsidiary to effect leasehold improvements to any property leased by Holdco or such Restricted Subsidiary as lessee, to the extent that such expenses have been reimbursed by the landlord, (v) actually paid for by a third party (excluding Holdco or any Restricted Subsidiary) and for which none of Holdco or any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (vi) constituting Capitalized Software Expenditures or research and development expenditures that are treated as additions to property, plant and equipment or other capital expenditures in accordance with GAAP, (vii) made with the Net Proceeds from any issuance of Qualified Equity Interests of Holdco, and (viii) the purchase price of equipment that is purchased simultaneously with the trade in or sale of existing equipment.

“Capital Lease Obligations” of any Person means, subject to Section 1.04, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Cash Collateralize” means to deposit, or designate funds previously deposited, in a deposit account subject to control of the Administrative Agent or Collateral Agent, solely for the benefit of the Issuing Bank or Lenders, as collateral for Letters of Credit or obligations of Lenders to fund participations in respect of Letters of Credit, cash or deposit account balances in an aggregate amount equal to 100% (or, in the case where the obligation to Cash Collateralize arises from a voluntary termination of Revolving Commitments, 103%) of the maximum amount available to be drawn under such Letters of Credit or, if the Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing.

“Cash Equivalents” means:

(a) (i) Dollars, Euro, or any national currency of any member state of the European Union; or (ii) any other foreign currency held by Holdco, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(b) securities issued or directly and fully Guaranteed or insured by the United States or Canadian governments, a member state of the European Union or, in each case, any agency or instrumentality of thereof (provided that the full faith and credit of such country or such member state is pledged in support thereof), having maturities of not more than two years from the date of acquisition;

(c) certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by (x) any Lender or affiliate thereof or (y) by any bank or trust company (i) whose commercial paper is rated at least “A-2” or the equivalent thereof by S&P or at least “P-2” or the equivalent thereof by Moody’s (or if at the time neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) or (ii) (in the event that the bank or trust company does not have commercial paper which is rated) having combined capital and surplus in excess of $100 million;

(d) repurchase obligations for underlying securities of the types described in clauses (b) and (c) entered into with any Person referenced in clause (c) above;

(e) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Person referenced in clause (c);

(f) commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s or carrying an equivalent rating by a Nationally Recognized Statistical Rating Organization, if both of the two named rating agencies cease publishing ratings of investments or, if no rating is available in respect of the commercial paper, the issuer of which has an equivalent rating in respect of its long-term debt, and in any case maturing within one year after the date of acquisition thereof;

(g) readily marketable direct obligations issued by any state, commonwealth or territory of the United States of America, any province of Canada, any member of the European Union, any other foreign government or any political subdivision or taxing authority thereof, in each case, having one of the two highest rating categories obtainable from either Moody’s or S&P (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of not more than two years from the date of acquisition;

(h) Indebtedness or preferred stock issued by Persons with a rating of “BBB-” or higher from S&P or “Baa3” or higher from Moody’s (or, if at the time, neither is issuing comparable ratings, then a comparable rating of another Nationally Recognized Statistical Rating Organization) with maturities of 12 months or less from the date of acquisition;

(i) bills of exchange issued in the United States, Canada, a member state of the European Union or Japan eligible for rediscount at the relevant central bank and accepted by a bank (or any dematerialized equivalent);

(j) interests in any investment company, money market or enhanced high yield fund which invests at least 90% of its assets in instruments of the type specified in clauses (a) through (i) above;

(k) instruments and investments of the type and maturity described in clause (a) through (j) denominated in any foreign currency or of foreign obligors, which investments or obligors are, in the reasonable judgment of the Borrower, comparable in investment quality to those referred to above; and

(l) the marketable securities portfolio owned by Holdco and its Subsidiaries on the Closing Date.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, stored value card, ACH Transactions, electronic funds transfer or other cash management arrangements.

“Cash Management Obligations” means, as to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“CFC Holding Company” means any Domestic Restricted Subsidiary the assets of which consist of primarily of (x) Equity Interests of Foreign Subsidiaries and/or (y) of other Domestic Subsidiaries so long as the assets of any such other Domestic Subsidiary consist primarily of Equity Interests of Foreign Subsidiaries and/or other CFC Holding Companies.

“Change in Control” means the occurrence of any of the following events after the Closing Date: (a) at any time prior to the consummation of an IPO, the Permitted Holders shall cease to control and own, directly or indirectly, of record and beneficially (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) more than 50% of the voting interests (for the election of directors) in the outstanding voting securities having ordinary voting power for the election of directors of Holdco, (b) at any time after the consummation of an IPO, and for any reason whatsoever, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), but excluding the Permitted Holders and their respective Affiliates and any underwriters in connection with such IPO, shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding voting securities having ordinary voting power for the election of directors of the Public Company and (ii) such “person” or “group” shall own a greater percentage of the outstanding voting securities having ordinary voting power for the election of directors of the Public Company than the Permitted Holders and their respective Affiliates; (c) after the consummation of an IPO, the Public Company (if not the Borrower) shall cease to own, directly or indirectly through wholly owned Subsidiaries, of record and beneficially, 100% of each class of outstanding Equity Interests of the Borrower; (d) the board of directors of Holdco or, after the consummation of an IPO, the Public Company, shall cease to consist of a majority of Continuing Directors; or (e) prior to the consummation of an IPO, Holdco shall cease to own, directly or indirectly through wholly owned Subsidiaries, of record and beneficially, 100% of each class of outstanding Equity Interests of the Borrower free and clear of all Liens (except Liens permitted under the Loan Documents).

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.13.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans, Euro Term Loans or Tranche B-1 Term Loans, Incremental Term Loans, Incremental Revolving Loans, Other Term Loans, Other Revolving Loans, Extended Term Loans, Extended Revolving Loans or Swingline Loans; when used in reference to any Commitment, refers to whether such Commitment is a Tranche B Term Commitment, Euro Term Commitment, Tranche B-1 Term Commitment, Revolving Commitment, Incremental Term Commitment, Incremental Revolving Commitment, Extended Revolving Commitments, Other Term Commitment and Other Revolving Commitment; and when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class. Incremental Term Loans, Extended Term Loans and Other Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes. Incremental Revolving Loans, Extended Revolving Loans and Other Revolving Loans (together with the respective Commitments in respect thereof) shall, at the election of the Borrower, be construed to be in different Classes.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Closing Date” means April 5, 2012.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral” (or any term of similar meaning), as defined in any applicable Security Document, and any and all property of whatever kind or nature subject to or purported to be subject to a Lien under any Security Document.

“Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the Secured Parties, and its successors in such capacity as provided in Article VIII.

“Collateral Agreement” means the Security Agreement dated as of the Closing Date, among Holdco, the Borrower, the other Guarantors party thereto from time to time and the Collateral Agent, substantially in the form of Exhibit D.

“Commitment” means (a) with respect to any Person, such Person’s Tranche B Term Commitment, Euro Term Commitment, Tranche B-1 Term Commitments, Revolving Commitment, Incremental Term Commitment, Incremental Revolving Commitment, Other Term Commitment, Extended Revolving Commitment or Other Revolving Commitment or any combination thereof (as the context requires) and (b) with respect to the Swingline Lender, its Swingline Commitment.

“Compliance Certificate” means a certificate substantially in the form of Exhibit K annexed hereto.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense, including amortization or write-off of intangibles and non-cash organization costs and of deferred financing fees or costs and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP and the amortization of original issue discount resulting from the issuance of Indebtedness at less than par, and any write down of assets or asset value carried on the balance sheet.

“Consolidated EBITDA” for any period means the Consolidated Net Income for such period:

(1)	increased (without duplication) by:

(a)	provision for taxes based on income or profits or capital, including, without limitation, federal, state, provincial, local, foreign, unitary, excise, property, franchise and similar taxes and foreign withholding and similar taxes (including any penalties and interest) of such Person paid or accrued during such period deducted (and not added back) in computing Consolidated Net Income; plus

(b)	Consolidated Interest Expense of such Person for such period (including (x) net losses on Swap Obligations or other derivative instruments entered into on for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities), to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income; plus

(c)	Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income; plus

(d)

(x) Transaction Costs and (y) any fees, costs, expenses or charges (other than depreciation or amortization expense) related to any actual, proposed or contemplated issuance or registration (actual or proposed) of Equity Interests, or an IPO or any Investment, acquisition, disposition, recapitalization or the incurrence or registration (actual or proposed) of Indebtedness (including a refinancing thereof) (in each case, whether or not consummated or successful), including (i) such fees, expenses or charges related to any Loans, the offering of Senior Unsecured Debt, Subordinated Debt, Refinancing Notes or Senior Notes (and any exchange offer) or any Permitted Refinancing and this Agreement and any Securitization Fees, and (ii) any amendment, waiver or other modification of Senior Unsecured Debt, Subordinated Debt, Refinancing Notes or the Senior Notes, or any Permitted Refinancing, any Loan Document, any Securitization Fees and any other Indebtedness or any Equity Interests, in each case, whether or not consummated, deducted (and not added back) in computing Consolidated Net Income; plus

(e)	the amount of any restructuring charge, reserve, integration cost or other business optimization expense or cost (including charges directly related to implementation of cost-savings initiatives), that is deducted (and not added back) in such period in computing Consolidated Net Income, including, without limitation, those related to severance, retention and other employee related costs, future lease commitments and costs related to the opening and closure and/or consolidation of facilities: provided that the aggregate amount of cash charges and cash costs that are included in this clause (e) shall not exceed 15.0% of Consolidated EBITDA calculated on a Pro Forma Basis but prior to giving effect to the amounts in this clause (e), for such period; plus

(f)	any other non-cash charges, write-downs, expenses, losses or items reducing Consolidated Net Income for such period including any impairment charges or the impact of purchase accounting, or other items classified by the Borrower as special items; plus

(g)	the amount of management, monitoring, consulting and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Sponsor or any other Permitted Holder or any of their Affiliates to the extent permitted under Section 6.09; plus

(h)	the amount of cost savings, operating expense reductions, and synergies projected by the Borrower in good faith to be realized as a result of specified actions taken or initiated prior to or during such period or anticipated to be taken (which will be added to Consolidated EBITDA as so projected until fully realized and calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable (in the good faith determination of the Borrower), and (y) such actions have been taken or initiated or are reasonably expected to be taken, no later than 12 months after the end of such period; provided that the aggregate amount of cash amounts that are included in this clause (h) shall not exceed 15.0% of Consolidated EBITDA calculated on a Pro Forma Basis but prior to giving effect to this clause (h), for such period; plus

(i)	the amount of loss on sale of Securitization Assets and related assets to the Securitization Subsidiary in connection with a Qualified Securitization Financing; plus

(j)	any costs or expense incurred by Holdco or any Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of Holdco or net cash proceeds of an issuance of Qualified Equity Interests of Holdco (in each case, except to the extent comprising any Cure Amount); plus

(k)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to clause (2) below for any previous period and not added back; plus

(l)	any net loss included in the consolidated financial statements due to the application of Financial Accounting Standards No. 160 “Non-controlling Interests in Consolidated Financial Statements (“FAS 160”) (Accounting Standards Codification Topic 810); plus

(m)	realized foreign exchange losses resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdco and its Restricted Subsidiaries; plus

(n)	net realized losses from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements; plus

(o)	all costs and expenses of litigation and/or settlement relating to litigation matters existing on the Closing Date and disclosed to the Administrative Agent;

(2)

decreased (without duplication) by: (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase Consolidated EBITDA in such prior period; plus (b) realized foreign exchange income or gains resulting from the impact of foreign currency changes on the valuation of assets or liabilities on the balance sheet of Holdco and its Restricted Subsidiaries; plus (c) any net realized income or gains from Swap

Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 and related pronouncements, plus (d) any net income included in the consolidated financial statements due to the application of FAS 160 (Accounting Standards Codification Topic 810), plus (e) all cash payments made during such period to the extent made on account of non-cash reserves and other non-cash charges added back to Consolidated Net Income pursuant to clause (f) above in a previous period (it being understood that this clause (2)(e) shall not be utilized in reversing any non-cash reserve or charge added to Consolidated Net Income); plus

(3)	increased or decreased (without duplication) by, as applicable, any adjustments resulting for the application of Accounting Standards Codification Topic 460 or any comparable regulation.

Notwithstanding the foregoing, for purposes of determining Consolidated EBITDA for any four-fiscal quarter period that includes any of the fiscal quarters ending May 31, 2011, August 31, 2011, November 30, 2011 and February 29, 2012, Consolidated EBITDA for such fiscal quarters shall equal $215.0 million, $198.3 million, $207.0 million and $212.2 million, respectively (which amounts, for the avoidance of doubt, do not include any of the cost savings described above or in the definition of Consolidated Net Income that in each case may become applicable due to actions taken on or after the Closing Date). For purposes of determining compliance with any financial test or ratio hereunder (including any incurrence test), (x) Consolidated EBITDA of any Person, property, business or asset acquired by Holdco, the Borrower or any Restricted Subsidiary of Holdco during such period and of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary shall be included in determining Consolidated EBITDA of Holdco and its Restricted Subsidiaries for any period, (y) Consolidated EBITDA of any Restricted Subsidiary or any operating entity for which historical financial statements are available that is Disposed of during such period or any Restricted Subsidiary that is converted into a Unrestricted Subsidiary during such period shall be excluded in determining Consolidated EBITDA of Holdco and its Restricted Subsidiaries for any period, and (z) Consolidated EBITDA shall be calculated on a Pro Forma Basis. Unless otherwise provided herein, Consolidated EBITDA shall be calculated with respect to Holdco and its Restricted Subsidiaries.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances or any similar facilities or financing and hedging agreements, (c) non-cash interest expense, (d) the interest component of Capital Lease Obligations, (e) net payments, if any, pursuant to interest rate Swap Obligations with respect to Indebtedness, (f) fees and expenses paid to the Agents, (g) other bank and financing fees and (h) costs of surety bonds in connection with financing activities); plus

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

For purposes of this definition, interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of Holdco and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a)	subject to the limitations contained in clause (b) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that any equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that (as reasonably determined by a Responsible Officer of the Borrower) could have been distributed by such Person during such period to Holdco or any Restricted Subsidiary as a dividend or other distribution or as a return on investment;

(b)	any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of Holdco or any Restricted Subsidiaries (including pursuant to any Sale Leaseback which is not sold or otherwise disposed of in the ordinary course of business);

(c)	any extraordinary, exceptional, unusual or nonrecurring gain, loss, charge or expense, or any charges, expenses or reserves in respect of any restructuring, redundancy or severance expense;

(d)	the cumulative effect of a change in accounting principles;

(e)	any (i) non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges in respect of any pension liabilities or other provisions or on the re-valuation of any benefit plan obligation and (ii) income (loss) attributable to deferred compensation plans or trusts shall be excluded;

(f)	all deferred financing costs written off or amortized and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(g)	any unrealized gains or losses in respect of Swap Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value of changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Swap Obligations;

(h)	any unrealized foreign currency transaction gains or losses in respect of obligations of any Person denominated in a currency other than the functional currency of such Person and any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies;

(i)	any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of Holdco or any Restricted Subsidiary owing to Holdco or any Restricted Subsidiary;

(j)	any purchase accounting effects including, but not limited to, adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to Holdco and the Restricted Subsidiaries), as a result of any consummated acquisition, or the amortization or write-off of any amounts thereof (including any write-off of in process research and development);

(k)	any goodwill or other asset impairment charge or write-off or write-down;

(l)	any after-tax effect of income (loss) from the early retirement, extinguishment or cancellation of Indebtedness or Swap Obligations or other derivative instruments shall be excluded;

(m)	accruals and reserves that are established within twelve months after the Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP, shall be excluded;

(n)	any net unrealized gains and losses resulting from Swap Obligations or embedded derivatives that require similar accounting treatment and the application of Accounting Standards Codification Topic 815 and related pronouncements shall be excluded;

(o)	proceeds from any business interruption insurance to the extent not already included in Consolidated Net Income;

(p)	the amount of any expense to the extent a corresponding amount is received in cash by Holdco and the Restricted Subsidiaries from a Person other than Holdco or any Restricted Subsidiaries, provided such payment has not been included in determining Consolidated Net Income (it being understood that if the amounts received in cash under any such agreement in any period exceed the amount of expense in respect of such period, such excess amounts received may be carried forward and applied against expense in future periods);

(q)	gains and losses on the sale, exchange or other disposition of assets outside the ordinary course of business or abandonment of assets and from discontinued operations;

(r)	cash and non-cash charges, paid or accrued, and gains resulting from the application of Financial Accounting Standards No. 141R (Accounting Standards Codification Topic 805) (including with respect to earn-outs incurred by Holdco or any of its Restricted Subsidiaries);

(s)	rental payments under Synthetic Leases; and

(t)	any payments to employees of the Borrower and its Restricted Subsidiaries as part of one time integration bonuses for Lawson Merger integration completion in an aggregate amount not to exceed $10,500,000.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall exclude (i) any expenses and charges that are reimbursed by indemnification or other reimbursement provisions in connection with any investment or any sale, conveyance, transfer or other disposition of assets permitted hereunder, (ii) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption and (iii) any expenses and charges to the extent paid for by any third party other than such Person or any of its Restricted Subsidiaries.

“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of Holdco and the Restricted Subsidiaries at such date or, for the period prior to the time any such statements are so delivered, the pro forma financial statements of Holdco giving effect to the Transactions.

“Consolidated Working Capital” shall mean, at any date, the excess (which may be a negative number) of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdco and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdco and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any long term debt and all revolving loans, (ii) all Indebtedness consisting of Loans and LC Exposure and Capital Lease Obligations to the extent otherwise included therein, (iii) the current portion of interest payable and (iv) the current portion of current and deferred income taxes; provided that Consolidated Working Capital shall be calculated without giving effect to (w) purchase accounting, (x) any assets or liabilities acquired, assumed, sold or transferred in any Acquisition or Disposition pursuant to Section 6.05(k), (y) as a result of the reclassification of items from short-term to long-term and vice versa or (z) changes to Consolidated Working Capital resulting from non-cash charges and credits to consolidated current assets and consolidated current liabilities (including, without limitation, derivatives and deferred income tax).

“Continuing Directors” means the directors of Holdco on the Closing Date, after giving effect to the Transactions, and each other director of Holdco (or the Public Company after an IPO) if, (a) such other director’s nomination for election to the board of directors of Holdco (or the Public Company after an IPO) is recommended by at least a majority of the then Continuing Directors, (b) such other director’s nomination for election to the board of directors of Holdco (or the Public Company after an IPO) is recommended, directly or indirectly, by any of the Permitted Holders or any of their respective Affiliates, or (c) such other director receives the vote, directly or indirectly, of any of the Permitted Holders or any of their respective Affiliates in his or her election by the shareholders of Holdco (or the Public Company after an IPO).

“Contract Consideration” shall have the meaning provided in the definition of “Excess Cash Flow.”

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Co-Syndication Agents” means Bank of America, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., Royal Bank of Canada, and KKR Corporate Lending LLC, each in its capacity as syndication agent for the Lenders hereunder.

“Credit Agreement Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Credit Agreement Refinancing Indebtedness” means (a) Permitted First Priority Replacement Debt, (b) Permitted Second Priority Replacement Debt, (c) Permitted Unsecured Replacement Debt, and/or (d) Other Term Loans or Other Revolving Commitments (including the corresponding Other Revolving Loans incurred pursuant to such Other Revolving Commitments) obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or in part, any or all Classes of then existing Term Loans, Revolving Loans or Revolving Commitments (in each case including any successive Credit Agreement Refinancing Indebtedness) (the “Credit Agreement Refinanced Debt”); provided that (x) such Credit Agreement Refinancing Indebtedness (including, if such Credit Agreement Refinancing Indebtedness includes any Other Revolving Commitments, such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Credit Agreement Refinanced Debt (including, in the case of Credit Agreement Refinanced Debt consisting, in whole or in part, of Revolving Commitments or Other Revolving Commitments, the amount thereof) plus any Term Loans and/or Revolving Commitments plus other Indebtedness that could otherwise be (A) incurred hereunder (subject to a dollar for dollar usage of any basket (other than any basket that provides for Credit Agreement

Refinancing Indebtedness) set forth in Section 6.01) and (B) if such Indebtedness is secured, subject to a dollar for dollar usage of any basket (other than any basket that provides for Liens on Credit Agreement Refinancing Indebtedness) set forth in Section 6.02, plus premiums and accrued and unpaid interest, fees and expenses in respect thereof plus other reasonable costs, fees and expenses (including upfront fees and original issue discount) incurred in connection with such Credit Agreement Refinancing Indebtedness, (y) such Credit Agreement Refinancing Indebtedness does not mature prior to the maturity date of and, except in the case of Other Revolving Commitments, has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity at such time of the corresponding Class of Credit Agreement Refinanced Debt (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of a prepayment of the applicable Credit Agreement Refinanced Debt), and (z) such Credit Agreement Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued and unpaid interest, fees then due and premiums (if any) in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness. For the avoidance of doubt, (x) Credit Agreement Refinancing Indebtedness consisting of Other Term Loans or Other Revolving Commitments (including the corresponding Other Revolving Loans incurred pursuant to such Other Revolving Commitments) shall be subject to the requirements set forth in Section 2.21, and (y) to the extent that such Credit Agreement Refinanced Debt consists, in whole or in part, of (i) Revolving Commitments or Other Revolving Commitments, such Revolving Commitments or Other Revolving Commitments or (ii) Revolving Loans, Other Revolving Loans or Swingline Loans, the corresponding Revolving Commitments or Other Revolving Commitments, in each case, shall be terminated, and all accrued fees in connection therewith shall be paid substantially contemporaneously with the incurrence of the Credit Agreement Refinancing Indebtedness.

“Credit Event” has the meaning assigned to such term in Section 4.02.

“Cure Amount” has the meaning assigned to such term in Section 7.03.

“Cure Right” has the meaning assigned to such term in Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning assigned to such term in Section 2.11(g)

“Default” means any event or condition specified in Article VII that after notice, lapse of applicable grace periods or both would, unless cured or waived, constitute an Event of Default.

“Defaulting Lender” means, subject to Section 2.22(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder

(including in respect of its participation in Letters of Credit or Swingline Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Issuing Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination made in good faith by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.22(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank and each Lender.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by Holdco, the Borrower or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent payment, redemption, retirement, sale or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 6.05.

“Direct Competitor” means any Person identified in writing to the Administrative Agent prior to the date hereof who is a software vendor whose primary business is the sale of integrated suites of software packages for financial management, human resource management and/or supply chain management and any such Person’s Subsidiaries and successors, and as such list may be updated by the Borrower (by furnishing such updates to the Administrative Agent) from time to time thereafter, and in each case, any Affiliate of each such Person on such lists who are engaged primarily in private equity, venture capital, mezzanine or merchant banking or financing.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed on Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease (as lessor) or other disposition (including any Sale Leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall be deemed not to include any issuance or sale by such Person of its Equity Interests or other securities to another Person.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) (a) require the payment of any cash dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the date that is 91 days after the then Latest Maturity Date at such time of then outstanding Loans (other than (i) upon payment in full of the Obligations (other than contingent indemnification obligations for which no claim has been made), reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control” or (iii) asset sale) or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness other than Indebtedness otherwise permitted under Section 6.01.

“Disqualified Lender” means any Person identified in writing to the Administrative Agent prior to the date hereof and any Affiliate thereof and as such list may be updated by the Borrower from time to time thereafter with the reasonable consent of the Administrative Agent.

“Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Euros or any other Alternative Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.06 using the Exchange Rate with respect to Euros or such Alternative Currency at the time in effect under the provisions of such Section (except as otherwise expressly provided herein).

“Dollars” or “$” refers to the lawful money of the United States of America.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Domestic Subsidiary” means any Subsidiary of Holdco that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“Dutch Auction” means an auction (an “Auction”) conducted by Holdco or one or more of its Subsidiaries (in such capacity, as applicable, the “Auction Party”) in order to purchase Term Loans in accordance with the following procedures:

(A) Notice Procedures. In connection with an Auction, the Auction Party will provide notification to the auction manager (for distribution to the Term Lenders of the relevant Class of Term Loans that are the subject of the Auction (the “Eligible Auction Lenders”) and the Administrative Agent) of the Class and principal amount of Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall contain (i) the Class of Term Loans that will be the subject of the Auction, (ii) the total cash value of the bid (the “Auction Amount”), in a minimum amount of $1,000,000 with minimum increments of $500,000, (iii) the discount to par, which shall be a range (the “Discount Range”) of percentages of the par principal amount of the Term Loans (i.e., a 5% to 10% Discount Range would represent $50,000 to $100,000 per $1,000,000 principal amount of Term Loans, with a 10% discount being deemed a “higher” discount than 5% for purposes of an Auction) at issue that represents the discounts applied to calculate the range of purchase prices that could be paid in the Auction; provided that the Discount Range may, at the option of the Auction Party, be a single percentage, (iv) the date on which the Auction will conclude, on which date Return Bids will be due at the time provided in the Auction Notice (such time, the “Auction Expiration Time”), as such date and time may be extended upon notice by the Auction Party to the auction manager before any prior Auction Expiration Time, and (v) the identity of the auction manager, and shall indicate if such auction manager is an Affiliate of Holdco. Each offer to purchase Term Loans in an Auction shall be offered on a pro rata basis to all the Eligible Auction Lenders.

(B) Reply Procedures. In connection with any Auction, each Eligible Auction Lender may, in its sole discretion, participate in such Auction and, if it elects to do so (any such participating Eligible Auction Lender, a “Participating Lender”), shall provide, prior to the Auction Expiration Time, the auction manager with a notice of participation (the “Return Bid”) which shall be in a form and substance prepared by the Borrower and shall specify (i) a discount to par that must be expressed as a percentage of par principal amount of Term Loans of the relevant Class expressed in percentages (the “Reply Discount”), which must be within the Discount Range, and (ii) a principal amount of Term Loans of the relevant Class, which must be in increments of $500,000, that such Eligible Auction Lender is willing to offer for sale at its Reply Discount (the “Reply Amount”). An Eligible Auction Lender may avoid the minimum increment amount condition solely when submitting a Reply Amount equal to such Eligible Auction Lender’s entire remaining amount of such Term Loans. Eligible Auction Lenders may only submit one Return Bid per Auction but each Return Bid may contain up to three bids, only one of which can result in a Qualifying Bid (as defined below). In addition to the Return Bid, each Participating Lender must execute and deliver, to be irrevocable during the pendency of the Auction and held in escrow by the auction manager, an assignment agreement pursuant to which such Participating Lender shall make the representations and agreements substantially consistent with the terms of Section 2.11(i)(C). Any Eligible Auction Lender that fails to submit a Return Bid at or prior to the Auction Expiration Time shall be deemed to have declined to participate in the Auction.

(C) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Auction Manager, the auction manager, in consultation with the Auction Party, will, within 10 Business Days of the Auction Notice, determine the applicable discount (the “Applicable Discount”) for the Auction, which will be the highest Reply Discount at which the Auction Party can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Auction Party to complete a purchase of the entire Auction Amount, the Auction Party shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction as set forth below. Unless withdrawn, the Auction Party shall notify the Participating Lenders of the Applicable Discount no later than one Business Day after it is determined (the “Applicable Discount Notice”). The Auction Party shall, within three Business Days of the Applicable Discount Notice, purchase Term Loans from each Participating Lender with a Reply Discount that is equal to or higher than the Applicable Discount (“Qualifying Bids”) at a discount to par equal to the Reply Discount of such Participating Lender, with the applicable Term Loans of the Participating Lender(s) with the highest Reply Discount being purchased first and then in descending order from such highest Reply Discount to and including the applicable Term Loans of the Participating Lenders with a Reply Discount equal to the Applicable Discount (the “Applicable Order of Purchase”); provided that if the aggregate proceeds required to purchase all Term Loans of the relevant Class subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Auction Party shall purchase such Term Loans of the Participating Lenders in the Applicable Order of Purchase, but with the Term Loans of Participating Lenders with Reply Discounts equal to the Applicable Discount being purchased pro rata until the Auction Amount has been so expended on such purchases. If a Participating Lender has submitted a Return Bid containing multiple bids at different Reply Discounts, only the bid with the highest Reply Discount that is equal to or more than the Applicable Discount will be deemed the Qualifying Bid of such Participating Lender. In no event shall any purchase of Term Loans in an Auction be made at a Reply Discount lower than the Applicable Discount for such Auction.

(D) Additional Procedures. Once initiated by an Auction Notice, the Auction Party may withdraw an Auction only prior to the delivery of the Applicable Discount Notice (and if any Auction is withdrawn, notice thereof shall be delivered to the Administrative Agent and the Eligible Auction Lenders no later than the first Business Day after such withdrawal). Furthermore, in connection with any Auction, upon submission by a Participating Lender of the relevant Class of a Qualifying Bid, such Term Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount.

“ECF Percentage” means, at any time, the quotient (represented as a percentage) obtained by dividing (x) the aggregate principal amount of Tranche B Term Loans and Euro Term Loans (and any Other Term Loans or Incremental Term Loans, to the extent provided for in the applicable Incremental Facility Amendment or Refinancing Amendment) outstanding at such time by (y) the aggregate principal amount of Tranche B-1 Term Loans, Tranche B Term Loans and Euro Term Loans (and any Other Term Loans or Incremental Term Loans included in the parenthetical in clause (x)) outstanding at such time.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Approved Fund of any Lender, and (ii) (A) any commercial bank organized under the laws of the United States or any state thereof; (B) any savings and loan association or savings bank organized under the laws of the United States or any state thereof; (C) any commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (D) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds, lease financing companies; (iii) any Affiliated Lender and any Person who would be an Affiliated Lender upon completion of the relevant assignment, and (iv) Holdco, the Borrower and any Subsidiary subject to Section 9.04 or Section 2.11(i) (so long as the Loans and Commitments obtained by Holdco, Borrower or any Restricted Subsidiary are immediately cancelled); provided that, in any event, Eligible Assignees shall not include (x) any natural person, (y) any Direct Competitor or Disqualified Lender unless, in each case, consented to in writing by the Borrower (such consent shall be required regardless of whether a Default or Event of Default shall be continuing), or (z) any Defaulting Lender or any Affiliate thereof.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to workplace health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdco or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“Equity Investment” means the contribution and/or purchase of equity interests of ComboCo in an aggregate amount of at least $550 million.

“Equity Investors” means, collectively, (a) Sponsor, (b) Summit Partners and (c) the officers, directors, and other members of senior management of Holdco or any of its Restricted Subsidiaries, who at any date beneficially own or have the right to acquire, directly or indirectly, Equity Interests of Holdco.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdco, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by Holdco or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by Holdco or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (f) the incurrence by Holdco or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by Holdco or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdco or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro”, “EUR” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Borrowing” means a Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA

LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by Bank of America (or successor Administrative Agent) and with a term equivalent to such Interest Period would be offered by Bank of America’s (or successor Administrative Agent) London Branch (or other Bank of America (or successor Administrative Agent) branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a ABR Borrowing on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Borrowing being made or maintained and with a term equal to one month would be offered by Bank of America’s (or successor Administrative Agent) London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Borrowing shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Euro Term Commitment” means, with respect to each Euro Term Loan Lender, the commitment, if any, of such Euro Term Loan Lender to make a Euro Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Euro Term Loans to be made by such Euro Term Loan Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Euro Term Loan Lender pursuant to Section 9.04. The initial amount of each Euro Term Loan Lender’s Euro Term Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Euro Term Loan Lender shall have assumed its Euro Term Commitment, as the case may be. The initial aggregate principal amount of the Euro Term Loan Lenders’ Euro Term Commitments is €250,000,000.

“Euro Term Loan” means a Loan made pursuant to clause (a)(i) of Section 2.01.

“Euro Term Loan Lenders” means Lenders having Euro Term Commitments.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any period, an amount (to the extent positive) equal to the excess of

(a)	the sum, without duplication, of

(i)	Consolidated Net Income for such period,

(ii)	an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income, and

(iii)	decreases in Consolidated Working Capital for such period;

over (b) the sum, without duplication, of

(i)	an amount equal to the amount of all non-cash gains and credits included in arriving at such Consolidated Net Income,

(ii)	without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property made in cash during such period, except to the extent that such Capital Expenditures, Capitalized Software Expenditures or acquisitions were financed with the proceeds of Indebtedness of Holdco or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

(iii)	the aggregate amount of all principal payments of Indebtedness of Holdco and the Restricted Subsidiaries during such period but excluding (x) all prepayments of Term Loans (other than prepayments pursuant to Section 2.11(c), but solely to the extent that the Disposition in question increased Consolidated Net Income, and not in excess of such increase), (y) all prepayments of Revolving Loans made during such period and (z) any other revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder, and except to the extent financed with the proceeds of other Indebtedness of Holdco or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

(iv)	an amount equal to the aggregate net gain on Dispositions by Holdco and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(v)	increases in Consolidated Working Capital for such period,

(vi)	payments by Holdco and the Restricted Subsidiaries during such period in cash in respect of (x) long-term liabilities of Holdco and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income or (y) non-cash charges incurred in a prior period,

(vii)	without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by Holdco and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions and earnout payments) that are not made in Holdco or a wholly owned Restricted Subsidiary made during such period (to the extent permitted to be made hereunder), except to the extent financed with the proceeds of Indebtedness of Holdco or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

(viii)	the aggregate amount of Restricted Payments paid to any Person other than Holdco or any Restricted Subsidiary during such period, except to the extent financed with the proceeds of Indebtedness of Holdco or the Restricted Subsidiaries (other than Revolving Loans or intercompany loans),

(ix)	the aggregate amount of expenditures, fees, costs and expenses actually made by Holdco and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not deducted in calculating Consolidated Net Income,

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by Holdco and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Holdco or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period (including acquisitions), Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of Holdco following the end of such period, provided that to the extent the aggregate amount utilized to finance such acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters,

(xii)	the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable in each case in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(xiii)	the aggregate amount paid by Holdco and the Restricted Subsidiaries during such period in respect of the Transaction Costs to the extent that such payments are not deducted in calculating Consolidated Net Income.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means, on any day, for purposes of determining the Dollar Equivalent of any currency, the rate at which such other currency may be exchanged into Dollars at the time of determination on such day on the applicable Reuters screen for such currency (or to the extent applicable, the rate at which Dollars may be exchanged into such other currency). In the event that such rate does not appear on such applicable Reuters screen, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Borrower (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank and the Borrower), or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later, provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may (or with respect to calculations to be made by the relevant Issuing Bank, such Issuing Bank) use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Information” has the meaning assigned to such term in Section 2.11(i).

“Excluded Property” has the meaning set forth in the Collateral Agreement.

“Excluded Subsidiary” means any Subsidiary of Holdco (other than the Borrower) that is: (a) listed on Schedule 1.02 as of the Closing Date, (b) a CFC or a CFC Holding Company, (c) a Foreign Subsidiary, (d) a direct or indirect Subsidiary of any Foreign Subsidiary, (e) a Joint Venture or is not otherwise a wholly-owned Restricted Subsidiary (other than with respect to directors’ qualifying or nominee shares), (f) an Immaterial Subsidiary, (g) an Unrestricted Subsidiary, (h) a captive insurance entity or other special purpose entity, (i) not-for-profit Subsidiary, (j) prohibited by applicable Requirement of Law or contractual obligation from guaranteeing or granting Liens to secure any of the Secured Obligations or with respect to which any consent, approval, license or authorization from any Governmental Authority would be required for the provision of any such guaranty (but in the case of such guaranty being prohibited due to a contractual obligation, such contractual obligation shall have been in place at the Closing Date or at the time such Subsidiary became a Restricted Subsidiary), (k) a guarantee by which would result in material adverse tax consequences to Holdco or any of its Subsidiaries (including as a result of the operations of Section 956 of the Internal Revenue Code) as reasonably determined by the Borrower in good faith, (l) with respect to which, the Borrower and the Administrative Agent reasonably agree that the cost or other consequences (including adverse tax consequences) of providing a guaranty of the Secured Obligations outweigh the benefits to the Lenders, (m) a Restricted Subsidiary acquired pursuant to an Acquisition financed with secured Indebtedness permitted to be incurred under Section 6.01 and each Restricted Subsidiary that is a Subsidiary thereof to the extent such secured Indebtedness prohibits such Restricted Subsidiary from becoming a Guarantor; provided that each such Restricted Subsidiary shall cease to be an Excluded Subsidiary solely pursuant to this clause (m) if such secured Indebtedness is repaid or becomes unsecured, if such Restricted Subsidiary ceases to Guarantee such secured Indebtedness or such prohibition no longer exists, as applicable, (n) a direct or indirect Subsidiary of an Excluded Subsidiary, (o) a Securitization Subsidiary, or (p) a Subsidiary that does not have the legal capacity to provide a guarantee of the Secured Obligations; (provided that the lack of such legal capacity does not arise from any action or omission of Borrower or any other Loan Party); provided, however, that any Excluded Subsidiary may, at the option, and in the sole discretion, of the Borrower, be designated a Subsidiary Loan Party.

“Excluded Taxes” means, with respect to any Recipient:

(a) Taxes imposed on or measured by its overall net income or profits, and franchise or capital Taxes imposed in lieu of overall net income or profits Taxes, as a result of a present, former or future connection between the recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Recipient having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Loan Document);

(b) any branch profits Taxes imposed under section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a);

(c) any United States federal withholding Taxes that are imposed on a Recipient at the time such Recipient becomes a party to this Agreement (or designates a new lending office) except (i) to the extent that such Recipient (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 2.17(a) of this Agreement, or (ii) if such Recipient is an assignee pursuant to a request by the Borrower under Section 2.19 of this Agreement;

(d) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e); and

(e) any Taxes imposed on amounts payable by the Borrower under FATCA.

“Existing Credit Agreements” means, collectively, the Existing Infor Credit Agreements and the Existing Lawson Credit Agreement.

“Existing Infor Credit Agreements” means, collectively, the Existing Infor First-Lien Credit Agreement and the Existing Infor Second-Lien Credit Agreement.

“Existing Infor First-Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of March 2, 2007, among IGS Intermediate, Infor FinanceCo, Infor European Finance, IES Holdings, the lenders party thereto and the agents party thereto, as amended, modified and supplemented to the date hereof.

“Existing Infor Second-Lien Credit Agreement” means the Second-Lien Credit Agreement dated as of March 2, 2007, among IGS Intermediate, Infor FinanceCo, Infor European Finance, IES Holdings, the lenders party thereto and the agents party thereto, as amended, modified and supplemented to the date hereof.

“Existing Lawson Credit Agreement” means the Credit Agreement, dated as of July 5, 2011, among Holdco, the Borrower, the lenders party thereto and the agents party thereto as amended, modified and supplemented to the date hereof.

“Existing Letters of Credit” means each letter of credit previously issued or deemed issued for the account of, or guaranteed by, the Borrower or any of the Restricted Subsidiaries that is outstanding on the Closing Date and set forth on Schedule 1.01.

“Extended Indebtedness” means any Holdco PIK Loans as to which the maturity thereof has been extended pursuant to the Holdco PIK Amendment, plus pay-in-kind interest thereon.

“Extended Revolving Commitment” has the meaning set forth in Section 2.24.

“Extended Term Loans” has the meaning set forth in Section 2.24.

“Extending Lenders” has the meaning set forth in Section 2.24.

“Extending Revolving Loan Lender” has the meaning set forth in Section 2.24.

“Extending Term Lender” has the meaning set forth in Section 2.24.

“Extension” has the meaning set forth in Section 2.24.

“Extension Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrower and Holdco executed by each of (a) Holdco and the Borrower and (b) each Extending Revolving Loan Lender and Extending Term Lender, as the case maybe, in connection with any Extension.

“Extension Offer” has the meaning set forth in Section 2.24.

“FATCA” means Sections 1471 through 1474 of the Code as of the Closing Date (or any amended or successor version to the extent such version is substantively comparable) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” of any Person means the chief financial officer, vice president of finance, principal accounting officer, treasurer or controller of such Person (or, in the case of any Person that is a Foreign Subsidiary, a director of such Person).

“First Lien Indebtedness” means Total Indebtedness that is not subordinated in right of payment to the Initial Term Loans and the Initial Revolving Loans and is secured by a Lien that is pari passu with the Liens securing the Initial Term Loans and the Initial Revolving Loans, including any First Lien Senior Secured Notes.

“First Lien Leverage Ratio” means the ratio, as of the last day of any fiscal quarter, of (i) First Lien Indebtedness as of such day (net of unrestricted cash and Cash Equivalents as of such day of Holdco and its Restricted Subsidiaries as of such day) to (ii) Consolidated EBITDA of Holdco and its Restricted Subsidiaries for the period of four consecutive fiscal quarters ending on such date for which financial statements have been furnished pursuant to Section 5.01.

“First Lien Senior Secured Notes” means Additional Term Notes, Unrestricted Additional Term Notes, Term Loan Exchange Notes or Refinancing Notes, in each case that rank pari passu in right of payment to the Obligations and are secured by a Lien ranking pari passu with the Lien created under the Security Documents.

“Flood Hazard Property” means an Additional Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Disposition” has the meaning assigned to such term in Section 2.11(f).

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Prepayment Event” has the meaning assigned to such term in Section 2.11(f).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means, subject to the limitations set forth in Section 1.04, generally accepted accounting principles in the United States of America as in effect from time to time. Notwithstanding the foregoing, at any time after adoption of IFRS by the Holdco for its financial statements and reports for all financial reporting purposes, the Borrower may elect to apply IFRS for all purposes of this Agreement and the other Loan Documents, in lieu of United States GAAP, and, upon any such election, references herein or in any other Loan Document to GAAP shall be construed to mean IFRS as in effect from time to time; provided that (1) any such election once made shall be irrevocable (and shall only be made once), (2) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of IFRS and (3) from and after such election, all ratios, computations and other determinations (A) based on GAAP contained in this Agreement shall be computed in conformity with IFRS and (B) in this Agreement that require the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP; provided further that in the event of any such election by the Borrower, any financial ratio calculations or thresholds (including any financial covenant) in this Agreement may be recalibrated to reflect the election to implement IFRS so long as (1) such recalibration is limited to changes in the calculation of such thresholds or covenant levels due to the effect of differences between GAAP and IFRS, (2) the recalibrated ratios and calculations shall be mutually agreed between the Administrative Agent and the Borrower, unless the Required Lenders have given notice of their objection to such recalibration within five (5) Business Days of receiving notice thereof, and (3) any such recalibration shall be done in a manner such that after giving effect to such recalibration, the recalibrated thresholds and covenant levels shall be consistent with the intention of the respective thresholds and covenant levels calculated under GAAP prior to such election. The Borrower shall give notice of any election to the Administrative Agent with 10 days of such election. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Golden Gate” means collectively, Golden Gate Capital Management, L.L.C., Golden Gate Capital Management II, L.L.C., Golden Gate Private Equity, Inc., GGC Opportunity Fund Management GP, Ltd. and any funds or partnerships related, managed or advised by any of them or any Affiliate of any of them.

“Governing Body” means the board of directors or other body having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust, limited liability company, association, Joint Venture or other business entity.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning assigned to such term in Section 9.04(e).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include (x) endorsements for collection or deposit in the ordinary course of business and (y) standard contractual indemnities provided in the ordinary course of business, and provided further that the amount of any Guarantee shall be deemed to be the lower of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (ii) the maximum amount for which such guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee or, if such Guarantee is not an unconditional guarantee of the entire amount of the primary obligation and such maximum amount is not stated or determinable, the amount of such guaranteeing Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The term “Guaranteed” has a meaning correlative thereto.

“Guaranties” means the Holdco Guaranty and the Subsidiary Guaranty and each, a “Guaranty.”

“Hazardous Materials” means all explosive or radioactive substances, materials or wastes and all hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law because of their deleterious or dangerous properties or characteristics.

“Holdco” has the meaning assigned to such term in the preamble to this Agreement.

“Holdco Guaranty” means the Holdco Guaranty executed and delivered by Holdco on the Closing Date, substantially in the form of Exhibit E-1.

“Holdco PIK Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Holdco PIK Agreement.

“Holdco PIK Agreement” means the Holdco PIK Term Loan Agreement dated as of March 2, 2007, among Infor BondCo, the lenders party thereto and the Holdco PIK Agent.

“Holdco PIK Amendment” means the amendment to the Holdco PIK Agreement on or prior to the Closing Date in connection with the consummation of the Reorganization Transactions, the Contributions and the Refinancing.

“Holdco PIK Loans” means term loans made under the Holdco PIK Agreement and, unless the context otherwise requires, the aggregate amount of interest paid in respect of the Holdco PIK Loans that is capitalized and added to the principal amount of the Holdco PIK Loans pursuant to the Holdco PIK Agreement, together with any premiums thereon and accrued but unpaid interest at maturity.

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Immaterial Subsidiary” means, at any date of determination, any Domestic Restricted Subsidiary of Holdco (other than the Borrower) that has been designated by the Borrower in writing to the Administrative Agent as an “Immaterial Subsidiary” for purposes of this Agreement; provided that (a) for purposes of this Agreement, at no time shall (i) the consolidated total assets of all Immaterial Subsidiaries as of the last day of the then most recent fiscal year of Holdco for which financial statements have been delivered equal or exceed 5% of the Consolidated Total Assets of Holdco and the Restricted Subsidiaries at such date, determined on a Pro Forma Basis or (ii) the consolidated revenues (other than revenues generated from the sale or license of property between any of Holdco and its Restricted Subsidiaries) of all Immaterial Subsidiaries for the then most recent fiscal year of Holdco for which financial statements have been delivered equal or exceed 5% of the consolidated revenues (other than revenues generated from the sale or license of property between any of Holdco and its Restricted Subsidiaries) of Holdco and the Restricted Subsidiaries for such period, determined on a Pro Forma Basis, (b) at any time and from time to time, the Borrower may designate any Domestic Restricted Subsidiary as a new Immaterial Subsidiary so long as, after giving effect to such designation, the consolidated assets and consolidated revenues of all Immaterial Subsidiaries do not exceed the limits set forth in clause (a) above at such time of designation and (c) if, as of the date the financial statements for any fiscal year of Holdco are delivered or required to be delivered pursuant to Section 5.01(a), the consolidated assets or revenues of all Domestic Restricted Subsidiaries so designated by the Borrower as “Immaterial Subsidiaries” shall have, as of the last day of such fiscal year, exceeded the limits set forth in clause (a) above, then within 10 Business Days after the date such financial statements are so delivered (or so required to be delivered), the Borrower shall redesignate one or more Immaterial Subsidiaries, in each case in a written notice to the Administrative Agent, such that, as a result thereof, the consolidated assets and revenues of all Domestic Restricted Subsidiaries that are still designated as “Immaterial Subsidiaries” do not exceed such limits. Upon any such Domestic Restricted Subsidiary ceasing to be an Immaterial Subsidiary pursuant to the preceding sentence, such Domestic Restricted Subsidiary, to the extent not otherwise qualifying as an Excluded Subsidiary, shall comply with Section 5.11, to the extent applicable.

“Incremental Facility” has the meaning assigned to such term in Section 2.20.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.20(c).

“Incremental Facility Closing Date” has the meaning assigned to such term in Section 2.20(c).

“Incremental Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Revolving Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Revolving Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Incremental Revolving Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Revolving Loan” means a Loan made under an Incremental Revolving Facility.

“Incremental Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make an Incremental Term Loan under any Incremental Facility Amendment with respect thereto, expressed as an amount representing the maximum principal amount of the Incremental Term Loans to be made by such Lender under such Incremental Facility Amendment, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Incremental Term Facility” has the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan” means a Loan made under an Incremental Term Facility.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing unconditional right to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed by such Person, (f) all Guarantees by such Person of Indebtedness of others, (g) the principal component of Capital Lease Obligations of such Person, (h) all reimbursement obligations of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all reimbursement obligations, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any

Equity Interests of such Person to the extent that such purchase, redemption, retirement or other acquisition is required to occur on or prior to the Latest Maturity Date in effect at the time of issuance of such Equity Interests (other than as a result of a Change in Control, IPO or asset sale); provided, however, that (A) intercompany Indebtedness, and (B) obligations constituting non-recourse Indebtedness shall only constitute “Indebtedness” for purposes of Section 6.01 and not for any other purpose hereunder). The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, in no event shall the following constitute Indebtedness: (w) obligations under any derivative transaction or Swap Agreement, (x) operating leases, (y) customary obligations under employment agreements and deferred compensation and (z) deferred revenue and deferred tax liabilities. Notwithstanding the foregoing, the term “Indebtedness” shall not include contingent post-closing purchase price adjustments, non-compete or consulting obligations or earn-outs to which the seller in an Acquisition or Investment may become entitled. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) Other Taxes.

“Infor BondCo” means Infor Lux Bond Company, a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg.

“Infor European Finance” means Infor Global Solutions European Finance S.à R.L., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg.

“Initial Euro Term Loans” means the Euro Term Loans made on the Closing Date pursuant to clause (a)(i) of Section 2.01.

“Initial Revolving Commitments” means the Revolving Commitments as of the Closing Date of the Lenders.

“Initial Revolving Loan” means a Revolving Loan made by a Lender to the Borrower in respect of an Initial Revolving Commitment pursuant to Section 2.01(b).

“Initial Term Loans” means, collectively, the Initial Tranche B Term Loans, the Initial Tranche B-1 Term Loans and the Initial Euro Term Loans.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter or any duration shorter than one month thereafter if, at the time of the relevant Borrowing or conversion or continuation thereof, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, or, if the Administrative Agent and the Borrower agree, such other period whose end would coincide with a payment due date on the Term Loans pursuant to Section 2.10 or the payment under Swap Obligations; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means (i) any purchase or other acquisition by Holdco, the Borrower or any of the Restricted Subsidiaries of, or of a beneficial interest in, any Equity Interests or Indebtedness of any other Person (including any Subsidiary) and (ii) any loan or advance constituting Indebtedness of such other Person (other than accounts receivable, trade credit, advances to officers, directors, members of management and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdco, the Borrower or any of the Restricted Subsidiaries to any other Person; provided that, in the event that any Investment is made by Holdco, the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through any other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 6.04. The amount of any Investment outstanding as of any time shall be the original cost of such Investment (which, in the case of any Investment constituting the contribution of an asset or property, shall be based on the Borrower’s good faith estimate of the fair market value of such asset or property at the time such Investment is made) plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all Returns received by Holdco or any Restricted Subsidiary in respect thereof.

“IPO” means any transaction whereby, or upon the consummation of which, Holdco’s or the Public Company’s common Equity Interests are, or may thereafter be, offered or sold (whether through an initial primary underwritten public offering or otherwise) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, or to the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, as the context may require, (a) Bank of America, N.A. or another Lender reasonably satisfactory to the Borrower and the Administrative Agent, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(k), and (b) with respect to each Existing Letter of Credit, the Lender that issued such Existing Letter of Credit. Any Issuing Bank may, with the consent of the Borrower, arrange for one or more Letters of Credit to be issued by an Affiliate of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means Bank of America, Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC, Deutsche Bank Securities Inc., RBC Capital Markets, and KKR Corporate Lending LLC, each in its capacity as joint bookrunner and arranger in respect of the credit facilities provided herein. The Joint Bookrunners are sometimes also referred to herein as the “Joint Lead Arrangers” or the “Arrangers.”

“Joint Venture” means a joint venture, partnership or similar arrangement, whether in corporate, partnership or other legal form.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“Lawson Merger” means the merger of Atlantis Merger Sub, Inc. with and into the Borrower pursuant to the Agreement and Plan of Merger dated as of April 26, 2011 (as amended or otherwise modified) pursuant to which Holdco acquired all of the Equity Interests of the Borrower pursuant to such merger.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit. The amount of any LC Disbursement made by the Issuing Bank in Euros or other Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) of Section 2.05.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit denominated in Dollars at such time, (b) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit denominated in

Euros or other Alternative Currency at such time, (c) the aggregate amount of all LC Disbursements made in Dollars that have not yet been reimbursed by or on behalf of the Borrower at such time and (d) the Dollar Equivalent of the aggregate amount of all LC Disbursements made in Euros or other Alternative Currency that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“LC Sublimit” means $100,000,000 as such amount may be modified from time to time in accordance with the terms hereof.

“Lender Counterparty” means any counterparty to a Secured Swap Agreement or Secured Cash Management Agreement.

“Lenders” means the Persons who are “Lenders” under this Agreement on the Closing Date, any Additional Lenders, any Additional Refinancing Lenders and any other Person that shall have become a party hereto as a Lender pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement (including each Existing Letter of Credit).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Revolving Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, security interest or similar encumbrance given in the nature of a security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means this Agreement, each Incremental Facility Amendment, each Refinancing Amendment, the Collateral Agreement and the other Security Documents.

“Loan Parties” means Holdco, the Borrower and the Subsidiary Loan Parties.

“Loans” means the Term Loans, the Revolving Loans, the Swingline Loans, the Other Revolving Loans and any other loans made by any Lenders to the Borrower pursuant to this Agreement, any Incremental Facility Amendment or any Refinancing Amendment.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 2.13.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, assets, results of operations or liabilities of Holdco and the Subsidiaries, taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to pay their material payment obligations under the Loan Documents or (c) the rights of or remedies, taken as a whole, available to the Lenders under the Loan Documents.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit) of Holdco or any Restricted Subsidiary an outstanding principal amount exceeding $75,000,000 at such time.

“Material Real Property” means any parcel of real property and improvements thereto owned in fee simple by a Loan Party and which is located in the United States of America and which has a fair market value (estimated in good faith by the Borrower) in excess of $20,000,000 as of the time such property is acquired (or, if such property is owned by a Person at the time it becomes a Loan Party pursuant to Section 5.11, as of such date); provided, however, the term “Material Real Property” shall not include any Excluded Property.

“Material Subsidiary” shall mean, at any date of determination, each Domestic Restricted Subsidiary of Holdco that is not an Immaterial Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Minimum Extension Condition” has the meaning set forth in Section 2.24.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be substantially in the form attached as Exhibit J hereto or otherwise in form and substance approved by Administrative Agent in its reasonable discretion, or at Administrative Agent’s option, in the case of an Additional Mortgaged Property, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent in its reasonable discretion, adding such Additional Mortgaged Property to the Real Property encumbered by such existing Mortgage.

“Mortgage Policy” has the meaning assigned to such term in Section 5.11(d).

“Mortgaged Property” means, each parcel of Material Real Property owned by a Loan Party respect to which a Mortgage is granted pursuant to Section 5.11 or Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Nationally Recognized Statistical Rating Organization” means a nationally recognized statistical rating organization within the meaning of Rule 436 under the Securities Act.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), any cash received in respect of any non cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out, but excluding any reasonable interest payments), but only as and when received, (ii) in the case of a casualty, cash insurance proceeds, and (iii) in the case of a condemnation or similar event, cash condemnation awards and similar payments received in connection therewith, minus (b) the sum of (i) all reasonable fees and expenses (including commissions, discounts, transfer taxes and legal, accounting and other professional and transactional fees) paid or payable by Holdco and the Restricted Subsidiaries to third parties in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a Sale Leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of payments made or required to be made in respect of Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment (other than under this Agreement) as a result of such event, (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdco and the Restricted Subsidiaries, and (iv) the amount of any reserves established by Holdco or the applicable Restricted Subsidiaries to fund liabilities estimated to be payable as a result of such event (as determined in good faith by the applicable Financial Officer of Holdco or such Restricted Subsidiary).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Nonrenewal Notice Date” has the meaning specified in Section 2.05(c).

“Non-Extended Indebtedness” means any Holdco PIK Loans as to which maturity thereof has not been extended pursuant to the Holdco PIK Amendment, plus pay-in-kind interest thereon.

“Obligations” means all obligations of every nature of each Loan Party, including obligations from time to time owed to the Administrative Agent, the Collateral Agent, any Arranger, any other Agent, the Issuing Bank, the Swingline Lender, the Lenders or any of them, arising under any Loan Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such interest in the related bankruptcy proceeding), prepayment premiums, reimbursement of amounts drawn under Letters of Credit, fees (including fees which, but for the filing of a petition in bankruptcy with respect to such Loan Party, would have accrued on any Obligation, whether or not a claim is allowed against such Loan Party for such fees in the related bankruptcy proceeding), expenses, indemnification or otherwise.

“Organizational Documents” of any Person means the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person.

“Other Revolving Commitments” means, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Revolving Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Revolving Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property, court, intangible, filing or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means, with respect to each Additional Refinancing Lender, the commitment, if any, of such Additional Refinancing Lender to make one or more Classes of Other Term Loans under any Refinancing Amendment, expressed as an amount representing the maximum principal amount of the Other Term Loans to be made by such Lender under such Refinancing Amendment, as such commitment may be (a) reduced pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Other Term Loans” means one or more Classes of Term Loans made pursuant to or that result from a Refinancing Amendment.

“Parent Entity” means any Person of which Holdco at any time is or becomes a subsidiary on or after the Closing Date and any holding companies established by any Permitted Holder for purposes of holding its investment in any Parent Entity.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning specified in Section 9.04(c).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by Holdco, the Borrower or any Restricted Subsidiary if (a) no Event of Default has occurred and is continuing or would result therefrom, (b) all actions required to be taken with respect to such acquired or newly formed Restricted Subsidiary (other than any Excluded Subsidiary) or such acquired assets (other than Excluded Property) under Section 5.11 and Section 5.12 will be taken in accordance therewith (to the extent required), (c) immediately after giving effect to such Acquisition on a Pro Forma

Basis, the Borrower is in compliance with the covenant set forth in Section 6.12 as of the date for which the then most recent Compliance Certificate (after giving effect to such Acquisition on a Pro Forma Basis) as of the Applicable Date of Determination, (d) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.07 and (e) Holdco has delivered to the Administrative Agent a certificate of its Financial Officer to the effect set forth in clauses (a) through (d) above, provided that the conditions in clause (e) of this definition shall not be applicable to any such Acquisition having a purchase price (which shall be deemed (A) to include the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(v) or otherwise incurred in connection with such Acquisition and (B) to exclude any Qualified Equity Interests issued in payment of any portion of such purchase price and the Net Proceeds of Permitted Equity Issuances (to the extent such Net Proceeds are used to pay any portion of such purchase price)) less than or equal to $50,000,000.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes, assessments or other governmental charges or levies that are not yet due or delinquent, are not more than 60 days overdue, are not required to be paid pursuant to Section 5.05 or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, supplier’s, construction contractor’s, workmen, mechanics,’ materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law or contract, arising in the ordinary course of business and securing obligations (i) that are not yet due or (ii) (x) that are not overdue by more than 60 days, (y) are not required to be paid pursuant to Section 5.05 or (z) are being contested in compliance with Section 5.05;

(c) Liens, pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) Liens, pledges and deposits to secure the performance of bids, government contracts, trade contracts (other than for borrowed money), leases, statutory obligations, deductibles, co-payment, co-insurance, retentions, premiums, reimbursement obligations or similar obligations to providers of insurance, self-insurance or reinsurance obligations, surety, stay, customs and appeal or similar bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) and other similar obligations;

(e) attachment or judgment liens in respect of judgments or decrees that do not constitute an Event of Default under Section 7.01(j);

(f) easements, zoning restrictions, rights-of-way, encroachments, minor defects or irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business and that either (i) individually or in the aggregate do not materially interfere with the ordinary conduct of business of Holdco and its Subsidiaries, taken as a whole or (ii) are described in a mortgage policy of title insurance or survey with respect to any real property;

(g) Customary rights of first refusal and tag, drag and similar rights in Joint Venture agreements; and

(h) Liens arising from Cash Equivalents described in clause (d) of the definition of the term “Cash Equivalents.”

“Permitted Holders” means the Equity Investors and their respective Affiliates.

“Permitted Equity Issuance” means any sale or issuance of or contribution with respect to, any Qualified Equity Interests of Holdco or any direct or indirect Parent Entity of Holdco (and, after an IPO, of the Public Company).

“Permitted First Priority Replacement Debt” means any secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties (which is not Guaranteed by any Restricted Subsidiary that is not a Loan Party) in the form of one or more series of senior secured notes or senior secured loans (or revolving commitments in respect thereof, with the revolving commitments deemed to loans in the full amount of such commitments); provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a pari passu basis (but without regard to the control of remedies) with the Initial Term Loans and/or Initial Revolving Commitments, (ii) such Indebtedness satisfies the requirements set forth in clauses (x) through (z) of the definition of “Credit Agreement Refinancing Indebtedness,” (iii) either the security agreements relating to such Indebtedness are substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and the Administrative Agent) or all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect, (iv) such Indebtedness is not secured by any assets that do not constitute Collateral and (v) the secured parties thereunder, or a trustee or collateral agent or other Senior Representative on their behalf, shall have become a party to an intercreditor agreement substantially consistent with the terms set forth on Exhibit L-1 attached hereto, or otherwise not materially less favorable (taken as a whole) to the Lenders, which shall be entered into or shall be amended prior to or concurrently with the first issuance of Permitted First Priority Replacement Debt in accordance with the terms thereof to provide for the sharing of the Collateral on a pari passu basis among the holders of the Obligations and the holders of such Permitted First Priority Replacement Debt.

“Permitted Refinancing” means modifications, replacements, refinancings, refundings, renewals, amendments, restatements or extensions of all or any portion of Indebtedness (including any type of debt facility or debt security); provided that (a) the amount of such Indebtedness is not increased (unless the additional amount is permitted pursuant to another provision of Section 6.01) at the time of such refinancing, refunding, renewal or extension except by an amount equal to the existing unutilized commitments thereunder, accrued but unpaid interest thereon and a reasonable premium paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension (including any fees and original issue discount incurred in respect of such resulting Indebtedness), (b) the direct and contingent obligors of such Indebtedness shall not be expanded as a result of or in connection with such refinancing, refunding, renewal or extension (other than to the extent (i) any such additional obligors are or will become Loan Parties or (ii) none of such obligors on the

Indebtedness being modified, replaced, refinanced refunded, renewed or extended are Loan Parties), (c) to the extent such refinancing is of Indebtedness that existed on the Closing Date and was permitted under Section 6.01(a)(xix), the terms of such Indebtedness shall not be changed in any manner that is materially adverse, taken as a whole, to the Borrower or any Restricted Subsidiary, as applicable, as a result of or in connection with such refinancing, refunding, renewal or extension, (d) to the extent such Indebtedness being so refinanced, refunded, renewed or extended is subordinated in right of payment and/or in right of Lien to the Obligations, such refinancing, refunding, renewal or extension is subordinated in right of payment and/or in right of Lien (or, in the case of Lien subordination, not secured) to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being so modified, refinanced, refunded, renewed or extended, (e) other than with respect to Indebtedness under Section 6.01(a)(iv) or (v), such refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, the Indebtedness being refinanced, refunded, renewed or extended and (f) other than with respect to Indebtedness under Section 6.01(a)(iv) or (v), at the time of such refinancing, refunding, renewal or extension of such Indebtedness, no Event of Default shall have occurred and be continuing or result therefrom.

“Permitted Sale Leaseback” means any Sale Leaseback with respect to the sale, transfer or Disposition of real property consummated by Holdco or any of its Restricted Subsidiaries after the Closing Date; provided that any such Sale Leaseback not between (a) a Loan Party and another Loan Party or (b) a Restricted Subsidiary that is not a Loan Party and another Restricted Subsidiary that is not a Loan Party must be, in each case, consummated for fair value as determined at the time of consummation in good faith by Holdco or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of Holdco or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).

“Permitted Second Priority Replacement Debt” means secured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties (which is not Guaranteed by any Restricted Subsidiary that is not a Loan Party) in the form of one or more series of second lien secured notes or second lien secured loans (or revolving commitments in respect thereof, with the revolving commitments deemed to loans in the full amount of such commitments); provided that (i) such Indebtedness may only be secured by assets consisting of Collateral on a second lien basis vis-à-vis the Initial Term Loans and/or Initial Revolving Commitments, (ii) such Indebtedness satisfies the requirements set forth in clauses (x) through (z) of the definition of “Credit Agreement Refinancing Indebtedness”, (iii) the security agreements relating to such Indebtedness reflect the second lien nature of the security interests and are otherwise substantially the same as the applicable Security Documents (with such differences as are reasonably satisfactory to the Borrower and Administrative Agent), (iv) such Indebtedness is not secured by any assets that do not constitute Collateral and (v) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a Second Lien Intercreditor Agreement; provided that if such Indebtedness is the initial Permitted Second Priority Replacement Debt incurred by the applicable Loan Party, then the Borrower, Holdco, the Subsidiary Loan Parties, the Collateral Agent and the Senior Representative for such Indebtedness shall have executed and delivered the Second Lien Intercreditor Agreement.

“Permitted Unsecured Replacement Debt” means unsecured Indebtedness (including any Registered Equivalent Notes) incurred by the Borrower and/or the other Loan Parties (that is not Guaranteed by any Restricted Subsidiary that is not a Loan Party) in the form of one or more series of unsecured notes or loans (or revolving commitments in respect thereof, with the revolving commitments deemed to loans in the full amount of such commitments); provided that (i) such Indebtedness satisfies the requirements set forth in clauses (x) through (z) of the definition of “Credit Agreement Refinancing Indebtedness”, (ii) such Indebtedness does not mature prior to the date that is the maturity date of the applicable Credit Agreement Refinanced Debt and (iii) such Indebtedness (including any guarantee thereof) is not secured by any Lien on any property or assets of Holdco, the Borrower or any Restricted Subsidiary.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdco or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a Sale Leaseback transaction and by way of merger or consolidation) of any property or asset of Holdco or any Restricted Subsidiary permitted pursuant to clause (k) of Section 6.05 resulting in aggregate Net Proceeds exceeding (A) $10,000,000 in the case of any single transaction or series of related transactions and (B) $25,000,000 for all such transactions during any fiscal year of Holdco;

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdco or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $10,000,000; or

(c) the incurrence by Holdco or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or otherwise permitted by the Required Lenders (other than Credit Agreement Refinancing Indebtedness).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to the calculation of the First Lien Leverage Ratio, the Total Leverage Ratio, the amount of Consolidated Total Assets or any other financial test or ratio hereunder, for purposes of determining the permissibility of asset sales, prepayments required pursuant to Section 2.11(c) and Section 2.11(d), the Applicable Margin and for any other specified purpose hereunder, and for purposes of determining compliance with the covenant under Section 6.12, in each case as of any date, that such calculation shall give pro forma effect to the Transactions and all Specified Transactions (with any such incurrence of Indebtedness being deemed to be amortized over the applicable testing period in accordance with its terms), (and the application of the proceeds from any such asset sale or debt incurrence) that have occurred during the relevant testing period for which such financial test or ratio is being calculated, including pro forma adjustments arising out of events which are attributable to the Transactions or the proposed Specified Transaction, including giving effect to those specified in accordance with the definition of Consolidated EBITDA, in each case as certified on behalf of the Borrower by a Financial Officer of the Borrower, using, for purposes of determining such compliance with a financial test or ratio (including any incurrence test), the historical financial statements of all entities, divisions or lines or assets so acquired or sold and the consolidated financial statements of Holdco and/or any of its Restricted Subsidiaries, calculated as if the Transactions or such Specified Transaction, and all other Specified Transactions that have been consummated during the relevant period, and any Indebtedness incurred or repaid in connection therewith, had been consummated (and the change in Consolidated EBITDA resulting therefrom) and incurred or repaid at the beginning of such period and Consolidated Total Assets shall be calculated after giving effect thereto.

Whenever pro forma effect is to be given to the Transactions or a Specified Transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrower (including adjustments for costs and charges arising out of the Transactions or the proposed Specified Transaction and the “run-rate” cost savings and synergies resulting from the Transactions or such Specified Transaction that have been or are expected to be realized (“run-rate” means the full recurring benefit for a test period that is associated with any action taken or expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements), net of the amount of actual benefits realized during such test period from such actions), and any such adjustments included in the initial pro forma calculations shall continue to apply to subsequent calculations of such financial ratios or tests, including during any subsequent test periods in which the effects thereof are expected to be realized); provided that (i) such amounts are reasonably identifiable and factually supportable, are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 12 months after the end of the test period in which the Transactions or the Specified Transaction occurred and, in each case, certified by a Financial Officer of the Borrower and (ii) no amounts shall be added pursuant to this paragraph to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA for such test period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation is made had been the applicable rate for the entire test period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Borrower or the applicable Restricted Subsidiary may designate.

To the extent that pro forma compliance with the Total Leverage Ratio is required at any time prior to August 31, 2012 the determination thereof shall be made assuming that compliance with the Total Leverage Ratio set forth in Section 6.12 for the test period ending on August 31, 2012 is required with respect to the most recent test period prior to such time.

“Projections” has the meaning assigned to such term in Section 5.01(d).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Company” means, after the completion of an IPO, the Person whose Equity Interests are subject to an effective registration statement filed with the SEC or the equivalent registration documents filed with the equivalent authority in the applicable foreign jurisdiction, as applicable (such Person being only either Holdco or a corporation or other legal entity which then owns, directly or indirectly, 100% of the outstanding Equity Interests of Holdco).

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Qualified Securitization Financing” means any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to Holdco and its Restricted Subsidiaries, (ii) all sales of Securitization Assets and related assets by Holdco or any Restricted Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower), (iii) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Borrower) and may include Standard Securitization Undertakings and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdco or any of its Restricted Subsidiaries (other than a Securitization Subsidiary).

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender, (c) the Issuing Bank or (d) solely for U.S. federal withholding Tax purposes, any Beneficial Owner.

“Reconciliation Report” has the meaning assigned to such term in Section 5.01(f).

“Refinanced Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Refinancing” means (a) all obligations under the Existing Infor First-Lien Credit Agreement, the Existing Infor Second-Lien Credit Agreement and the Existing Lawson Credit Agreement shall be paid (other than (A) obligations which by their terms expressly survive the termination of the Existing Infor First-Lien Credit Agreement, Existing Infor Second-Lien Credit Agreement or the Existing Lawson Credit Agreement, as applicable, and (B) any existing letters of credit, to the extent such letters of credit are Existing Letters of Credit hereunder or are backstopped or Cash Collateralized on terms reasonably satisfactory to the Administrative Agent) or otherwise defeased in full and (b) all commitments, security interests and guaranties in connection with the Existing Infor First-Lien Credit Agreement, the Existing Infor Second-Lien Credit Agreement and Existing Lawson Credit Agreement shall have been terminated and released.

“Refinancing Amendment” means an amendment to this Agreement in form reasonably satisfactory to the Borrower and Holdco executed by each of (a) Holdco and the Borrower (and to the extent it affects the rights or increases the obligations of the Administrative Agent, the Administrative Agent) and (b) each Additional Refinancing Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Refinancing Notes” means Permitted First Priority Replacement Debt, Permitted Second Priority Replacement Debt and Permitted Unsecured Replacement Debt.

“Register” has the meaning assigned to such term in Section 9.04.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, trustees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Replacement Term Loans” has the meaning assigned to such term in Section 9.02(d).

“Repricing Transaction” means any repayment, prepayment, refinancing or replacement of all or a portion of the Term Loans with the incurrence by any Loan Party of any Indebtedness incurred for the primary purpose of repaying, refinancing, substituting or replacing the Term Loans (other than in connection with (x) the consummation of an IPO, (y) a Change in Control or (z) an Acquisition not otherwise permitted hereunder) and having an effective Yield that is less than the Yield of the Term Loans being repaid, refinanced, substituted or replaced, including as may be effected by an amendment of any provisions of this Agreement relating to the Applicable Margin or Alternate Base Rate or Adjusted Eurocurrency Rate “floors” for, or Yield of, the Term Loans.

“Required Lenders” means, at any time, Lenders (other than Defaulting Lenders) having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding

Term Loans and unused Commitments (other than Swingline Commitments) at such time (calculated, in each case, using the Exchange Rate in effect on the applicable date of determination). No Defaulting Lender shall be included in the calculation of Required Lenders.

“Required Percentage” means, with respect to any fiscal year of Holdco, (a) 50%, if the Total Leverage Ratio at the end of such fiscal year is greater than or equal to 5.00 to 1.00, (b) 25%, if the Total Leverage Ratio at the end of such fiscal year is less than 5.00 to 1.00 but greater than or equal to 3.50 to 1.00 and (c) 0%, if the Total Leverage Ratio at the end of such fiscal year is less than 3.50 to 1.00, in each case multiplied by the then-applicable ECF Percentage.

“Required Revolving Lenders” means, at any time, Revolving Lenders (other than Defaulting Lenders) having Revolving Exposures and unused Revolving Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures and unused Revolving Commitments (other than Swingline Commitments) at such time (calculated, in each case, using the Exchange Rate in effect on the applicable date of determination). No Defaulting Lender shall be included in the calculation of Required Revolving Lenders.

“Requirement of Law” means, with respect to any Person, any statute, law, treaty, rule, regulation, order, executive order, ordinance, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, president or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdco or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdco or any Restricted Subsidiary, or any option, warrant or other right to acquire any such Equity Interests in Holdco or any Restricted Subsidiary, other than the payment of compensation in the ordinary course of business to holders of any such Equity Interests who are employees of Holdco or any Subsidiary and other than payments of intercompany indebtedness permitted under this Agreement.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Unless otherwise specified, all references herein to a “Restricted Subsidiary” or to “Restricted Subsidiaries” shall refer to a Restricted Subsidiary or Restricted Subsidiaries of Holdco. For the avoidance of doubt, the Borrower shall constitute a Restricted Subsidiary.

“Retained Declined Proceeds” has the meaning set forth in Section 2.11(g).

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other amount received or realized in respect thereof.

“Revolver Reduction Event” means the delivery by the Borrower of the audited financial statements pursuant to Section 5.01(a) reported on by independent public accountants of recognized national standing and containing a “going concern” or like qualification or exception due to any Loans becoming due at their stated maturity.

“Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum principal aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. References to the “Revolving Commitments” shall mean the Revolving Commitment of each Lender taken together. The initial aggregate principal amount of the Lenders’ Revolving Commitments on the Closing Date is $150,000,000.

“Revolving Exposure” means, at any time, the sum of (a) the aggregate principal amount of the Revolving Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Revolving Loans denominated in Euros or other Alternative Currency outstanding at such time, (c) the LC Exposure at such time and (d) the Swingline Exposure at such time. The Revolving Exposure of any Lender at any time shall be its Applicable Percentage of the Revolving Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.

“Revolving Maturity Date” means the fifth anniversary of the Closing Date (or if such anniversary is not a Business Day, the next preceding Business Day), but, as to any specific Revolving Commitment, as the maturity of such Revolving Commitment shall have been extended by the holder thereof in accordance with the terms hereof.

“Sale Leaseback” means any transaction or series of related transactions pursuant to which the Borrower or any of the Restricted Subsidiaries of Holdco (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC Business.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Intercreditor Agreement” means a “junior lien” intercreditor agreement among the Administrative Agent and/or Collateral Agent, the Borrower and one or more Senior Representatives for holders of Permitted Second Priority Replacement Debt substantially consistent with the terms set forth on Exhibit L-2 annexed hereto or otherwise not materially less favorable (taken as a whole) to the Lenders (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

“Secured Cash Management Agreement” means any Cash Management Agreement that (a) is in effect on the Closing Date between Holdco and/or any Restricted Subsidiary and a counterparty that is any Agent or a Lender or an Affiliate of any Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date by Holdco and/or any Restricted Subsidiary with any counterparty that is any Agent or a Lender or an Affiliate of any Agent or a Lender at the time such arrangement is entered into, and in the case of each of clauses (a) and (b) hereof, the Borrower designates in writing to the Administrative Agent that such Cash Management Agreement shall be a Secured Cash Management Agreement.

“Secured Cash Management Obligations” means all Cash Management Obligations under any Secured Cash Management Agreement.

“Secured Obligations” means (a) the Obligations, (b) the Secured Swap Obligations and (c) the Secured Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders and the Lender Counterparties.

“Secured Swap Agreement” means any Swap Agreement permitted under this Agreement that (a) is in effect on the Closing Date between Holdco and/or any Restricted Subsidiary and a counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender as of the Closing Date or (b) is entered into after the Closing Date by Holdco and/or any Restricted Subsidiary with any counterparty that is an Agent or a Lender or an Affiliate of an Agent or a Lender at the time such Swap Agreement is entered into, and the case of each of clauses (a) and (b) hereof, the Borrower designates in writing to the Administrative Agent that such Swap Agreement shall be a Secured Swap Agreement.

“Secured Swap Obligations” means all Swap Obligations under any Secured Swap Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder, as amended.

“Securitization Asset” means any accounts receivable, real estate asset, mortgage receivables or related assets, in each case subject to a Securitization Facility.

“Securitization Facility” means any of one or more securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, pursuant to which the Borrower or any Restricted Subsidiary of Holdco sells its Securitization Assets to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells Securitization Assets to a person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any Securitization Asset or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Qualified Securitization Financing.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase Securitization Assets arising as a result of a breach of a representation, warranty or covenant or otherwise, including, without limitation, as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means any Subsidiary of Holdco in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto.

“Security Documents” means the Collateral Agreement, the Mortgages (if any), and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or Section 5.12 to secure the Obligations.

“Senior Notes” shall mean collectively (x) the Borrower’s 11.50% Senior Notes due 2018, (y) the Borrower’s 9.375% Senior Notes due 2019 and (z) the Borrower’s 10.00% Senior Notes due 2019.

“Senior Representative” means, with respect to any series of Permitted First Priority Replacement Debt or Permitted Second Priority Replacement Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Unsecured Debt” means senior unsecured Indebtedness of any Loan Party that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is the Latest Maturity Date in effect as of the time such Senior Unsecured Debt is incurred, (b) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance and (c) bears interest that is a market rate of interest on the date of issuance of such Indebtedness as determined by the Borrower in good faith.

“Senior Unsecured Debt Documents” means the indenture or indentures or other agreements under which any Senior Unsecured Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Senior Unsecured Debt, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and all documentation including user manuals and other training documentation related to any of the foregoing.

“Solvent” means, with respect to Holdco and its Subsidiaries, taken as a whole, that as of the date of determination, (a) the sum of the such Persons’ debt (including contingent liabilities), taken as a whole, does not exceed the fair value on a going concern basis of the present assets of such Persons, taken as a whole; (b) such Persons’ capital, taken as a whole, is not unreasonably small in relation to its business, taken as a whole, as contemplated on the Closing Date; (c) such Persons, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts as they mature in the ordinary course of business and (d) the present fair saleable value (on a going concern basis) of the assets of such Persons, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Persons, taken as a whole, on their debts as they become absolute and matured. For purposes of this definition, (i) the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability and (ii) it is assumed that the Indebtedness and other obligations incurred under and in connection with this Agreement and the Senior Notes will come due at their respective maturities.

“Specified Transaction” means any (a) disposition of all or substantially all the assets of or all the Equity Interests of any Restricted Subsidiary of Holdco or of any business unit, line of business or division of the Borrower or any of the Restricted Subsidiaries of Holdco for which historical financial statements are available, (b) Permitted Acquisitions, (c) Investment that results in a Person becoming a Restricted Subsidiary of Holdco, (d) designation of any Restricted Subsidiary as an Unrestricted Subsidiary, or of any Unrestricted Subsidiary as a Restricted Subsidiary or (e) the proposed incurrence of Indebtedness or making of a Restricted Payment or payment in respect of Indebtedness in respect of which compliance with the financial covenant in Section 6.12 or any other financial ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor” means, collectively, Golden Gate and Summit Partners.

“Sponsor Equity Holder” means any of Golden Gate Capital Management, L.L.C., Golden Gate Capital Management II, L.L.C., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Partners Europe Private Equity, L.P., Summit Ventures V, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Companion Fund, L.P.

“SPV” has the meaning assigned to such term in Section 9.04.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Holdco or any Subsidiary of Holdco which the Borrower has determined in good faith to be customary in a Securitization Facility, including, without limitation, those relating to the servicing of the assets of a Securitization Subsidiary, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Statutory Reserve Rate” means, with respect to any currency, the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or any other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Loans denominated in Dollars, include those imposed pursuant to Regulation D of the Board. For purposes of this definition, Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” or “£” means the lawful currency of the United Kingdom.

“Subject Loans” has the meaning assigned to such term in Section 2.11(i).

“Subordinated Debt” means unsecured Indebtedness of any Loan Party that (a) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or mandatory redemption or redemption at the option of the holders thereof (except for redemptions in respect of asset sales and changes in control on terms that are market terms on the date of issuance) prior to the date that is 91 days after the Latest Maturity Date in effect at the time of the issuance of such Subordinated Debt, (b) contains subordination and guarantee release provisions that are market at the time of issuance or otherwise reasonably satisfactory to the Administrative Agent, (c) contains other terms (including covenants, events of default, remedies, redemption provisions and change of control provisions) that are market terms on the date of issuance, and (d) bears interest that is a market rate of interest on the date of issuance of such Indebtedness as determined by Holdco’s board of directors in good faith.

“Subordinated Debt Documents” means the indenture or indentures or other agreements under which any Subordinated Debt is issued, all side letters, instruments, agreements and other documents evidencing or governing any Subordinated Debt, providing for any Guarantee or other right in respect thereof, affecting the terms of the foregoing or entered into in connection therewith and all schedules, exhibits and annexes to each of the foregoing.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power for the election of the members of the governing body or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned or controlled by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdco.

“Subsidiary Guaranty” means the Subsidiary Guaranty executed and delivered by the Subsidiary Loan Parties on the Closing Date, substantially in the form of Exhibit E-2.

“Subsidiary Loan Party” means any Domestic Restricted Subsidiary (other than the Borrower) that has Guaranteed the Obligations pursuant to the Subsidiary Guaranty.

“Summit Partners” means, collectively, Summit Partners, L.P., Summit Partners Private Equity Fund VII-A, L.P., Summit Partners Private Equity Fund VII-B, L.P., Summit Partners Europe Private Equity, L.P., Summit Ventures V, L.P., Summit V Advisors Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Companion Fund, L.P., Summit Partners Subordinated Debt Fund IV-A, L.P., Summit Partners Subordinated Debt Fund IV-B, L.P., Summit Partners Credit Fund, L.P., Summit Partners Credit Fund A-1, L.P. and their respective Affiliates.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward contracts, future contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, repurchase agreements, reverse repurchase agreements, sell buy back and buy sell back agreements, and securities lending and borrowing agreements or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Person, any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans. The initial amount of the Swingline Lender’s Swingline Commitment is set forth on Schedule 2.01.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.

“Swingline Lender” means Bank of America, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swiss Francs” or “CHF” means the lawful currency of Switzerland.

“Swingline Sublimit” means $40,000,000 as such amount may be modified from time to time in accordance with the terms hereof.

“Synthetic Lease” means, as to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is designed to permit the lessee (a) to treat such lease as an operating lease, or not to reflect the leased property on the lessee’s balance sheet, under GAAP and (b) to claim depreciation on such property for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.

“Synthetic Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Synthetic Lease, and the amount of such obligations shall be equal to the sum (without duplication) of (a) the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations and (b) the amount payable by such Person as the purchase price for the property subject to such lease assuming the lessee exercises the option to purchase such property at the end of the term of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, other charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, a Tranche B Term Commitment, a Tranche B-1 Term Commitment, a Euro Term Commitment, Incremental Term Commitment or an Other Term Commitment.

“Termination Date” means the date upon which (i) all of the Obligations (other than obligations in respect of Letters of Credit and contingent indemnification obligations not then due and payable) have been paid in full, (ii) all Letters of Credit have been cancelled, Cash Collateralized or otherwise backstopped on terms reasonably satisfactory to the Issuing Bank (including by “grandfathering” on terms reasonably acceptable to the Issuing Bank of the applicable Letters of Credit into a future credit facility) and (iii) all Commitments have expired or been terminated.

“Term Lender” means a Lender with an outstanding Term Loan Commitment or an outstanding Term Loan.

“Term Loan Exchange Effective Date” has the meaning set forth in Section 2.25.

“Term Loan Exchange Notes” has the meaning set forth in Section 2.25.

“Term Loan Maturity Date” means, with respect to (a) the Tranche B Term Loans and the Euro Term Loans, the sixth anniversary of the Closing Date (or if such anniversary is not a Business Day, the next preceding Business Day), (b) the Tranche B-1 Term Loans, the date that is four years and six months after the Closing Date (or if such anniversary is not a Business Day, the next preceding Business Day) and (c) with respect to any Incremental Term Loan or Other Term Loan, as provided in the respective documentation therefor, but, as to any specific Term Loan, as the maturity of such Term Loan shall have been extended by the holder thereof in accordance with the terms hereof.

“Term Loans” means, collectively, the Tranche B Term Loans, the Euro Term Loans and the Tranche B-1 Term Loans, and, unless the context otherwise requires, any Incremental Term Loans and any Other Term Loans.

“Title Company” means one or more title insurance companies reasonably satisfactory to Administrative Agent.

“Total Indebtedness” means, as of any date, the aggregate outstanding principal amount of funded Indebtedness of Holdco and the Restricted Subsidiaries, on a consolidated basis, for borrowed money or evidenced by bonds, debentures, notes or similar instruments or Capital Lease Obligations (other than any intercompany indebtedness). Total Indebtedness shall be calculated subject to Section 1.06.

“Total Leverage Ratio” means, on any date of determination, the ratio of (a) Total Indebtedness as of such date, less, except for the purposes of Section 6.12, the aggregate amount of unrestricted cash and Cash Equivalents of Holdco and its Restricted Subsidiaries as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdco most recently ended on or prior such date of determination for which financial statements have been furnished pursuant to Section 5.01.

“Tranche B Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Tranche B Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche B Term Loans to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04. The initial amount of each Term Lender’s Tranche B Term Commitment is set forth on Schedule 2.01. The aggregate principal amount of the Tranche B Term Commitments is $2,770,000,000.

“Tranche B Term Loan” or “Initial Tranche B Term Loan” means the term loans made on the Closing Date pursuant to Section 2.01(a)(ii) pursuant to the Tranche B Term Commitments.

“Tranche B-1 Term Commitment” means, with respect to each Term Lender, the commitment of such Term Lender to make a Tranche B-1 Term Loan hereunder on the Closing Date, expressed as an amount representing the maximum principal amount of the Tranche B-1 Term Loans to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04. The initial amount of each Term Lender’s Tranche B-1 Term Commitment is set forth on Schedule 2.01. The aggregate principal amount of the Tranche B-1 Term Commitments is $400,000,000.

“Tranche B-1 Term Loan” or “Initial Tranche B-1 Term Loan” means the term loans made on the Closing Date pursuant to Section 2.01(a)(iii) pursuant to the Tranche B-1 Term Commitments.

“Transaction Costs” means all premiums, fees, costs and expenses incurred or payable by or on behalf of Holdco or any Restricted Subsidiary in connection with the Transactions (including, without limitation, any bonuses and any loan forgiveness and associated tax gross up payments) or in connection with the negotiation, execution, delivery and performance of the Loan Documents and the transactions contemplated thereby, including to fund any original issue discount, upfront fees or legal fees and to grant and perfect any security interests.

“Transactions” means (a) the borrowing of the Loans hereunder on the Closing Date, (b) the Refinancing, (c) the issuance of Senior Notes described in clause (y) of the definition thereof on the Closing Date and/or the rollover of the Senior Notes described in clause (x) of the definition thereof, (d) the Equity Investment, (e) the Reorganization Transactions, (f) the Contributions, (g) the Holdco PIK Amendment, (h) delivery of the documents relating to the Contributions and the Equity Investments and (i) the payment of Transaction Costs.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate (for purposes of clarity, with Loans or Borrowings bearing a rate of interest determined by reference to clause (i) of the definition of the term “Adjusted Eurocurrency Rate” deemed to constitute a different Type than Loans or Borrowings bearing a rate of interest determined by reference to clause (ii) of such definition) or the Alternate Base Rate.

“Unrestricted Additional Term Notes” means first priority senior secured notes and/or junior lien secured notes and/or unsecured notes, in each case issued pursuant to an indenture, note purchase agreement or other agreement and in lieu of the incurrence of Unrestricted Incremental First-Lien Indebtedness; provided that (a) such Unrestricted Additional Term Notes rank pari passu or junior in right of payment and (if secured) of security with the Loans and Commitments hereunder, (b) the Unrestricted Additional Term Notes have a final maturity date that is on or after the Term Loan Maturity Date with respect to the Initial Tranche

B Term Loans and a weighted average life to maturity equal to or longer than the remaining weighted average life to maturity of the Initial Tranche B Term Loans, (c) the covenants and events of default and other terms of which (other than maturity, fees, discounts, interest rate, redemption terms and redemption premiums) shall be consistent with the Initial Tranche B Term Loans other than as specifically provided in the documentation for the Unrestricted Additional Term Notes, (d) no Restricted Subsidiary is a borrower or a guarantor with respect to such Indebtedness unless such Restricted Subsidiary is a Subsidiary Loan Party which shall have previously or substantially concurrently guaranteed the Obligations, (e) if such Unrestricted Additional Term Notes are secured, (x) the obligations in respect thereof shall not be secured by liens on the assets of Holdco, the Borrower and the Restricted Subsidiaries, other than assets constituting Collateral, (y) all security therefor shall be granted pursuant to documentation that is not more restrictive than the Security Documents in any material respect or, if the Liens are pari passu with the Obligations, pursuant to amendments to the Security Documents reasonably acceptable to the Administrative Agent and an intercreditor agreement substantially consistent with the terms set forth on Exhibit L-1 or L-2 annexed hereto or otherwise not materially less favorable (taken as a whole) to the Lenders (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations) shall be entered into between the Administrative Agent and/or Collateral Agent and the representative for such Unrestricted Additional Term Notes and (f) any Unrestricted Additional Term Notes issued shall reduce or be counted against, on a dollar-for-dollar basis, the amount available to be drawn as Unrestricted Incremental First-Lien Indebtedness (it being understood that the Borrower may redesignate any such Indebtedness originally designated as Unrestricted Additional Term Notes as Additional Term Notes if at the time of such redesignation, the Borrower would be permitted to incur the aggregate principal amount of Indebtedness being so redesignated in accordance with the definition thereof (for purpose of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Unrestricted Incremental First-Lien Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated)).

“Unrestricted Incremental First-Lien Indebtedness” has the meaning assigned to such term in Section 2.20.

“Unrestricted Subsidiary” means (a) a Subsidiary of Holdco designated as an “Unrestricted Subsidiary” on Schedule 1.03 and any Subsidiary designated as an “Unrestricted Subsidiary” from time to time pursuant to Section 5.13 and (b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(D).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” or “wholly owned subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly owned subsidiaries of such Person or by such Person and one or more wholly owned subsidiaries of such Person. For the avoidance of doubt, “wholly owned Restricted Subsidiary” means a wholly owned Subsidiary that is a Restricted Subsidiary.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” means, with respect to any Loan, Revolving Commitment, or Repricing Transaction, as the case may be, on any date of determination as calculated by the Administrative Agent, (a) any interest rate margin, (b) increases in interest rate floors (but only to the extent that an increase in the interest rate floor with respect to Initial Term Loans, as the case may be, would cause an increase in the interest rate then in effect at the time of determination hereunder, and, in such case, then the interest rate floor (but not the interest rate margin solely for determinations under this clause (b)) applicable to such Initial Term Loans, as the case may be, shall be increased to the extent of such differential between interest rate floors), (c) original issue discount and (d) upfront fees paid to any Person, (with original issue discount and upfront fees being equated to interest based on assumed three-year life to maturity), but exclusive of any arrangement, structuring, underwriting or similar fee paid to any Person in connection therewith.

Section 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

Section 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (including pursuant to any permitted refinancing, restructuring or increase (in each case, whether pursuant to one or more agreements or with different lenders or different agents), but subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) any reference to any Requirement of Law shall, unless otherwise specified, refer to such Requirement of Law as amended, modified or supplemented from time to time. As used herein, the phrase “for the term of this Agreement” and any similar phrases shall mean the period beginning on the Closing Date and ending on the Latest Maturity Date and (g) the term “manifest error” shall be deemed to include any clearly demonstrable error whether or not obvious on the face of the document containing such error. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. In the event that any Accounting Change (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then Holdco, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Holdco’s and the Subsidiaries’ consolidated financial condition shall be the same after such Accounting Change as if such Accounting Change had not been made. Until such time as such an amendment shall have been executed and delivered by Holdco, the Borrower, the Administrative Agent and the Required Lenders, all financial ratios, covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

Notwithstanding anything in this Agreement to the contrary, any change in GAAP or the application or interpretation thereof that would require operating leases to be treated similarly as a capital lease shall not be given effect in the definitions of Indebtedness or Liens or any related definitions or in the computation of any financial ratio or requirement.

Section 1.05 Pro Forma Calculations. With respect to any period during which the Transactions or any Specified Transaction occurs, for purposes of determining the prepayments required pursuant to Section 2.11(d) and the Applicable Margin in respect of such period, calculation of the First Lien Leverage Ratio, Consolidated Total Assets and the Total Leverage Ratio or for any other purpose hereunder, with respect to such period shall be made on a Pro Forma Basis.

Section 1.06 Currency Translation. (a) For purposes of determining compliance as of any date after the Closing Date with Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.08, Section 6.09 or Section 6.12, or for purposes of making any determination under Section 7.01(f), (g), (j), or (l), or for any other specified purpose hereunder, amounts incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the exchange rates in effect on the last Business Day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made, as such exchange rates shall be determined in good faith by the Borrower by reference to customary indices. No Default shall arise as a result of any limitation or threshold set forth in Dollars in Section 6.01, Section 6.02, Section 6.03, Section 6.04, Section 6.05, Section 6.06, Section 6.07, Section 6.08, or Section 6.09 or Section 7.01(f), (g), (j), or (l), being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the last day of the fiscal quarter immediately preceding the fiscal quarter in which such determination occurs or in respect of which such determination is being made.

(b) The Administrative Agent (or the Issuing Bank to the extent otherwise set forth in this Agreement) shall determine the Dollar Equivalent of any Letter of Credit denominated in Euros or other Alternative Currency as of (i) each date (with such date to be reasonably determined by the Administrative Agent or Issuing Bank, as applicable) that is on or about the date of each request for the issuance, amendment, renewal or extension of any Letter of Credit and (ii) each date on which the Dollar Equivalent in respect of any Borrowing is determined pursuant to paragraph (c) of this Section, and each such amount shall be the Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this Section 1.06(b).

(c) The Administrative Agent shall determine the Dollar Equivalent of any Borrowing denominated in Euros or other Alternative Currency as of (i) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of a Borrowing Request or Interest Election Request with respect to any Borrowing and (ii) each date on which the Dollar Equivalent in respect of any Letter of Credit is determined pursuant to paragraph (b) of this Section, and each such amount shall be the Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this Section 1.06(c); provided that if a prepayment of Term Loans is required under Section 2.11, the Dollar Equivalent of such Term Loans for purposes of determining the relative application of the prepayment among multiple Classes of Term Loans shall be determined as of the date of such prepayment, or if earlier, the date that notice of such prepayment is furnished by the Borrower.

(d) The Dollar Equivalent of any LC Disbursement made by the Issuing Bank in Euros or other Alternative Currency and not reimbursed by the Borrower shall be determined as set forth in paragraph (e) of Section 2.05.

(e) The Administrative Agent shall notify the Borrower, the applicable Lenders and the Issuing Bank of each calculation of the Dollar Equivalent of each Letter of Credit, Borrowing and LC Disbursement.

Section 1.07 Rounding. Any financial ratios required to be maintained pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up for five). For example, if the relevant ratio is to be calculated to the hundredth decimal place and the calculation of the ratio is 5.125, the ratio will be rounded up to 5.13.

Section 1.08 Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of “Interest Period”) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

Section 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Application related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by any reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

ARTICLE II

The Credits

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees (a)(i) to make a Euro Term Loan to the Borrower on the Closing Date in Euros in an aggregate principal amount equal to its Euro Term Commitment, (ii) to make a Tranche B Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to its Tranche B Term Commitment, (iii) to make a Tranche B-1 Term Loan to the Borrower on the Closing Date in an aggregate principal amount equal to its Tranche B-1 Term Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in Dollars, Euros or other Alternative Currency in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, provided that no Revolving Loan shall be made in Euros or other Alternative Currency if, after the making of such Revolving Loan, the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans and LC Exposure, in each case, denominated in Euros or other Alternative Currency would exceed the Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. The Euro Term Commitments, the Tranche B Term Commitments and the Tranche B-1 Term Commitments will terminate in full upon the making of the Loans referred to in clauses (a)(i), (ii) and (iii) above.

Section 2.02 Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, (i) each Revolving Borrowing and Term Borrowing denominated in Euros or other Alternative Currency shall be comprised entirely of Eurocurrency Loans and (ii) each Revolving Borrowing and Term Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 (or, in the case of Borrowings denominated in Euros, €1,000,000 or other Alternative Currency, a like amount) and not less than $1,000,000 (or, in the case of Borrowings denominated in Euros, €1,000,000 or other Alternative Currency, a like amount). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time, provided that there shall not at any time be more than a total of 16 Eurocurrency Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments, and a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Revolving Maturity Date (in the case of such Revolving Loan) or the Term Loan Maturity Date applicable to such Borrowing (in the case of such Term Loan), as the case may be.

(e) The obligations of the Revolving Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint (it being understood that the foregoing shall in no way be in derogation of the reallocation of participations in Letters of Credit and Swingline Loans among the Revolving Lenders contemplated by Section 2.22(a)(iv)).

Section 2.03 Requests for Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 1:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Euros or other Alternative Currency, not later than 1:00 p.m., London time, four Business Days (or, in the case of Eurocurrency Borrowings denominated in Euros and made on the Closing Date, on the Closing Date) before the date of the proposed Borrowing or (c) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing, provided, that, any such notice of a Term Borrowing on the Closing Date (whether a Eurocurrency Borrowing or ABR Borrowing or denominated in Euros) may be given not later than 11:00 a.m. New York City time on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic communication (including Adobe pdf file) or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Term Borrowing, a Revolving Borrowing, a Borrowing of any Incremental Term Loan, a Borrowing of any Incremental Revolving Loan, a Borrowing of any Other Term Loan or a Borrowing of any Other Revolving Loan;

(ii) the currency and aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;”

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii) in the case of a Borrowing Request made in respect of a Revolving Borrowing, that as of such date the conditions in Section 4.02(a) and (b) are satisfied.

If no currency is specified with respect to any Eurocurrency Borrowing, the Borrower shall be deemed to have selected Dollars except with respect to Euro Loans. If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be (A) in the case of a Borrowing denominated in Dollars, an ABR Borrowing and (B) in the case of a Borrowing denominated in Euros or other Alternative Currency, a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Swingline Loans. (a) General. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars from time to time on any Business Day during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Swingline Sublimit or (ii) after giving effect to Section 2.22(a)(iv), the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall bear interest only at a rate based on the Alternate Base Rate. Immediately upon the making of a Swingline Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swingline Loan.

(b) Borrowing Procedures. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank or, to the extent that the Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the Issuing Bank, to such Lenders and the Issuing Bank as their interests may appear) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Refinancing of Swingline Loans.

(i) The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of a Revolving Borrowing, but subject to the unutilized portion of the aggregate Revolving Commitment and the conditions set forth in Section 4.02. The Swingline Lender shall furnish the Borrower with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its

Applicable Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in immediately available funds for the account of the Swingline Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.04(d), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for a Revolving Borrowing submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the Revolving Lenders fund its risk participation in the relevant Swingline Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swingline Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swingline Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Loan, if the Swingline Lender receives any payment on account of such Swingline Loan, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swingline Lender.

(ii) If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Swingline Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing, such amount to be payable on demand. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Loans. Until each Revolving Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swingline Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(f) Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Lender.

Section 2.05 Letters of Credit. (a) General. Upon satisfaction of the conditions specified in Section 4.01 and Section 4.02 on or prior to the Closing Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of Holdco or any Restricted Subsidiary so long as the Borrower and Holdco or such Restricted Subsidiary are co-applicants), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication reasonably acceptable to the Issuing Bank) to the Issuing Bank (except that the Issuing Bank in respect of Existing Letters of Credit shall not issue any additional Letters of Credit, except to the extent that it otherwise becomes or continues as an Issuing Bank hereunder, and, unless agreed by it, shall not be required to amend, renew or extend an Existing Letter of Credit) and the Administrative Agent (not later than 1:00 p.m., New York City time, at least two (2) Business Days in advance (or with respect to a Letter of Credit to be denominated in an Alternative Currency, at least three (3) Business Days in advance) of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated (which shall be in Dollars, Euros or other Alternative Currency), the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, such other matters as the Issuing Bank may require and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed the LC Sublimit, (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (iii) the Dollar Equivalent of the aggregate principal amount of outstanding Revolving Loans and LC Exposure denominated in Euros or other Alternative Currency would exceed the Alternative Currency Sublimit.

(ii) Promptly after receipt of any such request pursuant to Section 2.05(b)(i), the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such request from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Revolving Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.02 shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or Holdco or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which the Issuing Bank is not otherwise compensated hereunder);

(B) the issuance of such Letter of Credit would violate any laws binding upon or otherwise applicable to the Issuing Bank; or

(C) the Letter of Credit is to be denominated in a currency other than Dollars, Euros or an Alternative Currency unless otherwise agreed by the Issuing Bank and the Administrative Agent.

(iv) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(v) The Issuing Bank shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Application pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

(vi) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) five Business Days before the Revolving Maturity Date, provided if the Borrower so request in any applicable Letter of Credit Application, the Issuing Bank shall agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the applicable Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if (A) the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.05(b)(ii) or otherwise), or (B) it has received notice (which may be by telephone, followed promptly in writing, or in writing) on or before the day that is thirty (30) days before the Nonrenewal Notice Date from the Administrative Agent or any Revolving Lender, as applicable, or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and provided further that, if agreed to by the Issuing Bank, a Letter of Credit may, upon the request of the Borrower, be renewed for a period beyond the date that is the Revolving Maturity Date if such Letter of Credit has become subject to cash collateralization (at 103% of the face value of such Letter of Credit) or other arrangements satisfactory to the Issuing Bank.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of (i) each LC Disbursement made by the Issuing Bank in Dollars and (ii) the Dollar Equivalent, using the Exchange Rate in effect on the date such payment is required, of each LC Disbursement made by the Issuing Bank in Euros or other Alternative Currency and, in each case, not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to the Dollar Equivalent, calculated using the Exchange Rate when such payment was due, of such LC Disbursement, in Dollars, or at the option of the Borrower in an Alternative Currency to the extent such LC Disbursement was made in such Alternative Currency, in each case, not later than 3:00 p.m., New York City time, on the Business Day next succeeding the date on which the Issuing Bank notifies the Borrower of such LC Disbursement or the Applicable Time on the date of any payment by the Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency, provided that, if such LC Disbursement is not less than $500,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or Section 2.04 that such payment be financed with a Revolving Borrowing or Swingline Loan in an amount equal to the Dollar Equivalent, calculated using the Exchange Rate on the date when such payment was due, of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, then the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower (such payment from such Revolving Lender to be made on demand with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing), in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement

(f) Repayment of Participations.

(i) At any time after the Issuing Bank has made an LC Disbursement and has received from any Revolving Lender such Revolving Lender’s payment in respect of such LC Disbursement pursuant to Section 2.05(e), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent in accordance with this Agreement), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(e) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause (ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Holdco or any of its Restricted Subsidiaries or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction) and compliance by the Issuing Bank with the applicable standards of care set forth in the Uniform Commercial Code in the State of New York, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute bad faith, gross negligence or willful misconduct.

(h) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.

(i) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full as set forth in Section 2.05(e), the unpaid amount thereof shall bear interest, for each day from and including the first Business Day after receipt of notice to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment

(j) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.

(k) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(l) Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdco or any Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Holdco and/or any Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of Holdco and such Restricted Subsidiaries.

(m) Applicability of ISP and UCP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower, when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit

(n) Conflict with Letter of Credit Application. Notwithstanding anything else to the contrary in any Letter of Credit Application, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(o) Provisions Related to Extended Revolving Commitments. If the maturity date in respect of any tranche of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.05(c)) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall

Cash Collateralize any such Letter of Credit in accordance with Section 2.05(c). If, for any reason, such Cash Collateral is not provided or the reallocation does not occur, the Revolving Lenders under the maturing tranche shall continue to be responsible for their participating interests in the Letters of Credit. Except to the extent of reallocations of participations pursuant to clause (i) of the second preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date. Commencing with the maturity date of any tranche of Revolving Commitments, the sublimit for Letters of Credit shall be agreed with the Lenders under the extended tranches.

Section 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by wire transfer of the amounts so received, in immediately available funds, to an account of the Borrower in New York City, in each case designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, after giving effect to the reallocations pursuant to Section 2.22(a)(iv), if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent, within five (5) Business Days, such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, (A) if such Borrowing is denominated in Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) if such Borrowing is denominated in Euros or other Alternative Currency, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07 Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial

Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section, provided that the Borrower may not elect to convert any Borrowing denominated in Euros or an Alternative Currency to an ABR Borrowing and may not change the currency of any Borrowing. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit B and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the name of the Borrower;

(ii) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iv) and (v) below shall be specified for each resulting Borrowing);

(iii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iv) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(v) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) if such Borrowing is denominated in Dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) if such Borrowing is denominated in Euros or an Alternative Currency, such Borrowing shall continue as a Eurocurrency Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, no outstanding Borrowing may be continued for an Interest Period of more than one month’s duration.

Section 2.08 Termination and Reduction of Commitments.

(a) Unless previously terminated or extended, the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1,000,000 (or, in the case of Commitments denominated in Euros €1,000,000) and not less than $5,000,000 (or in the case of Commitments denominated in Euros, €5,000,000) and (ii) the Borrower shall not terminate or reduce any Class of Revolving Commitments to the extent that, after giving effect to any concurrent prepayment of the Revolving Loans of such Class in accordance with Section 2.11, the aggregate Revolving Exposures (calculated using the Exchange Rate in effect as of the date of the proposed termination or reduction) of such Class (excluding the portion of the Revolving Exposures attributable to outstanding Letters of Credit if and to the extent that the Borrower has Cash Collateralized (at 100% of the face value of such Letters of Credit) or made other arrangements satisfactory to the Issuing Bank with respect to such Letters of Credit) would exceed the aggregate Revolving Commitments of such Class.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Commitments of any Class delivered by the Borrower may state that such notice is conditioned upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of proceeds from the issuance of other Indebtedness or other specified event, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

(d) The Borrower, in its sole discretion, shall have the right, but not the obligation, at any time so long as no Event of Default has occurred and is continuing, upon at least one Business Day’s notice to a Defaulting Lender (with a copy to the Administrative Agent), to terminate in whole such Defaulting Lender’s Commitment. Such termination shall be effective with respect to such Defaulting Lender’s unused portion of its Commitment on the date set forth in such notice. No termination of the Commitment of a Defaulting Lender shall be deemed a waiver or release of any claim the Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender may have against the Defaulting Lender.

(e) The Required Revolving Lenders, or the Administrative Agent at the direction of the Required Revolving Lenders, shall have the right, at any time after the occurrence and during the continuance of a Revolver Reduction Event, upon at least one (1) Business Day’s notice to the Borrower, to terminate or reduce the aggregate Revolving Commitments of all Revolving Lenders and/or demand repayment of all or any portion of the then outstanding Revolving Loans and Swingline Loans, together with accrued and unpaid interest and fees thereon (and upon such demand such payments shall be due and payable for all purposes hereunder). If, after the effectiveness of any reduction or termination of the aggregate Revolving Commitments pursuant to this Section 2.08(e), the aggregate Revolving Exposures (calculated using the Exchange Rate in effect as of the date of such termination or reduction) exceeds the remaining aggregate Revolving Commitments, the Borrower shall repay Revolving Loans, Swingline Loans and/or Cash Collateralize Letters of Credit in accordance with Section 2.11(b). Any such reduction termination pursuant to this Section 2.08(e) shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

Section 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit F, provided that the delivery of any such note shall not be a condition precedent to any Acquisition. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10 Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section and subject to paragraph (i) of Section 2.11, the Borrower shall repay the Tranche B Term Loans on each date set forth below in an aggregate principal amount set forth opposite such date in the table below:

Date	Amount
June 30, 2012	$6,925,000
September 30, 2012	$6,925,000
December 31, 2012	$6,925,000
March 31, 2013	$6,925,000
June 30, 2013	$6,925,000
September 30, 2013	$6,925,000
December 31, 2013	$6,925,000
March 31, 2014	$6,925,000
June 30, 2014	$6,925,000
September 30, 2014	$6,925,000
December 31, 2014	$6,925,000
March 31, 2015	$6,925,000
June 30, 2015	$6,925,000
September 30, 2015	$6,925,000
December 31, 2015	$6,925,000
March 31, 2016	$6,925,000
June 30, 2016	$6,925,000
September 30, 2016	$6,925,000
December 31, 2016	$6,925,000
March 31, 2017	$6,925,000
June 30, 2017	$6,925,000
September 30, 2017	$6,925,000
December 31, 2017	$6,925,000
March 31, 2018	$6,925,000

Without limiting the foregoing, to the extent not previously paid, all Tranche B Term Loans shall be due and payable on the applicable Term Loan Maturity Date.

(b) Subject to adjustment pursuant to paragraph (d) of this Section and subject to paragraph (i) of Section 2.11, the Borrower shall repay the Tranche B-1 Term Loans on each date set forth below in an aggregate principal amount set forth opposite such date in the table below:

Date	Amount
June 30, 2012	$15,000,000
September 30, 2012	$15,000,000
December 31, 2012	$15,000,000
March 31, 2013	$15,000,000
June 30, 2013	$15,000,000
September 30, 2013	$15,000,000
December 31, 2013	$15,000,000
March 31, 2014	$15,000,000
June 30, 2014	$20,000,000
September 30, 2014	$20,000,000
December 31, 2014	$20,000,000
March 31, 2015	$20,000,000
June 30, 2015	$25,000,000
September 30, 2015	$25,000,000
December 31, 2015	$25,000,000
March 31, 2016	$25,000,000
June 30, 2016	$25,000,000
September 30, 2016	$25,000,000

Without limiting the foregoing, to the extent not previously paid, all Tranche B-1 Term Loans shall be due and payable on the applicable Term Loan Maturity Date.

(c) Subject to adjustment pursuant to paragraph (d) of this Section and subject to paragraph (i) of Section 2.11, the Borrower shall repay the Euro Term Loans on each date set forth below in an aggregate principal amount set forth opposite such date in the table below:

Date	Amount
June 30, 2012	€625,000
September 30, 2012	€625,000
December 31, 2012	€625,000

Date	Amount
March 31, 2013	€625,000
June 30, 2013	€625,000
September 30, 2013	€625,000
December 31, 2013	€625,000
March 31, 2014	€625,000
June 30, 2014	€625,000
September 30, 2014	€625,000
December 31, 2014	€625,000
March 31, 2015	€625,000
June 30, 2015	€625,000
September 30, 2015	€625,000
December 31, 2015	€625,000
March 31, 2016	€625,000
June 30, 2016	€625,000
September 30, 2016	€625,000
December 31, 2016	€625,000
March 31, 2017	€625,000
June 30, 2017	€625,000
September 30, 2017	€625,000
December 31, 2017	€625,000
March 31, 2018	€625,000

Without limiting the foregoing, to the extent not previously paid, all Euro Term Loans shall be due and payable on the applicable Term Loan Maturity Date.

(d) Any prepayment of a Term Borrowing of any Class shall be applied (i) in the case of prepayments made pursuant to Section 2.11(a) or (e), to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed by the Borrower, or as otherwise provided in any Extension Amendment, any Incremental Facility Amendment or Refinancing Amendment, and (ii) in the case of prepayments made pursuant to Section 2.11(c) or Section 2.11(d), to reduce the subsequent scheduled repayments of the Term Borrowings of such Class to be made pursuant to this Section in direct order of maturity, or as otherwise provided in any Extension Amendment, any Incremental Facility Amendment, or Refinancing Amendment.

(e) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 11:00 a.m., New York City time, on the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

Section 2.11 Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time, without premium or penalty (but subject to Section 2.16 and the following sentence), to prepay any Borrowing of any Class in whole or in part, as selected and designated by the Borrower, subject to the requirements of this Section. Each voluntary prepayment of any Loan pursuant to this Section 2.11(a) shall be made without premium or penalty except that, in the event that on or prior to the first anniversary of the Closing Date, the Borrower makes any prepayment or repayment of Term Loans as a result of a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, a prepayment premium in an amount equal to 1% of the amount of the Term Loans being so prepaid, repaid or refinanced. Any such voluntary prepayment shall be applied as specified in Section 2.10(d). Notwithstanding anything to the contrary in this Agreement, after any Extension, the Borrower may prepay any Borrowing of any Class of non-extended Term Loans pursuant to which the related Extension Offer was made without any obligation to prepay the corresponding Extended Term Loans.

(b) In the event and on such occasion that the aggregate Revolving Exposures exceed (A) 105% of the aggregate Revolving Commitments solely as a result of currency fluctuations or (B) the aggregate Revolving Commitments (other than as a result of currency fluctuations), the Borrower shall prepay (no later than five (5) Business Days after such event or occasion) Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.23) in an aggregate amount equal to the amount by which the aggregate Revolving Exposures exceed the aggregate Revolving Commitments.

(c) Subject to paragraph (f) of this Section and unless the Required Lenders otherwise agree, in the event and on each occasion that any Net Proceeds are received by or on behalf of Holdco or any Restricted Subsidiary in respect of any Prepayment Event, the Borrower shall, within thirty (30) days in the case of any Prepayment Event referenced in paragraph (a) or (b) of the definition thereof, or, five (5) Business Days in the case of a Prepayment Event referenced in paragraph (c) of the definition thereof, after such Net Proceeds are received, prepay Term Loans on a pro rata basis (except, as to Term Loans made pursuant to an Incremental Facility Amendment or a Refinancing Amendment, as otherwise set forth in such Incremental Facility Amendment or a Refinancing Amendment, or as to a Replacement Term Loan), in each case in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that in the case of any such event described in clause (a) or (b) of the definition of the term “Prepayment Event,” if Holdco or any Restricted Subsidiary applies (or commits to apply) the Net Proceeds from such event (or a portion thereof) within twelve (12) months after receipt of such Net Proceeds to reinvest such proceeds in assets of the general type used or useful in the business of Holdco and its Restricted Subsidiaries (including in connection with an acquisition)(provided that, in each case, the Borrower has delivered to the Administrative Agent within 30 days after such Net Proceeds are received a written notice stating its intention to do so), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds except to the extent of any such Net Proceeds therefrom that have not been so applied by the end of the twelve-month (or, if committed to be so applied within 12 months of the receipt of such Net Proceeds, eighteen-month) period following receipt of such Net Proceeds, at the end of which period a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided, further, that with respect to any Prepayment Event referenced in paragraph (a) or (b) of the definition thereof, (i) the Borrower shall not be obligated to make any prepayment otherwise required by this paragraph (c) unless and until the aggregate amount of Net Proceeds from all such Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds $15,000,000 (the “Prepayment Trigger”) in any fiscal year of Holdco, but then from all such Net Proceeds (including amounts below the Prepayment Trigger) and (ii) the Borrower may use a portion of such Net Proceeds to prepay or repurchase First Lien Senior Secured Notes or any other Indebtedness secured by the Collateral on a pari passu basis with the Liens securing the Obligations (the “Other Applicable Indebtedness”) to the extent required or permitted pursuant to the terms of the documentation governing such Other Applicable Indebtedness, in which case, the amount of prepayment required to be made with respect to such Net Proceeds pursuant to this Section 2.11(c) shall be deemed to be the amount equal to the product of (x) the amount of such Net Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of Term Loans required to be prepaid pursuant to this paragraph (c) and the denominator of which is the sum of the outstanding principal amount of such Other Applicable Indebtedness and the outstanding principal amount of Term Loans required to be prepaid pursuant to this paragraph.

(d) Subject to paragraph (f) of this Section and unless the Required Lenders otherwise agree, following the end of each fiscal year of Holdco, commencing with the fiscal year ending May 31, 2013, the Borrower shall prepay, Term Borrowings in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such fiscal year, provided that such amount shall be reduced by the aggregate principal amount of prepayments (other than prepayments pursuant to Section 2.11(c), (d) or (e)) of Term Loans and Revolving Loans (to the extent of, in the case of Revolving Loans, a corresponding Revolving Commitment reduction) made during such fiscal year and, at the option of the Borrower and without duplication across periods, after such fiscal year but on or prior to the ECF Due Date (as defined below). Each prepayment pursuant to this paragraph shall be made not later than the earlier of (A) 125 days after the end of the fiscal year of Holdco with respect to which such prepayment is made and (B) 10 Business Days after the delivery of the financial statements referred to in Section 5.01(a) for the fiscal year with respect to which such prepayment is made (such earlier date, the “ECF Due Date”). All prepayments made pursuant to this Section 2.11(d) shall be applied solely to the outstanding Tranche B Term Loans and Euro Term Loans, and to the extent included in the parentheticals in the definition of ECF Percentage, Other Term Loans and Incremental Term Loans. Notwithstanding anything herein to the contrary, the Tranche B-1 Term Loans will not receive any prepayment pursuant to this Section 2.11(d).

(e) If the Borrower incurs or issues any Credit Agreement Refinancing Indebtedness permitted to be incurred or issued hereunder (other than a Permitted Refinancing thereof), the Borrower shall, substantially contemporaneously with such incurrence or issuance, prepay the principal amount of the corresponding Credit Agreement Refinanced Debt in accordance with Section 2.11(g) and in an aggregate amount the Dollar Equivalent of which is equal to 100% of the Net Proceeds of such issuance or incurrence (which prepayment of principal shall be accompanied by payment of, provided such Net Proceeds shall be deemed reduced by an amount equal to the, accrued and unpaid interest, premiums and fees and expenses associated with such principal amount prepaid).

(f) Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) (a “Foreign Disposition”), the Net Proceeds of any Prepayment Event from a Foreign Subsidiary (a “Foreign Prepayment Event”), or Excess Cash Flow would be (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement permitted by Section 6.10 or (z) subject to other onerous organizational or administrative impediments, from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(d), or the Borrower shall not be required to make a prepayment at the time provided in Section 2.11(c), as the case may be. Instead, such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, applicable organizational impediment or other impediment, will not permit repatriation to the United States (Holdco and the Borrower hereby agreeing to use commercially reasonably efforts to otherwise cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law, applicable organizational impediment or other impediment to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, applicable organizational impediment or other impediment, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than 5 Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition, any Foreign Prepayment Event or Excess Cash Flow would have an adverse tax cost consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to this Section 2.11 (or such Excess Cash Flow would have been so required if it were Net Proceeds), (x) the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Foreign Subsidiary.

(g) In connection with any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall, subject to the provisions of this paragraph, select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (h) of this Section. The Administrative Agent will promptly notify each Lender holding the applicable Class of Term Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each such Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clause (c) or (d) of this Section 2.11 by providing notice to the Administrative Agent at or prior to the time of such prepayment; provided that for the avoidance of doubt, no Lender may reject any prepayment made with the proceeds of Credit Agreement Refinancing Indebtedness. Any Declined Proceeds remaining thereafter shall be retained by the Borrower (“Retained Declined Proceeds”).

(h) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that a notice of optional prepayment may state that such notice is conditional upon the consummation of an acquisition or sale transaction or upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or other specified event, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Except as otherwise provided herein, each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and any prepayment fees required by Section 2.11(a), to the extent applicable.

(i) Notwithstanding anything to the contrary contained in this Agreement, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdco, the Borrower or any other Restricted Subsidiary (in such case, the foregoing being herein referred to as the “Auction Parties” and each, an “Auction Party”) may repurchase outstanding Term Loans on the following basis:

(A) Such Auction Party may repurchase all or any portion of any Class of Term Loan (such Term Loans, “Subject Loans”) pursuant to a Dutch Auction (or such other modified Dutch auction conduced pursuant to similar procedures as the Borrower and Administrative Agent may otherwise agree);

(B) Following repurchase by any Auction Party pursuant to this Section 2.11(i), the Term Loans so repurchased shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by any Auction Party), for all purposes of this Agreement and the principal amount of the Loans so repurchased shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loans. In connection with any Term Loans repurchased and cancelled pursuant to this Section 2.11(i), the Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any payment made by any Auction Party in connection with a repurchase permitted by this Section 2.11(i) shall not be subject to any of the pro rata payment or sharing requirements of this

Agreement. Notwithstanding anything in this Agreement or any other Loan Documents to the contrary, failure by an Auction Party to make any payment to a Lender required by an agreement permitted by this Section 2.11(i) shall not constitute a Default or an Event of Default;

(C) Each Lender that sells its Term Loans pursuant to this Section 2.11(i) acknowledges and agrees that (i) the Auction Parties may come into possession of additional information regarding the Loans or the Loan Parties at any time after a repurchase has been consummated pursuant to an Auction hereunder that was not known to such Lender or the Auction Parties at the time such repurchase was consummated and that, when taken together with information that was known to the Auction Parties at the time such repurchase was consummated, may be information that would have been material to such Lender’s decision to enter into an assignment of such Term Loans hereunder (“Excluded Information”), (ii) such Lender will independently make its own analysis and determination to enter into an assignment of its Loans and to consummate the transactions contemplated by an Auction notwithstanding such Lender’s lack of knowledge of Excluded Information and (iii) none of the Auction Parties or any other Person shall have any liability to such Lender with respect to the nondisclosure of the Excluded Information. Each Lender that tenders Loans pursuant to an Auction agrees to the foregoing provisions of this clause (C). The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.11(i) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment requirements) (it being understood and acknowledged that purchases of the Loans by an Auction Party contemplated by this Section 2.11(i) shall not constitute Investments by such Auction Party) or any other Loan Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.11(i).

Section 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender, in accordance with its Applicable Percentage, a commitment fee, which shall accrue at the Applicable Margin on the actual daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to, but excluding, the date on which the Revolving Commitments terminate, subject to adjustment as provided in Section 2.22. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Closing Date, provided that no commitment fee shall accrue on the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the actual daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date, to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the actual daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date, to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand and reasonable supporting documents. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

Section 2.13 Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin plus (in the case of a Eurocurrency Borrowing of any Lender which is lent from an applicable lending office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section (including the Applicable Margin and any Mandatory Cost) or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the applicable Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or Swingline Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as, a Eurocurrency Borrowing in such currency shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued (A) if such currency is the Dollar, shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereto and (B) if such currency is Euros, shall (1) in the case of a Revolving Borrowing, be repaid on the last day of the Interest Period applicable thereto and

(2) in the case of a Term Borrowing, bear interest at such rate as the Administrative Agent shall determine adequately and fairly reflects the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period plus the applicable percentage set forth in the definition of Applicable Margin under the applicable row under the column “Euro Term Loan” and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in such currency, (A) if such currency is the Dollar, such Borrowing shall be made as an ABR Borrowing and (B) if such currency is Euros, such Borrowing Request shall be ineffective.

Section 2.15 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate);

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein (except in each case with respect to Taxes which shall be covered in Section 2.17); or

(iii) subject any Lender or the Issuing Bank to any additional Taxes of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except, in each case, for Indemnified Taxes which are indemnified under Section 2.17 and any Excluded Tax);

and the result of any of the foregoing shall be to materially increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of materially reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor, and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Break Funding Payments. In the event of (a) the payment by the Borrower of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion by the Borrower of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, convert into, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(h) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (other than loss of profit). In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits or Euro deposits, as applicable, of a comparable amount and period from other banks in the eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any costs incurred more than six months prior to the date of the event giving rise to such costs.

Section 2.17 Taxes. (a) Each payment by or on account of any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any Requirement of Law. If any applicable withholding agent is so required to withhold Taxes, then such withholding agent shall so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with any applicable law. To the extent such Taxes are Indemnified Taxes, then the amount payable by the applicable Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) In addition, each Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) As promptly as possible after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(d) The Loan Parties shall indemnify each Recipient for the full amount of any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) or for which such Loan Party has failed to remit to the Administrative Agent the required receipts or other required documentary evidence and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted. The indemnity under this paragraph (d) shall be paid within 30 days after the Recipient (or the Administrative Agent, on behalf of such Recipient) delivers to the applicable Loan Party a certificate stating the amount of Indemnified Taxes so payable by such Recipient. Such certificate shall be conclusive of the amount so payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section. If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto, two duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding;

(B) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Foreign Lender for whom payments under any Loan Document constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of the applicable Exhibit I (a “U.S. Tax Certificate”);

(E) in the case of a Foreign Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership or a participating Lender), (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more of its partners are claiming the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to any Recipient would be subject to U.S. federal withholding Tax imposed under FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA, such Recipient shall deliver to the Borrower and Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law and such other documentation reasonably requested by the Borrower and Administrative Agent sufficient for Administrative Agent and the Borrower to comply with their obligations under FATCA and to determine whether or to what extent such Recipient is exempt from withholding under FATCA.

(iv) Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If any Recipient determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified pursuant to this Section (including additional amounts paid by any Loan Party pursuant to this Section), it shall promptly pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of such Recipient, shall repay to such Recipient the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Recipient is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g) For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and any Swingline Lender.

Section 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, Section 2.16, Section 2.17 or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time, or, in the case of payments denominated in Euros, 2:00 p.m., London time), on the date when due, in immediately available funds, without setoff or counterclaim. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in same day funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in same day funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent’s Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Section 2.15, Section 2.16, Section 2.17 and Section 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document of principal or interest in respect of any Loan (or of any breakage indemnity in respect of any Loan) shall be made in the currency of such Loan and, except as otherwise set forth in any Loan Document, all other payments under each Loan Document shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If, other than as provided elsewhere herein, any Lender shall, by exercising any right of setoff or counterclaim, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to (t) any payment or prepayment made by or on behalf of the Borrower or any other Loan Party pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (u) the application of Cash Collateral provided in Section 2.23, (v) from time to time (including the application of funds arising from the existence of a Defaulting Lender), (w) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, (x) the application of Cash Collateral provided for in Section 2.23, (y) transactions in connection with a Dutch Auction, or (z) in connection with a transaction pursuant to an Extension Offer, Refinancing Amendment or Incremental Facility Amendment or amendment in connection with Refinanced Term Loans. For the avoidance of doubt, this Section shall not limit the ability of Holdco, the Borrower or any Restricted Subsidiary to (i) purchase and retire Term Loans pursuant to a Dutch Auction or (ii) pay principal, fees, premiums and interest with respect to Other Revolving Loans, Other Term Loans, Refinanced Term Loans, Incremental Revolving Loans or Incremental Term Loans following the effectiveness of any Refinancing Amendment, any Extension Offer or Incremental Facility Amendment, as applicable, on a basis different from the Loans of such Class that will continue to be held by Lenders that were not Extending Lenders or Lenders pursuant to such Incremental Facility Amendment, as applicable.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(d) or (e), Section 2.06(a) or (b), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19 Mitigation Obligations; Replacement of Lenders (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans and, other than in the case of a Defaulting Lender, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments.

Section 2.20 Incremental Loans. (a) At any time and from time to time prior to the Latest Maturity Date, subject to the terms and conditions set forth herein, the Borrower may by no less than three (3) Business Days’ prior notice to the Administrative Agent (or such lesser number of days as may be reasonably acceptable to the Administrative Agent), request to add one or more new credit facilities (each, an “Incremental Facility”) denominated, at the option of the Borrower, in Dollars and/or Euros and consisting of one or more additional tranches of term loans (each, an “Incremental Term Facility”) or one or more additional tranches of revolving loans (each, an “Incremental Revolving Facility”), or a combination thereof, provided that (i) immediately before and after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) subject to the provisos to this sentence, immediately after giving effect to each Incremental Facility Amendment and the applicable Incremental Facility, the First Lien Leverage Ratio (without giving effect to any proceeds of the Incremental Facility for purposes of calculating the First Lien Leverage Ratio and assuming the amount of such Incremental Revolving Facility (if any) is fully drawn) computed on a Pro Forma Basis shall not be greater than 4.25 to 1.00 as of the Applicable Date of Determination, provided that (1) for purposes of this Section 2.20, the addition of any Incremental Revolving Facility shall be deemed to be the incurrence of Indebtedness in an amount equal to the aggregate principal amount of the Incremental Revolving Commitments in respect of such Incremental Revolving Facility and (2) the financial incurrence test set forth in clause (ii) of this paragraph (a) shall not apply to the incurrence of an aggregate principal amount of Indebtedness under Incremental Facilities after the Closing Date not to exceed an amount the Dollar Equivalent (calculated using the Exchange Rate in effect as of the date of effectiveness of such Incremental Facility Amendment and Incremental Facility) of which equals $150,000,000 (such Indebtedness, the “Unrestricted Incremental First-Lien Indebtedness”) (it being understood and agreed that (I) the Borrower shall designate any such Indebtedness as Unrestricted Incremental First-Lien Indebtedness on or prior to the date of such incurrence by notice to the Administrative Agent and (II) the Borrower may redesignate any such Indebtedness originally designated as Unrestricted Incremental First-Lien Indebtedness if, at the time of such redesignation, the Borrower would be permitted to incur under this Section 2.20 the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Unrestricted Incremental First-Lien Indebtedness as of the date of such redesignation by the amount of such Indebtedness so redesignated)), (iii) in the event that the Yield for any Incremental Facility (other than Unrestricted Incremental First-Lien Indebtedness) incurred during such period is higher than the Yield for the Initial Tranche B Term Loans by more than 50 basis points, then the Applicable Margin for the Initial Tranche B Term Loans and Initial Tranche B-1 Term Loans shall be increased to the extent necessary so that the Yield for such Initial Tranche B Term Loans and Initial Tranche B-1 Term Loans is equal to the Yield for such Incremental Facility minus 50 basis points or minus 112.5 basis points in the case of the Initial Tranche B-1 Term Loans and (iv) after giving effect to such Incremental Facility (and the application of proceeds thereof) on a Pro Forma Basis, the Borrower is in compliance with the covenant set forth in Section 6.12 as of the Applicable Date of Determination. Each Incremental Facility shall be in an integral multiple of $1,000,000 (or, in the case of Incremental Facilities denominated in Euros, €1,000,000) and be in an aggregate principal amount that is not less than $25,000,000 (or, in the case of Incremental Facilities denominated in Euros, €25,000,000), provided that such amount may be less than $25,000,000 (or €25,000,000, as the case may be) if such amount represents all the remaining availability under the aggregate principal amount of Incremental Facilities set forth above. Any Lenders participating in an Incremental Revolving Facility, unless then a Revolving Lender, shall be reasonably acceptable to the Swingline Lender and the Issuing Bank, in each case under such Incremental Revolving Facility.

(b) Each Incremental Facility (i) shall rank pari passu in right of payment in respect of the Collateral and with the Obligations in respect of the Revolving Commitments and the Term Loans made available to the Borrower, (ii) for purposes of prepayments, shall be treated no more favorably than the Initial Tranche B Term Loans, in the case of an Incremental Term Facility, or the Initial Revolving Loans, in the case of an Incremental Revolving Facility, in each case except as otherwise approved by the Administrative Agent or those that only apply after the then existing Latest Maturity Date, and (iii) other than amortization, pricing or maturity date, shall have the same terms as the Initial Tranche B Term Loans, in the case of an Incremental Term Facility, or the Revolving Loans, in the case of an Incremental Revolving Facility, provided that (A) no Incremental Term Facility shall have a final maturity date earlier than the Term Loan Maturity Date with respect to the Initial Tranche B Term Loans, (B) no Incremental Revolving Facility shall have a final maturity date earlier than the Revolving Maturity Date with respect to the Initial Revolving Loans and (C) no Incremental Term Facility shall have a weighted average life that is shorter than the weighted average life of the then-remaining Initial Tranche B Term Loans.

(c) Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Facility. Any additional bank, financial institution, existing Lender or other Person that elects to provide Commitments under an Incremental Facility shall be reasonably satisfactory to the Borrower and, in the case of any Incremental Revolving Facility, the Administrative Agent (any such bank, financial institution, existing Lender or other Person being called an “Additional Lender”) and, if not already a Lender, shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdco, the Borrower, such Additional Lender (in the case of this Agreement and, as appropriate, any other Loan Document, as applicable) and (to the extent it affects the rights or increases the obligations of the Administrative Agent and/or the Collateral Agent, the Administrative Agent and/or the Collateral Agent). No Lender shall be obligated to provide any Commitments under an Incremental Facility, unless it so agrees. Commitments in respect of any Incremental Facilities shall become Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section (including to provide for voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall, unless otherwise agreed to by the Additional Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of the condition set forth in Section 4.02(b) (it being understood that all references to “the date of such Credit Event” in Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date) as well as all other conditions in respect of such Incremental Facility Amendment to be mutually agreed upon by the Additional Lenders and the Borrower customary for transactions of the type in respect of which the applicable Incremental Facility relates. The proceeds of any Loans under an Incremental Facility will be used, directly or indirectly, for working capital and/or general corporate purposes and/or any other purposes not prohibited hereunder (including, without limitation, Restricted Payments and Acquisitions).

Section 2.21 Refinancing Amendments. At any time after the Closing Date, the Borrower may obtain from any existing Lender or any other Person reasonably satisfactory to the Borrower and, in the case of any Other Revolving Commitments, the Administrative Agent, the Swingline Lender and the Issuing Bank (any such existing Lender or other Person being called an “Additional Refinancing Lender”) Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Commitments (including the corresponding portion of the Revolving Loans) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Commitments (including the corresponding portion of the Other Revolving Loans)), in the form of (x) Other Term Loans or Other Term Commitments in the case of clause (a) or (y) Other Revolving Loans or Other Revolving Commitments in the case of clauses (a) and (b), in each case pursuant to a Refinancing Amendment; provided that such Credit Agreement Refinancing Indebtedness (i) will rank pari passu or junior in right of payment and of security with the other Loans and Commitments hereunder, (ii) have such pricing, interest, fees, premiums and optional prepayment terms as may be agreed by Holdco, the Borrower and the Additional Refinancing Lenders thereof, (iii) not be secured by any assets that do not constitute Collateral and (iv) except as permitted in clause (ii), will otherwise be treated hereunder no more materially favorably taken as a whole, including with respect to covenants and events of default, than the Credit Agreement Refinanced Debt; provided further that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for additional or different financial or other covenants or other provisions that are agreed by Holdco, the Borrower and the applicable Additional Refinancing Lenders to the extent applicable only after the Latest Maturity Date as determined on the date such Credit Agreement Refinancing Indebtedness is incurred or obtained. The effectiveness of any Refinancing Amendment shall be subject to such conditions as are mutually agreed with the participating Additional Refinancing Lenders. Each Class of Credit Agreement Refinancing Indebtedness (other than in connection with an extension of the maturity of Term Loans, Revolving Loans or Revolving Commitments) incurred under this Section 2.21 shall be in an integral multiple of $1,000,000 (or, in the case of Credit Agreement Refinancing Indebtedness denominated in Euros, €1,000,000) and be in an aggregate principal amount that is not less than $25,000,000 (or, in the case of Credit Agreement Refinancing Indebtedness denominated in Euros, €25,000,000), provided that such amount may be less than $25,000,000 (or €25,000,000, as the case may be) if such amount represents all the remaining availability under the aggregate principal amount of Credit Agreement Refinancing Indebtedness set forth above. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms (other than with respect to requirements to satisfy financial covenants prior to issuance of Letters of Credit or borrowing Swingline Loans) applicable to Letters of Credit and Swingline Loans under this Agreement before giving effect to such Refinancing Amendment. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, Holdco and the Borrower, to effect the provisions of this Section. All Other Term Loans, Other Revolving Loans, Other Revolving Commitments and Other Term Loan Commitments shall only be borrowed and/or guaranteed by Loan Parties.

Section 2.22 Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursement in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or LC Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non- Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.22(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender shall not be entitled to receive any commitment fee pursuant to Sections 2.12(a) for any period during which that Lender is a Defaulting Lender and (A) if the participations in Swingline Loans and/or Letters of Credit are reallocated pursuant to clause (iv) below, then the fees payable to the Lenders pursuant to Sections 2.12(a) and (b) shall be adjusted to reflect the higher amounts of such participations allocated to such Lenders, and (B) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated pursuant to clause (iv) below nor Cash Collateralized pursuant to Section 2.23, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or Cash Collateralized.

(iv) Reallocation of Pro Rata Shares to Reduce LC Exposure. During any period in which there is a Defaulting Lender with a Revolving Commitment, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans, the “Applicable Percentage” of each non-Defaulting Lender with a Revolving Commitment shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender, and such obligation to so acquire, refinance or fund participations in Letters or Credit and Swingline Loans shall automatically be reallocated among the non-Defaulting Lenders with Revolving Commitments upon such Defaulting Lender becoming a Defaulting Lender; provided that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Revolving Loans of that Lender. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender with a Revolving Commitment arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Revolving Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lender and the Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentage without giving effect to Section 2.22(a)(iv), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) So long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it has received assurances satisfactory to it that non-Defaulting Lenders will cover the related exposure in accordance with this Section 2.22 and/or Cash Collateral will be provided by the Borrower in accordance with Section 2.23, and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(a)(iv) (and such Defaulting Lender shall not participate therein).

Section 2.23 Cash Collateral

(a) Certain Credit Support Events. If, as of the date of termination of all Revolving Commitments, any LC Exposure for any reason remains outstanding, the Borrower shall promptly provide Cash Collateral in an amount equal to 103% of the then outstanding amount of all LC Exposure. At any time that there shall exist a Defaulting Lender, within five (5) Business Days after the request of the Administrative Agent, the Borrower shall (x) deliver to the Administrative Agent Cash Collateral in an amount equal to 100% of all LC Exposure (after giving effect to Section 2.22(a)(iv)) and any Cash Collateral provided by such Defaulting Lender) and (y) prepay any Swingline Loans to the extent the participations of such Defaulting Lender therein have not been reallocated pursuant to Section 2.22(a)(iv). If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate outstanding amount of all LC Exposure, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable laws, to reimburse the Issuing Bank.

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more blocked, non-interest-bearing deposit and/or securities accounts with or established by the Administrative Agent. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Revolving Lenders (including the Swingline Lender), and agrees to maintain, a first priority security interest (subject to Liens of the type permitted by Section 6.02) in all such cash, Cash Equivalents, deposit and/or securities accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.23(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any non-permitted right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than 100% of the applicable LC Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.23 or otherwise in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LC Disbursement, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce LC Exposure or other obligations shall be released promptly following (i) the elimination of the applicable LC Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated LC Exposure or other obligations.

Section 2.24 Extensions of Term Loans and Revolving Commitments

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of Term Loans with a like maturity date or Revolving Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and offered on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate, premiums or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, and each group of Term Loans or Revolving Commitments, as applicable, in each case as so extended, as well as the Initial Term Loans and the Initial Revolving Commitments (in each case not so extended), being a separate Class; any Extended Term Loans shall constitute a separate Class of Term Loans from the Class of Term Loans from which they were converted, and any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied:

(i) Except as to interest rates, fees, premiums and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Loan Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Loan Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the loans made pursuant thereto, the “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with applicable terms prior to the maturity date of the Initial Revolving Loans no more favorable, in any material respect, taken as a whole, to the Extending Revolving Loan

Lenders than the terms of the Initial Revolving Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extended Revolving Commitments and (C) repayments made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) all Letters of Credit and Swingline Loans shall be participated on a pro rata basis by all Lenders with Revolving Commitments in accordance with their percentage of the Revolving Commitments, (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a non-pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans, (5) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any Initial Revolving Commitments) which have more than four different maturity dates and (6) except as the Swingline Lender may otherwise agree, Swingline Loans shall be required to be paid in full on the maturity date of the non-extended Revolving Commitments (and may, for the avoidance of doubt, be re-borrowed pursuant to the terms hereof after such maturity date),

(ii) except as to interest rates, fees, final maturity date, optional prepayment terms, required prepayment dates and participation in prepayments (which shall, subject to the immediately succeeding clauses (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”, and together with Extending Revolving Loan Lenders, “Extending Lenders”) extended pursuant to any Extension (“Extended Term Loans”) shall have terms applicable prior to the original Term Loan Maturity Date no more favorable in any material respect, taken as a whole, to the Extending Term Lender than the terms of the Class of Term Loans subject to such Extension Offer,

(iii) the final maturity date of any Extended Term Loans shall be no earlier than the Term Loan Maturity Date and at no time shall the Term Loans (including Extended Term Loans) have more than six different maturity dates,

(iv) the weighted average life of any Extended Term Loans shall be no shorter than the remaining weighted average life of the Term Loans extended thereby,

(v) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or

Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer,

(vi) all documentation in respect of such Extension shall be consistent with the foregoing, and

(vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.24, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.24 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment section) or any other Loan Document that may otherwise prohibit or restrict any such Extension or any other transaction contemplated by this Section 2.24.

(c) No consent of any Lender or any Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof), (ii) with respect to any Extension of the Revolving Commitments, the consent of each Issuing Bank and the Swingline Lender (except to the extent such Swingline has been terminated by the Borrower) and (iii) to the extent affecting the rights or increasing the obligations of the Administrative Agent beyond those of the type already required to perform under the Loan Documents, the Administrative Agent, which consent shall not be unreasonably withheld or delayed; provided, the Borrower will promptly notify the Administrative Agent of any such Extensions. All Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent and, to the extent applicable, the Collateral Agent, to enter into amendments to this Agreement and the other Loan Documents with the Borrower and other Loan Parties as may be necessary in order to establish new Classes in respect of Revolving Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new Classes, in each case on terms consistent with this Section 2.24. In addition, any such amendment shall provide that, to the extent consented to by each relevant Issuing Bank, (a) with respect to any Letters of Credit the expiration date for which extend beyond the maturity date for the non-extended Revolving Commitments, participations in such Letters of Credit on such maturity date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment (provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly) and (b) limitations on drawings of Revolving Loans and issuances, extensions and amendments to Letters of Credit shall be implemented giving effect to the foregoing reallocation prior to such reallocation actually occurring to ensure that sufficient Extended Revolving Commitments are available to participate in any such Letters of Credit. Without limiting the foregoing, in connection with any Extensions the respective Loan Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the latest termination date of any Extended Term Loans or Extended Revolving Commitments so that such maturity date is extended to the latest termination date of any Extended Term Loans or Extended Revolving Commitments (or such later date as may be advised by local counsel to the Administrative Agent). No Lender shall be required to participate in any Extension.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.24.

Section 2.25 Term Loan Exchange Notes

(a) The Borrower may by written notice to the Administrative Agent elect to offer to issue to Lenders holding Term Loans under this Agreement first priority senior secured notes and/or junior lien secured notes and/or unsecured notes (the “Term Loan Exchange Notes”) in exchange for the Term Loans; provided that such Term Loan Exchange Notes may not be in an aggregate principal amount greater than the Term Loans being exchanged plus unpaid accrued interest and premium (if any) thereon and underwriting discounts, fees, commissions and expenses in connection with the issuance of the Term Loan Exchange Notes. Each such notice shall specify the date (each, a “Term Loan Exchange Effective Date”) on which the Borrower proposes that the Term Loan Exchange Notes shall be issued, which shall be a date not less than three Business Days after the date on which such notice is delivered to the Administrative Agent; provided that: (w) the Weighted Average Life to Maturity of such Term Loan Exchange Notes shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans being exchanged and the Term Loan Exchange Notes shall not have a final maturity before the Term Loan Maturity

Date then in effect of the Term Loans being exchanged; (x) if secured, such Term Loan Exchange Notes shall rank pari passu or junior in right of payment and of security with the Loans and Commitments hereunder; (y) all other terms (other than maturity, interest rates, pricing, optional prepayment terms, and fees) applicable to such Term Loan Exchange Notes shall be no more materially favorable taken as a whole to the lenders receiving Term Loan Exchange Notes than those applicable to the then outstanding Term Loans being exchanged, except to the extent such covenants and other terms apply solely to any period after the final maturity of the Term Loans being exchanged; and (z) the obligations in respect of the Term Loan Exchange Notes shall not be (A) secured by Liens on any asset of Holdco, the Borrower and the Restricted Subsidiaries other than assets constituting Collateral and the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be reasonably requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Term Loan Exchange Notes are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations (or, to the extent applicable, the Loan Parties and the Collateral Agent (to the extent that it is acting in the capacity of collateral agent with respect to such Term Loan Exchange Notes) will enter into pari passu or junior lien collateral documents without the consent of the Lenders so long as the Administrative Agent has been provided reasonably requested assurances that such documentation is not more restrictive taken as a whole than the Security Documents in any material respect) or (B) guaranteed by any Restricted Subsidiary unless such Restricted Subsidiary is a Subsidiary Loan Party which shall have previously or substantially concurrently guaranteed the Obligations.

(b) The Borrower shall offer to issue Term Loan Exchange Notes in exchange for the Class of Term Loans to all Lenders holding such Class of Term Loans on a pro rata basis, and such Lenders may choose to accept or decline to receive such Term Loan Exchange Notes in their sole discretion. Any such Term Loans exchanged for Term Loan Exchange Notes shall be immediately, and without further action by any Person, cancelled for all purposes of this Agreement.

ARTICLE III

Representations and Warranties

Each of Holdco and the Borrower represents and warrants to the Lenders that (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable law):

Section 3.01 Organization; Powers. Each of Holdco and the Material Subsidiaries is (a) duly organized, validly existing and, to the extent such concept is applicable in the corresponding jurisdiction, in good standing under the laws of the jurisdiction of its organization and (b) has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party and to effect the Transactions, except in the case of clauses (a) and (b), where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.02 Authorization; Enforceability. This Agreement (and the lending transactions contemplated hereby to occur on the Closing Date) have been duly authorized by all necessary corporate or other organizational action by each of Holdco and the Borrower and constitutes, and each other Loan Document to which any Loan Party is a party has been duly authorized by all necessary corporate or other organizational action by such Loan Party, and each Loan Document constitutes, or when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdco, the Borrower or such other Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by the Loan Parties of the Loan Documents to which such Loan Parties are a party (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, in each case as of the Closing Date, (ii) filings necessary to perfect Liens created under the Loan Documents and to release Liens under the Existing Credit Agreements and the associated collateral documents, and (iii) those consents, approvals, negotiations, filings or other actions, the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Organizational Document of Holdco or any other Loan Party, (c) will not violate any Requirement of Law applicable to Holdco or any Restricted Subsidiary, (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon Holdco or any Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Holdco or any Restricted Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, in each case as of the Closing Date, and (e) will not result in the creation or imposition of any Lien on any asset of Holdco or any Restricted Subsidiary, except Liens created under the Loan Documents and Liens permitted under Section 6.02, except in the cases of clauses (a), (c) and (d) above where such violations, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04 Financial Condition; No Material Adverse Change

(a) Holdco has heretofore furnished to the Administrative Agent (i) the unaudited consolidated balance sheets and related statements of income and cash flows of IGS Intermediate as of and for the fiscal quarter and the portion of the fiscal year ended November 30, 2011 and (ii) the unaudited consolidated balance sheet and related statements of income and cash flows of Holdco as of and for the fiscal quarter and the portion of the fiscal year ended November 30, 2011. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of (A) in the case of clause (i), IGS Intermediate and its subsidiaries and (B) in the case of clause (ii), Holdco and its Subsidiaries, as the case may be, as of such dates and for such periods in accordance with GAAP, subject, in each case to normal year-end audit adjustments, the absence of footnotes and the inclusion of explanatory notes.

(b) Since November 30, 2011, no event, change or condition has occurred that has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.05 Properties. (a) Each of Holdco and the Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for Liens permitted under Section 6.02 and minor defects in title and except where the failure to have such good title or valid leasehold interest would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Holdco and the Restricted Subsidiaries owns or has the right to use all Intellectual Property that is necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure of the foregoing would not reasonably be expected to have a Material Adverse Effect.

(c) Schedule 3.05(c) sets forth the address of each parcel of Material Real Property that is owned in fee simple by any Loan Party as of the Closing Date.

Section 3.06 Litigation and Environmental Matters. (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdco or the Borrower, threatened in writing against or affecting Holdco or any Restricted Subsidiary as to which there is a reasonable possibility of an adverse determination and that, if adversely determined would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of Holdco or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability.

Section 3.07 Compliance with Laws. Each of Holdco and the Restricted Subsidiaries is in compliance with all Requirements of Law applicable to it or its property, except, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.08 Investment Company Status. None of Holdco or any Restricted Subsidiary is required to be registered as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 3.09 Taxes. Each of Holdco, the Borrower and the Restricted Subsidiaries (a) has timely filed or caused to be filed all Tax returns and reports required to have been filed, except to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) has paid or caused to be paid all Taxes required to have been paid by it, except (x) any Taxes the failure to pay would not reasonably be expected to result in a Material Adverse Effect and/or (y) any Taxes that are being contested in good faith by appropriate proceedings.

Section 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect.

Section 3.11 Disclosure. The representations and warranties of Holdco and the Borrower contained in any Loan Document or in any other documents, certificates or written statements furnished by or on behalf of Holdco or any Restricted Subsidiary to the Administrative Agent in connection with the transactions contemplated hereby (other than projections, budgets, forecasts, pro forma financial information and other forward-looking information and information of a general economic or general industry nature and other general market data), when taken as a whole, do not, as of the date furnished, contain any untrue statement of a material fact or omit to state any material fact (known to Holdco or the Borrower, in the case of any document not furnished by any of them) necessary to make the statements therein not materially misleading in the light of the circumstances under which they were made (after giving effect to all supplements thereto from time to time). Any projections and pro forma financial information contained in such materials (including any Projections) are based upon good faith estimates and assumptions believed by Holdco and the Borrower to be reasonable at the time made, it being understood by the Agents and the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may vary significantly from the projected results and such differences may be material.

Section 3.12 Labor Matters. As of the Closing Date, there are no strikes, work stoppages or material labor disputes against Holdco or any Restricted Subsidiary pending or, to the actual knowledge of the Borrower, threatened in writing, in each case, that would reasonably be expected to have a Material Adverse Effect.

Section 3.13 Subsidiaries. As of the Closing Date, Schedule 3.13 sets forth, the name of and the ownership by Holdco and its Subsidiaries in, each Subsidiary (other than Foreign Subsidiaries which are inactive, dormant or have only de minimis assets) and identifies each Subsidiary that is a Loan Party as of the Closing Date; provided that inaccuracies in the name and ownership of any Foreign Subsidiary that is not a Material Subsidiary shall be deemed not material for all purposes under this Agreement and the other Loan Documents.

Section 3.14 Solvency. As of the Closing Date, after giving effect to the consummation of the Transactions, Holdco and its Restricted Subsidiaries, when taken as a whole, are Solvent.

Section 3.15 Federal Reserve Regulations.

(a) None of Holdco or any Restricted Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) Taking into account all of the Transactions, no part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.16 Senior Indebtedness; Subordination. The Obligations hereunder and under the other Loan Documents are within the definitions of “Senior Debt” (or any comparable term) and “Designated Senior Debt” (or any comparable term), to the extent applicable, under and as defined in the subordination provisions in the Subordinated Debt Documents, if any.

ARTICLE IV

Conditions

Section 4.01 Closing Date. The Agreement and the obligations of the Lenders to make the extensions of credit to be made hereunder on the Closing Date shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (A) from the Lenders, Holdco and the Borrower either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission (including Adobe pdf file) of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, together with all Schedules hereto, (B) from the Loan Parties executed counterparts of the Guaranties and the Collateral Agreement, (C) from the Borrower, a Note executed by Borrower for each Lender that requests such a Note, (D) with respect to each Loan Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Loan Party, (E) from the Borrower, all schedules to the Collateral Agreement and (F) executed intellectual property security agreements as required pursuant to the Collateral Agreements. With respect to Pledged Equity Interests (as defined in the Collateral Agreement) are certificated, the Collateral Agent shall receive reasonable assurances from the administrative agents under the Existing Credit Agreements, that such certificates will be delivered to the Collateral Agent, or its counsel, substantially concurrent with or promptly after the consummation of the Transactions.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of Kirkland & Ellis LLP, counsel for the Loan Parties, substantially in the form of Exhibit C and from counsel to the Loan Parties organized in Michigan, Massachusetts and Georgia. Each of Holdco, and the Borrower hereby requests such counsel to deliver such opinion.

(c) The Administrative Agent shall have received: (i) a copy of each Organizational Document of each Loan Party and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Closing Date, certified as of the Closing Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date.

(d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer or the President or Vice President of Holdco, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable by any Loan Party on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower under any Loan Document.

(f) The Administrative Agent shall have received the results of a search of the Uniform Commercial Code (or equivalent) filings and of such tax and judgment lien searches and such searches from the U.S. Patent and Trademark Office and the U.S. Copyright Office as reasonably requested by the Administrative Agent at least 10 Business Days prior to the Closing Date, and to the extent available in the applicable jurisdiction, made with respect to the Loan Parties organized under the laws of the United States of America in the jurisdictions and copies of the financing statements (or similar documents) disclosed by such search.

(g) The Administrative Agent shall have received a pro forma consolidated balance sheet of Holdco and its Subsidiaries as of November 30, 2011, after giving effect to the Transactions.

(h) The Transactions shall have been consummated or shall be consummated substantially concurrently with the funding of Loans on the Closing Date.

(i) The Administrative Agent shall have received copies of payoff and release letters with respect to the Existing Credit Agreements. After giving effect to the Transactions, Holdco and the Restricted Subsidiaries shall have outstanding no Indebtedness or Disqualified Equity Interests other than (i) the Secured Obligations, (ii) the Senior Notes, and (iii) other Indebtedness and Disqualified Equity Interests permitted to exist as of the Closing Date under Section 6.01.

(j) The Administrative Agent shall have received a certificate, from a Financial Officer of Holdco, executed and delivered solely in its capacity as an officer thereof, to the effect that after giving effect to the Transactions as of the Closing Date, Holdco and its Subsidiaries, taken as a whole on a consolidated basis is Solvent.

(k) The Administrative Agent shall have received such “know your customer” and PATRIOT information as they shall have reasonably requested at least 5 Business Days prior to the Closing Date.

For purposes of determining whether the conditions set forth in this Section 4.01 have been satisfied, by releasing its signature page hereto or to an Assignment and Assumption, the Administrative Agent and each Lender party hereto shall be deemed to have consented to, approved, accepted or be satisfied with each document or other matter required hereunder to be consented to or approved by, or acceptable or satisfactory to, the Administrative Agent or such Lender, as the case may be.

Section 4.02 Each Credit Event. The obligation of (i) each Lender to make a Loan on the occasion of any Borrowing and (ii) the Issuing Bank to issue, renew, increase or extend any Letter of Credit (each event referred to in clause (i) and (ii) above, a “Credit Event”), is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects, in each case on and as of the date of such Credit Event (other than with respect to any representation and warranty that expressly relates to an earlier date, in which case such representation and warranty shall be true and correct in all material respects, as the case may be, as of such earlier date).

(b) At the time of and immediately after giving effect to such Credit Event, no Default or Event of Default shall have occurred and be continuing.

(c) With respect to any Borrowing other than the Term Loans on the Closing Date, the Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, renewal, increase or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each of Holdco and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

From and after the Closing Date and until the Termination Date, each of Holdco and the Borrower covenants and agrees with the Lenders that:

Section 5.01 Financial Statements and Other Information. Holdco will furnish to the Administrative Agent:

(a) as soon as available, but in any event within 105 days after the end of each fiscal year of Holdco (or, in the case of the fiscal years ending May 31, 2012 and May 31, 2013, 135 days), the audited consolidated balance sheet and audited consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year for Holdco and the Subsidiaries (or, after an IPO, Public Company and its Subsidiaries), and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing, without a “going concern” or like qualification or exception (other than any “going concern” or like qualification or exception due to any Loans becoming due at their stated maturity) and without any qualification or exception as to the scope of such audit, to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdco and the Subsidiaries (or, after an IPO, Public Company and its Subsidiaries) on a consolidated basis in accordance with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements);

(b) as soon as available, but in any event within 45 days (or in the case of the first two such fiscal quarters to occur after the Closing Date, 60 days) after the end of each of the first three fiscal quarters of each fiscal year of Holdco (beginning with the fiscal quarter ended August 31, 2012), the unaudited consolidated balance sheet and unaudited consolidated statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year for Holdco and the Subsidiaries (or, after an IPO, Public Company and its Subsidiaries), setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by its Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Holdco and the Subsidiaries (or, after an IPO, Public Company and its Subsidiaries) on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with the delivery of any financial statements under paragraphs (a) (beginning with the fiscal year ending May 31, 2013) and (b) (beginning with the fiscal quarter ending August 31, 2012) above, a Compliance Certificate (i) certifying as to whether a Default exists and, if a Default exists, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations (A) demonstrating compliance with the covenant contained in Section 6.12 and (B) in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of Holdco (or, after an IPO, Public Company) ending May 31, 2013, of Excess Cash Flow for such fiscal year and (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the then most recently delivered audited financial statements that would affect the compliance or non-compliance with any financial ratio or requirement in this Agreement and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available, and in any event not later than 105 days (or in the case of the fiscal year ending May 31, 2013, 135 days) after the end of each fiscal year of Holdco (beginning with the fiscal year ending May 31, 2013), a detailed consolidated budget for the following fiscal year as customarily prepared by management of Holdco for its internal use consistent in scope with the financial statements provided pursuant to Section 5.01(a) setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”), it being understood and agreed that (A) any financial or business projections furnished by any Loan Party are subject to significant uncertainties and contingencies, which may be beyond the control of the Loan Parties, (B) no assurance is given by the Loan Parties that the results or forecast in any such projections will be realized and (C) the actual results may differ from the forecast results set forth in such projections and such differences may be material;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdco or any Restricted Subsidiary with the SEC or with any national securities exchange;

(f) simultaneously with the delivery of each set of consolidated financial statements referred to in Section 5.01(a) or (b) above, (i) the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements and (ii) if different, following an IPO, the Borrower shall provide a reconciliation report describing any material differences between such financial statements and the corresponding financial information applicable to Holdco and its Subsidiaries on a consolidated basis (a “Reconciliation Report”); provided that for the avoidance of doubt, it is acknowledged that no Reconciliation Report shall be required to be audited; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdco or any Restricted Subsidiary as the Administrative Agent may reasonably request, including information requested on behalf of any Lender to comply with Section 9.14; provided, none of Holdco, the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Any financial statement or other document (to the extent any such financial statement or document is included in materials otherwise filed with the SEC) required to be delivered pursuant to this Section 5.01 may be satisfied with respect to such financial statements or other documents by the filing of Holdco’s (or, after an IPO, Public Company’s) Form 10-K or 10-Q, as applicable, with the SEC. All financial statements and other documents required to be delivered pursuant to this Section 5.01 or Section 5.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) such financial statements and/or other documents are posted on the SEC’s website on the Internet at www.sec.gov, (ii) on which Holdco or the Borrower posts such documents, or provide a link thereto, on Holdco’s or the Borrower’s website or (iii) on which such documents are posted on Holdco’s and/or the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent and each Lender has access (whether a commercial third-party website or a website sponsored by the Administrative Agent), provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission (including Adobe pdf copy)) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission (including Adobe pdf copy)) the Administrative Agent of the posting of any such documents on any website.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Subsidiaries, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that are to be made available to Public Lenders by the Borrower shall be publically filed or clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall remain subject to the provisions of Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information” (it being understood that the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”). Notwithstanding the foregoing, to the extent the Borrower has had a reasonable opportunity to review, the following Borrower Materials shall be marked “PUBLIC,” unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information: (1) the Loan Documents and (2) notification of changes in the terms of the Loans.

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF

MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

Section 5.02 Notices of Material Events. Holdco will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of a Responsible Officer of Holdco’s or the Borrower’s obtaining knowledge of any of the following:

(a) the occurrence of any Default or Event of Default, in each case, except to the extent the Administrative Agent shall have furnished the Borrower written notice thereof;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Responsible Officer of Holdco or the Borrower, affecting Holdco, the Borrower or any other Restricted Subsidiary that, would reasonably be expected to be adversely determined and if adversely determined, would reasonably be expected to result, after giving effect to the coverage and policy limits of applicable insurance policies, in a Material Adverse Effect;

(c) the occurrence or forthcoming occurrence of any ERISA Event that, in either case, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development (including notice of any claim or condition arising under or relating to any Environmental Law) that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. Documents required to be delivered pursuant to this Section 5.02 may be delivered electronically in accordance with Section 5.01.

Section 5.03 Information Regarding Collateral. Concurrently with the delivery of each set of consolidated financial statements referred to in Section 5.01(b) and within 60 days after the end of the Borrower’s fiscal year, the Borrower will furnish to the Administrative Agent written notice of any change (a) in any Loan Party’s legal name, (b) in the jurisdiction of incorporation or organization of any Loan Party or (c) to the extent necessary for the perfection of the security interests granted to the Administrative Agent under the Security Documents, in any Loan Party’s organizational identification number, chief executive office location, legal name or form of organization, in each case, that has occurred since the delivery of the then most recent such financial statements or notice referenced above.

Section 5.04 Existence; Conduct of Business. Each of Holdco and the Borrower will, and Holdco will cause each Restricted Subsidiary to, do or cause to be done all things reasonably necessary to obtain, preserve, renew and keep in full force and effect (a) its legal existence (except as otherwise permitted hereunder) and (b) the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names necessary to conduct its business, except, in the case of clauses (a) (other than with respect to Holdco and the Borrower) and (b), to the extent that failure to do so would not reasonably be expected to result in a Material Adverse Effect, provided that the foregoing shall not prohibit any transaction otherwise permitted hereunder.

Section 5.05 Payment of Taxes. Each of Holdco and the Borrower will, and Holdco will cause each Restricted Subsidiary to, pay all material Tax liabilities, before any penalty accrues thereon, except where (a)(i) any such payment is being contested in good faith by appropriate proceedings and (ii) Holdco, the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves or other appropriate provision with respect thereto in accordance with GAAP or (b) the failure to make payment would not reasonably be expected to result in a Material Adverse Effect.

Section 5.06 Maintenance of Properties. Except if the failure to do so would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of Holdco and the Borrower will, and Holdco will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business (other than any property referenced in Section 5.04) in good working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 5.07 Insurance. Each of Holdco and the Borrower will, and Holdco will cause each Restricted Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (after giving effect to any self-insurance reasonable and customary for similarly-situated Persons engaged in the same or similar business) and against such risks (but including in any event public liability, product liability and business interruption) as is (i) customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations as reasonably determined by management of the Borrower and (ii) considered adequate by Holdco and the Borrower. Holdco will furnish to the Administrative Agent, upon request, information in reasonable detail as to the insurance so maintained. Without limiting the generality of the foregoing, Holdco and/or the Borrower will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance in all material respects with any applicable regulations of the Board. Holdco and/or the Borrower will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Administrative Agent.

Section 5.08 Inspection and Audit Rights. Each of Holdco and the Borrower will, and Holdco will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries (in all material respects) are made of all material financial transactions in relation to its business and activities. Each of Holdco and the Borrower will, and Holdco will cause each Restricted Subsidiary to, permit any representatives designated by the Administrative Agent, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested, provided that only the Administrative Agent on behalf of the Lenders may exercise rights under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than two times during any fiscal year absent the existence of an Event of Default and only one such time shall be at the Borrower’s expense, and provided, further, that when an Event of Default has occurred and is continuing the Administrative Agent (or any of its designated representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall provide the Borrower the opportunity to participate in any discussions with any such independent accountants. Notwithstanding anything to the contrary in this Section 5.08, none of Holdco, the Borrower or any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of, any document, information or other matter (i) that constitutes trade secrets or proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their representatives or contractors) is prohibited by law, fiduciary duty or any binding agreement or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

Section 5.09 Compliance with Laws. Each of Holdco and the Borrower will, and Holdco will cause each Restricted Subsidiary to, comply with all Requirements of Law with respect to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 5.10 Use of Proceeds and Letters of Credit. (a) The proceeds of the Euro Term Loans, the Tranche B Term Loans, the Tranche B-1 Term Loans, the Revolving Loans and Letters of Credit made on the Closing Date, will be used by the Borrower on the Closing Date, together with proceeds of the new Senior Notes and Equity Investment to (i) consummate the Transactions, and (ii) pay all or a portion of the Transaction Costs associated therewith.

(b) The proceeds of the Revolving Loans and the Swingline Loans and any other Loans borrowed on or after the Closing Date and Letters of Credit will be used for working capital, capital expenditures, general corporate purposes and any other purpose of Holdco and its Subsidiaries not otherwise prohibited under this Agreement (including, without limitation, Restricted Payments and Acquisitions).

(c) No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

Section 5.11 Execution of Subsidiary Guaranty and Security Documents after the Closing Date.

(a) Subject to Section 5.12(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary (including any Unrestricted Subsidiary that becomes a Domestic Restricted Subsidiary) after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary) or any Domestic Restricted Subsidiary ceases to be an Excluded Subsidiary, Holdco, the Borrower or other applicable Loan Party will promptly (and in no event later than 60 days thereafter or such later date as the Administrative Agent may agree in its discretion) notify Administrative Agent of that fact and cause such Domestic Restricted Subsidiary to execute and deliver to Administrative Agent counterparts of the Subsidiary Guaranty and Collateral Agreement and to take all such further actions and execute all such further documents and instruments as required by the Collateral Agreement. In addition, as and to the extent provided in the Collateral Agreement (subject to all applicable exceptions and limitations therein), the applicable Loan Party shall deliver to Collateral Agent all certificates, if any, representing Equity Interests of such Domestic Restricted Subsidiary (accompanied by undated stock powers, duly endorsed in blank) as required thereunder. Under no circumstance will any Loan Party be required to execute any Security Documents governed by the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

(b) If, at any time, (x) a Restricted Subsidiary is designated as an Unrestricted Subsidiary or an Immaterial Subsidiary in accordance with this Agreement, the Collateral Agent shall release such Subsidiary from any Subsidiary Guaranty and all Security Documents to which it may be a party and to the extent such Subsidiary’s Equity Interests were pledged as Collateral, such pledge shall be released and, upon the request of any Loan Party, any certificates in respect thereof shall be promptly returned to the applicable Loan Party, or (y) material adverse tax consequences would result (i) from any Subsidiary Guaranty or Security Document executed and delivered by any CFC or any CFC Holding Company, the Collateral Agent shall release such Restricted Subsidiary from any such Subsidiary Guaranty and/or Security Document, or (ii) from any Lien granted under any Loan Document in respect of the Equity Interests in any Foreign Subsidiary, CFC or CFC Holding Company, such Lien shall be released. Notwithstanding the foregoing, in no event shall Equity Interests of any Unrestricted Subsidiary or any of such Unrestricted Subsidiary’s assets constitute Collateral, and the Administrative Agent and Collateral Agent shall take all actions required hereunder and under the other Loan Documents to effect the foregoing.

(c) Subject to Section 5.12(b), (c) and (d), in the event that any Person becomes a Domestic Restricted Subsidiary after the date hereof (other than any Domestic Restricted Subsidiary for so long as it is an Excluded Subsidiary), concurrently with the execution and delivery of counterparts to the Subsidiary Guaranty and Collateral Agreement pursuant to Section 5.11(a), such Domestic Restricted Subsidiary shall deliver to the Administrative Agent, (i) certified copies of such Domestic Restricted Subsidiary’s Organizational Documents or, if such document is of a type that may not be so certified, certified by the secretary or similar officer of the applicable Loan Party, and (ii) a certificate executed on behalf of such Domestic Restricted Subsidiary by the secretary or similar officer of such Restricted Subsidiary as to (a) the fact that the attached resolutions of the Governing Body of such Domestic Restricted Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Restricted Subsidiary executing such Loan Documents.

(d) Subject to Section 5.12(b), (c) and (d), from and after the Closing Date, in the event that (i) any Loan Party acquires fee simple interest in any Material Real Property (except to the extent subject to a Lien permitted under Section 6.02) or (ii) at the time any Person becomes a Subsidiary Loan Party, such Person owns any Material Real Property

(excluding any such Material Real Property subject to a Lien permitted under Section 6.02), such Loan Party shall deliver to Collateral Agent, as soon as practicable (but in no event later than 180 days or such later date as the Administrative Agent may agree in its discretion) after such Person acquires such Material Real Property or becomes a Subsidiary Loan Party, as the case may be, the following with respect to each such parcel of Material Real Property (each an “Additional Mortgaged Property”):

(i) A fully executed and notarized Mortgage, in proper form for recording in the applicable jurisdictions required by law to establish and perfect the Mortgage in favor of the Collateral Agent, encumbering the interest of such Loan Party in such Additional Mortgaged Property;

(ii) An opinion of counsel in the state in which such Additional Mortgaged Property is located with respect to the enforceability of the form of such Mortgage to be recorded in such state and such other customary matters as the Administrative Agent may reasonably request;

(iii) (A) ALTA mortgagee title insurance policy or unconditional commitments therefor (the “Mortgage Policy”) issued by a Title Company with respect to such Additional Mortgaged Property, in an amount to be mutually agreed between the Borrower, the Administrative Agent and Collateral Agent, insuring title to such Additional Mortgaged Property vested in such Loan Party, which such Mortgage Policy shall, to the extent available under applicable state law, include an endorsement for mechanics’ liens, for future advances under this Agreement; and (B) evidence reasonably satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy and (ii) paid (or made provision for payment) to the Title Company or to the appropriate Governmental Authorities all expenses and premiums of the Title Company in connection with the issuance of such Mortgage Policy and all taxes and fees, including stamp taxes, mortgage recording taxes and fees and intangible taxes, payable in connection with recording the Mortgage in the appropriate real estate records;

(iv) A title report issued by the Title Company with respect thereto;

(v) An ALTA survey of the Additional Mortgaged Property to the extent available;

(vi) To the extent available, copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policy or in the title reports delivered pursuant to clause (iv) above; and

(vii) (A) Evidence, which may be in the form of a letter or other written document from an insurance broker or a municipal engineer or other Person reasonably acceptable to Administrative Agent, as to whether (1) such Additional Mortgaged Property is a Flood Hazard Property and (2) the community in which any such Flood Hazard Property is located is participating in the National Flood Insurance Program, (B)

if such Additional Mortgaged Property is a Flood Hazard Property, such Loan Party’s written acknowledgement of receipt of written notification from Administrative Agent (1) that such Additional Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (C) in the event such Flood Hazard Property is located in a community that participates in the National Flood Insurance Program, evidence that the applicable Loan Party has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board.

Section 5.12 Further Assurances.

(a) Subject to Section 5.11 and Section 5.12(b), (c) and (d), Holdco and the Borrower shall, and shall cause the other Loan Parties to, promptly upon reasonable request by the Administrative Agent or the Collateral Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent or the Collateral Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement and the Security Documents.

(b) Notwithstanding anything in this Agreement or any Security Document to the contrary: (i) neither the Administrative Agent nor the Collateral Agent shall take, and the Loan Parties shall not be required to grant, a security interest in any Excluded Property; (ii) any security interest required to be granted or any action required to be taken, including to perfect such security interest, shall be subject to the same exceptions and limitations as those set forth in the Security Documents, (iii) no Loan Party shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States of America, any State thereof or the District of Columbia), (iv) no Loan Party shall have any obligation under any Loan Document to enter into any landlord, bailee or warehousemen waiver or consent or any other document of similar effect and (v) in no event shall any Loan Party be required to take any action to perfect the security interest granted under the Security Documents in Collateral consisting of (A) cash or Cash Equivalents, (B) deposit accounts or securities accounts, (C) securities entitlements or related assets or (D) other assets requiring perfection through the implementation of control agreements or other control arrangements (other than possession by the Collateral Agent to the extent expressly required under the Collateral Agreement), in each case under this clause (v), except to the extent such perfection may be achieved by the filing of a Uniform Commercial Code financing statement.

(c) neither the Administrative Agent nor the Collateral Agent shall obtain or perfect a security interest in any assets of any Loan Party as to which the Administrative Agent shall determine, in its reasonable discretion, that the cost of obtaining or perfecting such security interest is excessive in relation to the benefit to the Lenders of the security afforded thereby (such comparison to be determined in a manner consistent with any such determination made in connection with the Closing Date) or would otherwise violate applicable law.

(d) Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent may, in its sole discretion, grant extensions of time for the satisfaction of any of the requirements under Section 5.11 and Section 5.12 in respect of any particular Collateral or any particular Subsidiary if it determines that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdco and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

Section 5.13 Designation of Subsidiaries. The Borrower may designate (or re-designate) any Restricted Subsidiary (other than the Borrower) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing and (ii) immediately after giving effect to such designation, Holdco and the Borrower shall be in compliance, on a Pro Forma Basis, with the financial covenant in Section 6.12 as of the Applicable Date of Determination. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date in accordance with this Section 5.13 shall constitute an Investment by Holdco or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined in good faith by the Borrower) of the Investments held by Holdco and/or the applicable Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to such designation. Upon any such designation (but without duplication of any amount reducing such Investment in such Unrestricted Subsidiary pursuant to the definition of Investment), Holdco and/or the applicable Restricted Subsidiaries shall receive a credit against the applicable clause in Section 6.04 that was utilized for the Investment in such Unrestricted Subsidiary for all Returns in respect of such Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 5.13 shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time.

ARTICLE VI

Negative Covenants

From and after the Closing Date and until the Termination Date, each of Holdco and the Borrower covenants and agrees with the Lenders that:

Section 6.01 Indebtedness; Certain Equity Securities. (a) Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) Indebtedness of any Restricted Subsidiary to Holdco or any other Restricted Subsidiary and of Holdco to any Restricted Subsidiary, provided that (A)

Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party shall be permitted by Section 6.04 (other than due to Section 6.04(aa)) and (B) Indebtedness of any Loan Party to a Restricted Subsidiary that is not a Loan Party shall be subordinated to the Obligations on terms which prohibit the repayment thereof after the acceleration of the Loans or bankruptcy of such Loan Party;

(iii) Guarantees by Holdco or any Restricted Subsidiary of Indebtedness of Holdco or any other Restricted Subsidiary, provided that (A) the Indebtedness so Guaranteed is otherwise permitted by this Section, (B) Guarantees by any Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be permitted by Section 6.04 (other than due to Section 6.04(aa)), (C) other than in the case of Guarantees of any Senior Unsecured Debt, Guarantees permitted under this clause (iii) shall be subordinated to the applicable Loan Party’s Obligations to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (D) none of the Senior Notes, any Senior Unsecured Debt or any Subordinated Debt shall be Guaranteed by Holdco or any Restricted Subsidiary unless Holdco or such Restricted Subsidiary is or, prior to, or concurrent with, issuing such Guarantee, becomes a Loan Party;

(iv) (A) Indebtedness incurred to finance the acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement of any fixed or capital assets, including Capital Lease Obligations, Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith), provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed the greater of $125,000,000 and 2.0% of Consolidated Total Assets as of the Applicable Date of Determination;

(v) (a) Indebtedness of (1) any Person acquired or assumed in connection with an Acquisition or permitted Investment or any assets acquired in connection therewith and (2) any Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary (it being acknowledged that (x) a Person that becomes a direct or indirect Restricted Subsidiary of Holdco as a result of an Acquisition or permitted Investment may remain liable with respect to Indebtedness existing on the date of such acquisition and (y) an Unrestricted Subsidiary that is redesignated as a Restricted Subsidiary may remain liable with respect to Indebtedness existing on the date of such redesignation); provided that (A) such Indebtedness is not created in anticipation of such acquisition or redesignation, (B) immediately after giving effect to such Acquisition, permitted Investment or redesignation, as the case may be, Holdco shall be in compliance on a Pro Forma Basis with the covenant in Section 6.12 and (b) any Permitted Refinancing thereof;

(vi) other Indebtedness in an aggregate principal amount not exceeding the greater of (x) $125,000,000 and (y) 2.0% of Consolidated Total Assets as of the Applicable Date of Determination at any time outstanding;

(vii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(viii) Indebtedness in respect of or guarantee of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, workers’ compensation claims, letters of credit, bank guarantees and banker’s acceptances, warehouse receipts or similar instruments and similar obligations (other than in respect of other Indebtedness for borrowed money), without limitation, those incurred to secure health, safety and environmental obligations, in each case provided in the ordinary course of business;

(ix) Indebtedness in respect of Swap Agreements not entered into for speculative purposes;

(x) (A) Subordinated Debt by any Loan Party, provided that (1) immediately before and after giving effect to each such incurrence and the application of the proceeds therefrom, no Event of Default has occurred and is continuing or would result therefrom, (2) immediately after giving effect to each such incurrence and the application of the proceeds therefrom on a Pro Forma Basis, as of the Applicable Date of Determination (x) the Total Leverage Ratio shall not be greater than 7.00 to 1.00 and (y) the Borrower shall be in compliance with Section 6.12 and (B) any Permitted Refinancing in respect of Subordinated Debt issued pursuant to clause (A) above or this clause (B);

(xi) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate amount of Indebtedness permitted under this clause (xi) shall not exceed the greater of $100,000,000 and 1.5% of Consolidated Total Assets as of the Applicable Date of Determination;

(xii) Indebtedness with respect to financial accommodations of the nature described in the definition of “Cash Management Obligations,” and other Indebtedness in respect of treasury, depositary, cash management and netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements or otherwise in connection with securities accounts and deposit accounts, in each case, in the ordinary course of business;

(xiii) Indebtedness consisting of (a) the financing of insurance premiums or (b) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xiv) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price adjustments (including earn-outs) or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business or assets permitted under this Agreement;

(xv) Indebtedness to the seller of any business or assets permitted to be acquired by Holdco or any Restricted Subsidiary under this Agreement; provided that the aggregate and Indebtedness permitted under this clause (xv) shall not exceed $75,000,000 outstanding at any time;

(xvi) (A) Senior Unsecured Debt by any Loan Party; provided that (1) immediately before and after giving effect to each such incurrence and the application of the proceeds therefrom, no Event of Default has occurred and is continuing or would result therefrom and (2) immediately after giving effect to each such incurrence and the application of the proceeds therefrom on a Pro Forma Basis, as of the Applicable Date of Determination (x) the Total Leverage Ratio shall not be greater than 6.50 to 1.00, and (y) the Borrower shall be in compliance with Section 6.12 and (B) Permitted Refinancing in respect of Senior Unsecured Debt issued pursuant to clause (A) above or this clause (B);

(xvii) Indebtedness of Holdco to the Borrower or any Subsidiary at such times and in such amounts necessary to permit Holdco to make any Restricted Payment permitted to be made by Holdco pursuant to Section 6.08, so long as, as of the date such Indebtedness is incurred, Restricted Payments for such purposes would otherwise be permitted to be made pursuant to Section 6.08;

(xviii) (A) Permitted First Priority Replacement Debt, Permitted Second Priority Replacement Debt and/or Permitted Unsecured Replacement Debt issued, incurred or otherwise obtained in exchange for or to refinance Term Loans and/or Revolving Loan and Commitments so long as the requirements of Section 2.11(e) are complied with and (B) any Permitted Refinancing of any thereof;

(xix) (a) Indebtedness described on Schedule 6.01(a) annexed hereto and (b) any Permitted Refinancing thereof;

(xx) endorsement of instruments or other payment items for deposit in the ordinary course of business;

(xxi) Indebtedness consisting of management fees to any Sponsor and other management fees to any Sponsor not permitted to be paid (but permitted to accrue) pursuant to Section 6.09;

(xxii) Indebtedness incurred in connection with the repurchase of Equity Interests pursuant to Section 6.08(a)(viii), provided, the original principal amount of any such Indebtedness incurred pursuant this clause (xxii) shall not exceed the amount of such Equity Interests so repurchased with such Indebtedness (or with the proceeds thereof);

(xxiii) (a) the Senior Notes issued on July 5, 2011 and on the Closing Date and (b) any Permitted Refinancing thereof;

(xxiv) to the extent constituting Indebtedness, Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdco and its Subsidiaries;

(xxv) performance Guarantees of Holdco, the Borrower and the Restricted Subsidiaries primarily guaranteeing performance of contractual obligations of Holdco, any of the Borrower or Restricted Subsidiaries to a third party and not primarily for the purpose of guaranteeing payment of Indebtedness;

(xxvi) Indebtedness (other than Indebtedness for borrowed money) secured by any Letter of Credit, in each case, in an amount not to exceed the face amount of such Letter of Credit;

(xxvii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of Holdco to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(xxviii) Indebtedness incurred in connection with Permitted Sale Leaseback transactions;

(xxix) Indebtedness of any Securitization Subsidiary arising under any Securitization Facility; and

(xxx) (a) Additional Term Notes, Unrestricted Additional Term Notes, Refinancing Notes and Term Loan Exchange Notes and (b) Permitted Refinancings of any of the foregoing.

For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness (or any portion thereof) at any time meets the criteria of more than one of the categories described above in this paragraph (a) or is entitled to be incurred pursuant to clause (iv), (vi), (x), (xi), (xvi), (xviii), (xxiii) or (xxx) of this paragraph (a), the Borrower, in its sole discretion, may classify or reclassify (or later divide, classify or reclassify) such item of Indebtedness (or any portion thereof) and shall only be required to include the amount and type of such Indebtedness in one of the above clauses. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest, premium, fees or expenses, in the form of additional Indebtedness, Disqualified Equity Interests or preferred stock for purposes of this Section 6.01.

For purposes of determining compliance with any restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the amount of any premium paid, and fees and expenses incurred, in connection with such extension, replacement, refunding refinancing, renewal or defeasance (including any fees and original issue discount incurred in respect of such resulting Indebtedness).

(b) Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, issue any Disqualified Equity Interests, except to the extent that any such Disqualified Equity Interest qualifies as Indebtedness that is permitted to be incurred under Section 6.01.

Section 6.02 Liens. Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) Liens created under any of the Loan Documents;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of Holdco or any Restricted Subsidiary existing on the Closing Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of Holdco or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (ii) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and reasonable fees and expenses associated therewith);

(d) any Lien existing on any property or asset prior to the acquisition thereof by Holdco or any Restricted Subsidiary or existing on any property or asset of any Person that became or becomes a Restricted Subsidiary (including as a result of any Unrestricted Subsidiary being redesignated as a Restricted Subsidiary) after the Closing Date prior to the time such Person became or becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or asset of Holdco or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender) and (iii) such Lien shall secure only those obligations (and to the extent such obligations constitute Indebtedness, such Indebtedness is permitted hereunder) that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such extended, renewed or replaced Indebtedness) and premium payable by the terms of such obligations thereon and fees and expenses associated therewith);

(e) Liens on fixed or capital assets acquired, developed, constructed, restored, replaced, rebuilt, maintained, upgraded or improved (including any such assets made the subject of a Capital Lease Obligation or Synthetic Lease Obligation incurred) by Holdco or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness incurred to finance such acquisition, development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement and that is permitted by Section 6.01(a)(iv)(A) or to extend, renew or replace such Indebtedness and that is permitted by Section 6.01(a)(v), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 270 days after such acquisition or the completion of such development, construction, restoration, replacement, rebuilding, maintenance, upgrade or improvement (provided that this clause (ii) shall not apply to any Indebtedness permitted by Section 6.01(a)(v) or any Lien securing such Indebtedness) and (iii) such Liens shall not apply to any other property or assets of Holdco or any Restricted Subsidiary (other than any replacements of such property or assets and additions and accessions thereto and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender);

(f) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon or (ii) in favor of a banking or other financial institution arising as a matter of law encumbering deposits or other funds maintained with a financial institution (including the right of set off) and which are within the general parameters customary in the banking industry;

(g) Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Agreement;

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(i) the filing of Uniform Commercial Code (or equivalent) financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(j) Liens not otherwise permitted by this Section to the extent that the aggregate outstanding amount (or in the case of Indebtedness, the principal amount) of the obligations secured thereby does not exceed at any time the greater of (i) $100,000,000 and (ii) 1.5% of Consolidated Total Assets as of the Applicable Date of Determination;

(k) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness or other obligations owed by such Restricted Subsidiary to such Loan Party;

(l) Liens (i) attaching solely to cash advances and cash earnest money deposits in connection with Investments permitted under Section 6.04 or (ii) consisting of an agreement to Dispose of any property in a Disposition permitted hereunder;

(m) Liens on assets of any Foreign Subsidiary to the extent such Liens secure Indebtedness of such Foreign Subsidiary permitted under Section 6.01(a);

(n) Liens consisting of customary rights of set-off or banker’s liens on amounts on deposit, to the extent arising by operation of law and incurred in the ordinary course of business;

(o) Liens securing reimbursement obligations permitted by Section 6.01 in respect of documentary letters of credit or bankers’ acceptances; provided that such Liens attach only to the documents, goods covered thereby and proceeds thereto;

(p) Liens on insurance policies and the proceeds thereof granted to secure the financing of insurance premiums with respect thereto;

(q) Liens encumbering deposits made to secure obligations arising from contractual or warranty requirements;

(r) Liens on Collateral securing obligations of any of the Loan Parties in respect of Indebtedness permitted by Section 6.01(a)(xviii) and/or Section 6.01(a)(xxx);

(s) Liens granted pursuant to a security agreement between Holdco, the Borrower or any Restricted Subsidiary and a licensee of Intellectual Property to secure the damages, if any, of such licensee resulting from the rejection of the licensee of such licensee in a bankruptcy, reorganization or similar proceeding with respect to Holdco, the Borrower or such Restricted Subsidiary;

(t) Liens securing obligations referred to in Section 6.01(a)(xii);

(u) Liens on a Securitization Subsidiary’s accounts receivable and related assets incurred in connection with a Securitization Facility;

(v) licenses or sublicenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(w) Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods;

(x) Liens of bailees in the ordinary course of business;

(y) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(z) utility and similar deposits in the ordinary course of business;

(aa) purchase options, call and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by Holdco or any Restricted Subsidiary in Joint Ventures;

(bb) Liens disclosed as exceptions to coverage in the final title policies and endorsements issued to Collateral Agent with respect to any Mortgaged Properties;

(cc) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of Indebtedness for borrowed money, (b) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or its Restricted Subsidiaries or (c) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business.

(dd) the modification, replacement, renewal or extension of any Lien permitted by Section 6.02(c), (d), (e), (j) or (r); provided that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 6.01, and (B) proceeds and products thereof; and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is not prohibited by Section 6.01.

Section 6.03 Fundamental Changes. (a) None of Holdco or the Borrower will, nor will Holdco permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, except that, so long as no Event of Default would result therefrom: (i) any Subsidiary (other than the Borrower) may merge into or consolidate or amalgamate with Holdco or the Borrower as long as Holdco, or the Borrower, as the case may be, is the surviving entity (and if such Subsidiary is an Unrestricted Subsidiary, any Indebtedness of or Lien granted on the assets of such Subsidiary is permitted by Section 6.01 or 6.02), (ii) any Subsidiary (other than the Borrower) may merge into or consolidate or amalgamate with any Loan Party as long as (A) such Loan Party is the surviving entity, (B) such surviving entity becomes a Loan Party substantially concurrently with the consummation of such transaction or (C) the disposition of such Loan Party would otherwise be permitted under Section 6.05 or such Loan Party would otherwise be permitted to be to redesignated as an Excluded Subsidiary immediately prior to such transaction (and shall be deemed to be so disposed or redesignated), (iii) any Restricted Subsidiary that is not a Loan Party may merge into or consolidate or amalgamate with any other Restricted Subsidiary that is not a Loan Party, and (iv) Holdco or any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Acquisition or other Investment permitted by Section 6.04, provided that (A) the surviving entity shall be subject to the requirements of Section 5.11 and Section 5.12 (to the extent applicable) and (B), if Holdco or the Borrower is a party to such transaction, Holdco or the Borrower, as applicable shall be the surviving entity).

(b) None of Holdco or the Borrower will, nor will Holdco permit any Restricted Subsidiary to, liquidate or dissolve, except that, so long as no Event of Default would result therefrom: (i) any Subsidiary (other than the Borrower) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to Holdco, the Borrower or any other Loan Party, (ii) any Restricted Subsidiary that is not a Loan Party may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to Holdco or any other Restricted Subsidiary, (iii) any Loan Party (other than Holdco and the Borrower) may transfer all or any portion of its assets (upon liquidation, dissolution, winding-up or any similar transaction) to Holdco, the Borrower or any other Loan Party and (iv) Holdco or any Restricted Subsidiary may change its legal form.

Section 6.04 Investments. Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to make any Investments, except:

(a) Investments in cash and Cash Equivalents and assets that were Cash Equivalents when such Investment was made;

(b) (i) the Transactions and (ii) Permitted Acquisitions;

(c) Investments existing on the Closing Date and set forth on Schedule 6.04;

(d) Investments between and among any of the Loan Parties;

(e) Investments made by any Loan Party in any Subsidiary that is not a Loan Party or any Joint Venture and Investments by any Restricted Subsidiary that is not a Loan Party in any Unrestricted Subsidiary, provided, that (i) to the extent that any such Investments constitute loans or advances made by a Loan Party are evidenced (or required by the Collateral Agreement to be evidenced) by a promissory note (or similar instrument), promptly (but in no event later than (x) in the case of any such loans or advances in existence on the Closing Date, 60 days after the Closing Date and (y) in the case of any such loans or advances made after the Closing Date, 60 days after the making of such loan or advance) such Loan Party will deliver such note (or instrument) to the Collateral Agent to the extent required under the Collateral Agreement and (ii) the aggregate amount of such Investments made after the Closing Date pursuant to this clause (e) by (x) Loan Parties in Subsidiaries that are not Loan Parties and Joint Ventures and (y) Restricted Subsidiaries in Unrestricted Subsidiaries shall not exceed the greater of (A) $350,000,000 and (B) 5.25% of Consolidated Total Assets

as of the Applicable Date of Determination after giving effect to each proposed Investment pursuant to this clause (ii) (it being understood that for purposes of calculating amounts outstanding between Loan Parties and non-Loan Parties, such amount shall be calculated on a net basis (without duplication of the reduction of the amount of any such Investment in respect of Returns on such Investment pursuant to the definition of “Investment”) giving effect to all Investments in the Loan Parties by and Returns to the Loan Parties from Restricted Subsidiaries that are not Loan Parties and Joint Ventures at such time), provided that the aggregate amount of such Investments by Loan Parties in Unrestricted Subsidiaries and Joint Ventures pursuant to this clause (ii) shall not exceed $100,000,000, of which not more than $50,000,000 shall be Investments in Unrestricted Subsidiaries;

(f) Investments made by any Restricted Subsidiary that is not a Loan Party in Holdco or any Restricted Subsidiary; provided that to the extent that any such Investments constitute loans or advances made to any Loan Party, such loans or advances shall be subordinated in right of payment to the Obligations upon the occurrence of an Event of Default pursuant to Section 7.01(h) or (i) or upon the acceleration of the Obligations pursuant to Section 7.01 after the occurrence of any other Event of Default;

(g) (A) non-cash loans or advances to employees, officers and directors of Holdco or any Subsidiary in connection with such Person’s purchase of Equity Interests of Holdco or any Parent Entity (or Public Company after the consummation of an IPO) and (B) promissory notes received from stockholders of Holdco, any Parent Entity or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of Holdco, any Parent Entity and the Subsidiaries;

(h) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers;

(i) Investments in respect of Swap Agreements and Cash Management Agreements not entered into for speculative purposes;

(j) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with Holdco or the Borrower or any other Restricted Subsidiary (including in connection with an Acquisition or other Investment permitted hereunder); provided that such Investment was not made in contemplation of such Person becoming a Restricted Subsidiary or such consolidation or merger;

(k) Investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;

(l) Investments received in connection with the disposition of any asset in accordance with and to the extent permitted by Section 6.05;

(m) receivables or other trade payables owing to Holdco or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as Holdco or such Restricted Subsidiary deems reasonable under the circumstances;

(n) Investments resulting from pledges and deposits permitted under Section 6.02;

(o) Investments in deposit accounts and securities accounts opened in the ordinary course of business;

(p) the Loan Parties may make additional Investments in Restricted Subsidiaries that are not Loan Parties in connection with Permitted Acquisitions by a Restricted Subsidiary that is not a Loan Party of entities that do not become Subsidiary Loan Parties that are funded by any Loan Party (other than with Qualified Equity Interests of Holdco or Net Proceeds of Qualified Equity Interests of Holdco) may not exceed in the aggregate the greater of (x) $100,000,000 and (y) 1.5% of Consolidated Total Assets as of the Applicable Date of Determination after giving pro forma effect to each such proposed Investment pursuant to this clause (p);

(q) other Investments (including those of the type otherwise described herein) made after the Closing Date in an aggregate amount not to exceed the greater of $100,000,000 and 1.5% of Consolidated Total Assets as of the Applicable Date of Determination after giving pro forma effect to each such proposed Investment pursuant to this clause (q);

(r) Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(s) Investments solely to the extent such Investments reflect an increase in the value of Investments otherwise permitted under this Section 6.04;

(t) the acquisition of additional Equity Interests of Restricted Subsidiaries from minority shareholders (it being understood that to the extent that any Restricted Subsidiary that is not a Loan Party is acquiring Equity Interests from minority shareholders then this clause (t) shall not in and of itself create, or increase the capacity under, any basket for Investments by Loan Parties in any Restricted Subsidiary that is not a Loan Party);

(u) Investments consisting of endorsements for collection or deposit in the ordinary course of business;

(v) Investments in any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Equity Interests in such Securitization Subsidiary;

(w) Investments in Equity Interests in any Subsidiary resulting from any sale, transfer or other disposition by Holdco or any Subsidiary permitted by Section 6.05, including as a result of any contribution from any parent or distribution to any subsidiary of such Equity Interests;

(x) Investments constituting obligations of one or more directors, officers, partners or other employees of Holdco and its Restricted Subsidiaries in connection with such directors,’ officers,’ partners’ or employees’ acquisition of shares of Holdco’s or any Parent Entity’s Equity Interests (or, after an IPO, Public Company’s or any parent entity of Public Company’s Equity Interests), so long as no Cash or Cash Equivalents are actually advanced by Holdco or any of the Restricted Subsidiaries to such directors, officers, partners or employees in connection with the acquisition of any such obligations;

(y) loans or advances to officers, partners, directors and employees of Holdco or any Restricted Subsidiary for (A) relocation, entertainment, travel expenses, drawing accounts and similar expenditures and (B) for other purposes in the aggregate amount not to exceed $15,000,000 at any time outstanding;

(z) other Investments (including those of the type otherwise referred to herein) in an aggregate amount not to exceed the Available Amount;

(aa) Investments consisting of or resulting from Indebtedness, Liens, Restricted Payments, fundamental changes and dispositions permitted under Section 6.01, Section 6.02, Section 6.03, Section 6.05 and Section 6.08, respectively;

(bb) Loans repurchased pursuant to and in accordance with Section 2.11(i) or Section 9.04, so long as such Loans are immediately cancelled;

(cc) cash or property distributed from any Restricted Subsidiary that is not a Loan Party (i) may be contributed to other Restricted Subsidiaries that are not Loan Parties, and (ii) may pass through Holdco and/or any intermediate Restricted Subsidiaries, so long as all part of a series of related transactions and such transaction steps are not unreasonably delayed and are otherwise permitted hereunder;

(dd) Investments to the extent that payment for such Investments is made solely with Equity Interests (other than any Disqualified Equity Interests) of Holdco (or, if after an IPO, Public Company) or any direct or indirect parent of Holdco or proceeds of an equity contribution initially made to Holdco; and

(ee) Guarantee obligations of Holdco or any Restricted Subsidiary in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of Holdco to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States.

For the avoidance of doubt, if an Investment would be permitted under any provision of this Section 6.04 (other than Section 6.04(b)) and as a Permitted Acquisition, such Investment need not satisfy the requirements otherwise applicable to Permitted Acquisitions unless such Investments are consummated in reliance on Section 6.04(b). In addition, to the extent an Investment is permitted to be made by a Restricted Subsidiary directly in any Restricted Subsidiary or any other Person who is not a Loan Party (each such person, a “Target Person”) under any provision of this Section 6.04, such Investment may be made by advance, contribution or distribution directly or indirectly to Holdco and further advanced or contributed by Holdco to a Loan Party or other Restricted Subsidiary for purposes of ultimately making the relevant Investment in the Target Person without constituting an Investment for purposes of Section 6.04 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds or baskets in, the applicable clause under Section 6.04 as if made by the applicable Restricted Subsidiary directly to the Target Person).

Section 6.05 Asset Sales. Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interests owned by it, nor will Holdco permit any Restricted Subsidiary to issue any additional Equity Interests in such Restricted Subsidiary (other than (i) any Restricted Subsidiary issuing directors’ qualifying shares and (ii) any Restricted Subsidiary issuing Equity Interests to Holdco or another Restricted Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (i) inventory or services or immaterial assets in the ordinary course of business, (ii) obsolete, worn-out, uneconomic, damaged or surplus property or property that is no longer economically practical or commercially desirable to maintain or used or useful in its business, whether now or hereafter owned or leased or acquired in connection with an Acquisition, (iii) cash, Cash Equivalents and other investment securities in the ordinary course of business, (iv) accounts in the ordinary course of business for purposes of collection and (v) assets to the extent that the aggregate value of such assets sold in any single transaction or related series of transactions is equal to $10,000,000 or less and the aggregate value of such assets sold during any fiscal year of Holdco is equal to $25,000,000 or less;

(b) sales, transfers, leases and other dispositions to Holdco or any Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Restricted Subsidiary (other than pursuant to an intercompany license) shall be made in compliance with Section 6.09 and otherwise no less favorable to Holdco and the Restricted Subsidiaries (taken as a whole) than arm’s length basis for fair market value (as reasonably determined by the Borrower);

(c) sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an Investment permitted by clause (h), (i), (l), (q), (z) or (dd) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Restricted Subsidiary, unless all Equity Interests in such Restricted Subsidiary are sold);

(e) leases or licenses or subleases or sublicenses entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdco and the Restricted Subsidiaries taken as a whole;

(f) conveyances, sales, transfers, licenses or sublicenses or other dispositions of Intellectual Property or Software in the ordinary course of business;

(g) dispositions resulting from any casualty or insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdco or any Restricted Subsidiary;

(h) the abandonment or other disposition of Intellectual Property, whether now or hereafter owned or leased or acquired in connection with an Acquisition that is, in the reasonable good faith judgment of Borrower, no longer economically practicable or commercially desirable to maintain or used or useful in the business of Holdco and the Restricted Subsidiaries;

(i) the disposition of any Investments existing on the Closing Date and set forth on Schedule 6.04;

(j) dispositions from and after the Closing Date of non-core assets acquired in connection with any Acquisition;

(k) sales, transfers and other dispositions of Holdco or any Restricted Subsidiary of assets since the Closing Date having an aggregate fair market value (as reasonably determined by Holdco, the Borrower or such Restricted Subsidiary) not in excess of 15% of the Consolidated Total Assets as of the Applicable Date of Determination, so long as (A) with respect to any such sales, transfers or dispositions having a fair market value greater than or equal to $20,000,000, at least 75% of the consideration (other than in connection with an asset swap) received is cash or Cash Equivalents or Designated Non-Cash Consideration to the extent that all Designated Non-Cash Consideration at such time does not exceed the greater of (x) $125,000,000 and (y) 1.75% of Consolidated Total Assets as of the Applicable Date of Determination (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and all of the consideration received is at least equal to the fair market value of the assets sold, transferred or otherwise disposed of and (B) the Net Proceeds thereof shall be applied (or reinvested) as required by Section 2.11(c);

(l) sales, transfers and other dispositions permitted by Section 6.03;

(m) the sale or exchange of specific items of equipment, so long as the purpose of each such sale or exchange is to acquire (and results within 365 days of such sale or exchange in the acquisition of) replacement items of equipment that are the functional equivalent of the item of equipment so sold or exchanged;

(n) the incurrence of Liens permitted hereunder;

(o) the sale, transfer or other disposition (including by contribution, distribution, dividend or otherwise) by Holdco or any Restricted Subsidiary of Equity Interests in any Subsidiary to Holdco or any other Restricted Subsidiary;

(p) sales, transfers and other dispositions made in order to effect the Transactions on the Closing Date;

(q) sales or dispositions of Equity Interests of any Subsidiary (other than the Borrower) in order to qualify members of the Governing Body of such Subsidiary if required by applicable law;

(r) samples, including time-limited evaluation software, provided to customers or prospective customers;

(s) de minimis amounts of equipment provided to employees;

(t) sales, transfers and other dispositions of any Equity Interests in Unrestricted Subsidiaries or their assets;

(u) Restricted Payments made pursuant to Section 6.08;

(v) Permitted Sale Leasebacks;

(w) the unwinding of any Cash Management Agreement or Swap Agreement pursuant to its terms;

(x) sales, transfers or other dispositions of Investments in Joint Ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in Joint Venture arrangements and similar binding agreements;

(y) Holdco and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost sharing agreements with Holdco or any Subsidiary and settle any crossing payments in connection therewith, (ii) convert any intercompany Indebtedness to Equity Interests, (iii) transfer any intercompany Indebtedness to Holdco or any Restricted Subsidiary, (iv) settle, discount, write off, forgive or cancel any intercompany Indebtedness or other obligation owing by Holdco or any Restricted Subsidiary and (v) settle, discount, write off, forgive or cancel any Indebtedness owing by any present or former consultants, directors, officers or employees of any Parent Entity, Holdco or any Subsidiary or any of their successors or assigns; and

(z) any Disposition of Securitization Assets, or participations therein, in connection with any Qualified Securitization Financing, or the Disposition of an account receivable in connection with the collection or compromise thereof in the ordinary course of business.

Section 6.06 Sale Leaseback Transactions. None of Holdco or the Borrower will, nor will Holdco permit any Restricted Subsidiary to, enter into any Sale Leaseback other than: (a) any Permitted Sale Leaseback and (b) any Sale Leaseback transaction to the extent otherwise permitted under Section 6.01(a)(iv).

Section 6.07 Conduct of Business. From and after the Closing Date, Holdco and the Borrower shall not, and shall not permit any of the Restricted Subsidiaries to, engage to any material extent in any business other than (i) the businesses of the type engaged in by the Borrower and the Restricted Subsidiaries on the Closing Date and similar, ancillary, supportive, complementary or related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any Acquisition or permitted Investment) and (ii) such other lines of business as may be consented to by Required Lenders.

Section 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, declare or make any Restricted Payment, except that:

(i) (A) the Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (B) any Restricted Subsidiary may make a Restricted Payment to Holdco or any other Restricted Subsidiary (so long as, in the case of this clause (B), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by Holdco, such Restricted Payment is made ratably among the holders of its Equity Interests);

(ii) Holdco and the Restricted Subsidiaries may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests (so long as, in the case of this clause (ii), if the Restricted Subsidiary making the Restricted Payment is not wholly owned (directly or indirectly) by Holdco, such Restricted Payment is made ratably among the holders of its Equity Interests);

(iii) Holdco and the Restricted Subsidiaries may make Restricted Payments at such times and in such amounts (A) not exceeding $15,000,000 in any fiscal year, as shall be necessary to permit any Parent Entity (or, after an IPO, the Public Company) and Holdco to discharge their respective general corporate and overhead or other expenses (including franchise taxes and directors fees and director and officer indemnification obligations) incurred in the ordinary course, and (B) to any direct or indirect shareholder of Holdco that files a consolidated or combined tax return with Holdco and its Subsidiaries (or, after an IPO, the Public Company) so that such entity (or, after an IPO, the Public Company) may discharge its consolidated tax liabilities with respect to the operations of Holdco and its Subsidiaries, provided that all Restricted Payments made to Parent Entities (or, after an IPO, the Public Company) and Holdco pursuant to this clause (iii) shall be used by the Parent Entities (or, after an IPO, the Public Company), and Holdco, as applicable, for the purposes specified herein;

(iv) Holdco may (and the Restricted Subsidiaries may make Restricted Payments so that Holdco may) make Restricted Payments at such times and in such amounts as are necessary to make payments of or on account of (1) monitoring or management or similar fees or transaction fees and (2) reimbursement of out-of-pocket costs, expenses and indemnities, in each case to any Equity Investor or any of its Affiliates, in each case to the extent permitted by Section 6.09;

(v) [Reserved];

(vi) the Restricted Subsidiaries may make a Restricted Payment in connection with the acquisition of additional Equity Interests in any Subsidiary from minority shareholders;

(vii) Holdco or any Restricted Subsidiary may make repurchases of Equity Interests deemed to occur upon the cashless exercise of stock options when such Equity Interests represents a portion of the exercise price thereof;

(viii) Holdco and the Restricted Subsidiaries may make Restricted Payments to allow any Parent Entity, (or, after an IPO, the Public Company), Holdco, or any Restricted Subsidiary to purchase Holdco’s, such Parent Entity’s (or, after an IPO, the Public Company’s) preferred stock, common stock, restricted stock or common stock options from present or former consultants, directors, officers or employees of any Parent Entity (or, after an IPO, the Public Company), Holdco or any Subsidiary, or their estates, descendants, family, spouses or former spouses, upon the death, disability or termination of employment of such consultant, director, officer or employee, provided that the aggregate amount of payments under this clause (viii) subsequent to the Closing Date (net of proceeds received by any Parent Entity or Holdco (or, after an IPO, the Public Company) subsequent to the date hereof in connection with resales of any stock or common stock options so purchased (which to the extent that such cash proceeds from the issuance of any such stock are utilized to make payments pursuant to this clause in excess of the amount s otherwise permitted hereunder then such equity proceeds so utilized shall not also increase the Available Amount)) shall not exceed $25,000,000 (with unused amounts in any fiscal year being carried over to the next succeeding fiscal year subject to a maximum of $35,000,000 in any fiscal year) per fiscal year, plus the amount of any key-man life insurance policies; provided that the cancellation of Indebtedness owing to Holdco (or any Parent Entity) or any of its Subsidiaries in connection with a repurchase of any such Equity Interests and the redemption or cancellation of such Equity Interests without cash payment will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(ix) Holdco and any Restricted Subsidiary may make Restricted Payments, the proceeds of which shall be used by Infor FinanceCo to pay fees payable to the Holdco PIK Agent in accordance with the Holdco PIK Agreement (to the extent such fees are payable to the Holdco PIK Agent for acting in the capacity of the administrative agent under the Holdco PIK Agreement);

(x) the Subsidiaries may make any additional Restricted Payments necessary to consummate the Transactions;

(xi) Restricted Payments necessary to consummate transactions permitted pursuant to Section 6.03 and to make Investments permitted pursuant Section 6.04;

(xii) Holdco and the Restricted Subsidiaries may forgive or cancel any Indebtedness owed to Holdco or any Restricted Subsidiary issued for repurchases of Holdco’s (or, after an IPO, Public Company’s) or any Parent Entity’s Equity Interests;

(xiii) Holdco and the Restricted Subsidiaries may make Restricted Payments so long as the proceeds thereof are promptly applied to repay Non-Extended Indebtedness at or after the scheduled maturity date thereof (as in effect on the Closing Date), provided, the aggregate amount of Restricted Payments permitted pursuant to this clause (xiii) and clause (xiv) of this Section 6.08(a)in respect of Non-Extended Indebtedness shall not exceed the aggregate principal amount of Non-Extended Indebtedness as of the Closing Date, plus the aggregate amount of paid-in-kind interest accreted on such principal amount from the Closing Date at the interest rate applicable thereto (as in effect as of the Closing Date);

(xiv) Holdco and the Restricted Subsidiaries may make Restricted Payments, at any time and from time to time, with the proceeds of Indebtedness incurred pursuant to Sections 6.01(a)(x) and (a)(xvi), so long as (x) such proceeds are promptly applied to repay Non-Extended Indebtedness and/or Extended Indebtedness and (y) the First Lien Leverage Ratio on a Pro Forma Basis is not greater than 3.25 to 1.00 as of the Applicable Date of Determination; provided, the aggregate amount of Restricted Payments permitted pursuant to this clause (xiv) and clauses (xiii) and (xv) of this Section 6.08(a) shall not exceed the aggregate principal amount of Non-Extended Indebtedness and Extended Indebtedness as of the Closing Date, plus the aggregate amount of paid-in-kind interest accreted on such principal amount from the Closing Date at the respective interest rates applicable thereto (as in effect as of the Closing Date);

(xv) Holdco and the Restricted Subsidiaries may make Restricted Payments so long as (x) the proceeds are promptly applied to repay Extended Indebtedness under the Holdco PIK Agreement at or after the scheduled maturity date thereof (as in effect on the Closing Date) and (y) the Borrower is in compliance with the covenant in Section 6.12; provided, the aggregate amount of Restricted Payments permitted pursuant to this clause (xv) and clause (xiv) of this Section 6.08(a)in respect of Extended Indebtedness shall not exceed the aggregate principal amount of Extended Indebtedness as of the Closing Date, plus the aggregate amount of paid-in-kind interest accreted on such principal amount from the Closing Date at the interest rate applicable thereto (as in effect as of the Closing Date);

(xvi) distributions or payments of Securitization Fees, sales contributions and other transfers of Securitization Assets and purchases of Securitization Assets pursuant to a Securitization Repurchase Obligations, in each case in connection with a Qualified Securitization Financing;

(xvii) Holdco and the Restricted Subsidiaries may make Restricted Payments (or may make Restricted Payments to any Parent Entity for such purpose) the proceeds of which shall be used to pay customary costs, fees and expenses related to any unsuccessful equity or debt offering permitted by this Agreement, so long as the proceeds of such offering were intended to be contributed to Holdco or any Restricted Subsidiary or such offering was otherwise related to the business of Holdco and the Restricted Subsidiaries;

(xviii) Holdco (or, after an IPO, Public Company) and the Restricted Subsidiaries may make Restricted Payments to (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Acquisition, Investment or other transaction otherwise permitted hereunder and (b) honor any conversion request by a holder of convertible Indebtedness (to the extent such conversion request is paid solely in shares of Qualified Equity Interests of Holdco) and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(xix) after an IPO, Public Company may (and Holdco and the Restricted Subsidiaries may make Restricted Payments so that Public Company may) declare and pay regular quarterly dividends on its common stock (or similar Equity Interests of Public Company) in an amount not to exceed 6% per year of the net cash proceeds of such IPO that were actually received by or contributed to Holdco;

(xx) Holdco (or, after an IPO, Public Company) and the Restricted Subsidiaries may make Restricted Payments in an aggregate amount not to exceed the Available Amount; provided however that amounts pursuant to clause (b) of the definition of Available Amount may be used to fund Restricted Payment pursuant to this clause (xx) to the extent that the First Lien Leverage Ratio on a Pro Forma Basis after giving effect thereto as of the Applicable Date of Determination is less than or equal to 4.25:1.00;

(xxi) Holdco may make Restricted Payments consisting of Equity Interests in any Unrestricted Subsidiary, whether pursuant to a distribution, dividend or any other transaction not prohibited hereunder; and

(xxii) the making of any Restricted Payment within 60 days after the date of declaration thereof, if at the date of such declaration such Restricted Payment would have complied with another provision of this Section 6.08(a); provided that the making of such Restricted Payment will reduce capacity for Restricted Payments pursuant to such other provision when so made.

(b) Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, make (A) any payment or other distribution (whether in cash, securities or other property), of or in respect of principal or interest, or such payment by way of the purchase, redemption, retirement, acquisition, cancellation or termination, in each case prior to the final scheduled maturity thereof, of any Indebtedness that is contractually subordinated in right of payment to any of the Obligations (it being understood that Indebtedness shall not be deemed to be subordinated in right of payment to the Obligations merely because such Indebtedness is secured by a Lien that is junior to the Liens securing the Obligations) or (B) solely to the extent that Indebtedness is unsecured or has a Lien on substantially all of the Collateral that is junior to the Lien on the Collateral securing the Obligations, make any voluntary prepayment of the principal of such Indebtedness outstanding under Section 6.01(a)(xvi), (a)(xviii), (a)(xxiii), or (a)(xxx), or any other voluntary payment on such Indebtedness that has a substantially similar effect to any of the foregoing, except:

(i) payment of regularly scheduled interest and principal payments (and fees, indemnities and expenses payable) as, and when due in respect of any such Indebtedness to the extent permitted by any subordination or intercreditor provisions in respect thereof;

(ii) refinancings, replacements, substitutions, exchanges and renewals of any such Indebtedness to the extent such refinancing, replacement, exchange or renewed Indebtedness is permitted by Section 6.01 and any fees and expenses in connection therewith;

(iii) payments of intercompany Indebtedness permitted under Section 6.01;

(iv) convert, exchange or redeem such Indebtedness into or for Equity Interests of Holdco or any Parent Entity (other than Disqualified Equity Interests of Holdco);

(v) AHYDO Catch-Up Payments relating to Indebtedness of Holdco and its Restricted Subsidiaries;

(vi) any such payments, or other distributions in an amount not to exceed the Available Amount;

(vii) payments of Indebtedness referred to in Section 6.08(b)(B) to the extent that the First Lien Leverage Ratio on a Pro Forma Basis after giving effect thereto as of the Applicable Date of Determination is less than or equal to 4.25:1.00 at the time of such payment; and

(viii) the payment, redemption, repurchase, retirement termination or cancellation of Indebtedness within 60 days of the date of the Redemption Notice if, at the date of any payment, redemption, repurchase, retirement, termination or cancellation notice in respect thereof (the “Redemption Notice”), such payment, redemption, repurchase, retirement termination or cancellation would have complied with another provision of this Section 6.08(b); provided that such payment, redemption, repurchase, retirement termination or cancellation shall reduce capacity under such other provision.

Section 6.09 Transactions with Affiliates. Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions at prices and on terms and conditions not less favorable to Holdco or such Restricted Subsidiary than could reasonably be expected to be obtained on an arm’s-length basis from unrelated third parties (as determined in good faith by the Borrower), (b) transactions between or among Holdco and the Restricted Subsidiaries not involving any other Affiliate, (c) loans or advances to employees, officers and directors permitted under Section 6.04, (d) payroll, travel and similar advances to cover matters permitted under Section 6.04, (e) the payment of reasonable fees to directors of Holdco or any Subsidiary, (f) compensation (including bonuses) and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with, directors, officers or employees of Holdco or the Subsidiaries in the ordinary course of business, including in connection with the Transactions and any other transaction permitted hereunder, (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans, (h) any payments to any Equity Investor or its Affiliates, (x) of or on account of monitoring or management or similar fees payable pursuant to and in accordance with the Advisory Agreements (which fees payable in any fiscal year pursuant to this subclause (x) shall not exceed the greater of $15,000,000 and 1.75% of Consolidated EBITDA for such fiscal year) and (y) for reimbursement of out-of-pocket costs and expenses and indemnities in connection therewith, (i) payment of fees and expenses pursuant to the Transactions, and other transaction fees payable to any Equity Investor or its Affiliates pursuant to agreements between Holdco or any Subsidiary, on the one hand, and the Equity Investor or Affiliate, on the other hand, as in effect on, and that have been disclosed to the Administrative Agent prior to, the Closing Date so long as such agreements are reasonably satisfactory to the Administrative Agent (it being understood and agreed that the Advisory Agreements that have been disclosed to the Administrative Agent prior to the Closing Date shall be deemed to be reasonably satisfactory to the Administrative Agent), (j) any Restricted Payment and payments on Indebtedness not prohibited by Section 6.08, (k) subject to the limitations set forth in Section 6.08, any transaction among Holdco and its Parent Entities and its Subsidiaries for the sharing of liabilities for taxes so long as the payments made pursuant to such transaction are made by and among the members of Holdco’s or the Borrower’s “affiliated group” (as defined in the Code), (l) transactions between and among Holdco and its Subsidiaries which are in the ordinary course of business and transactions between Holdco and its direct or indirect shareholders in the ordinary course of business with respect to the Equity Interests in Holdco or any Parent Entity, such as shareholder agreements, registration agreements and including providing expense reimbursement and indemnities in respect thereof, (m) the Transactions, (n) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary, (o) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof, (p) transactions set forth on Schedule 6.09; and (q) any customary transaction with a Securitization Subsidiary effected as part of a Qualified Securitization Financing.

Section 6.10 Restrictive Agreements. Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdco or any other Loan Party to create, incur or permit to exist any Lien in favor of the Secured Parties (excluding Lender Counterparties) upon any of its property or assets or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any Restricted Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law, (B) any Loan Document, any agreements evidencing secured Indebtedness permitted by this Agreement or any documents governing the Term Loan Exchange Notes, the Additional Term Notes, the Unrestricted Additional Term Notes, the Refinancing Notes, or any Senior Unsecured Debt Documents or any Subordinated Debt Documents or (C) agreements evidencing Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 6.01, provided that such restrictions or conditions are not imposed on any Loan Party, (ii) the foregoing shall not apply to restrictions and conditions existing on the Closing Date, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (v) clause (b) of the foregoing shall not apply to (A) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the sale, transfer or other disposition of all or substantially all of the Equity Interests or assets of such Subsidiary or (B) restrictions on transfers of assets subject to Liens permitted by Section 6.02 (but, with respect to any such Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Lien) and (vi) the foregoing shall not apply to restrictions created in connection with any Qualified Securitization Financing.

Section 6.11 Amendment of Material Documents. (a) Neither Holdco nor the Borrower will, nor will Holdco permit any other Loan Party to amend or otherwise modify (i) any of its Organization Documents in a manner that would reasonably be expected to cause a Material Adverse Effect, (ii) any term or condition of any Indebtedness required to be subordinated to the Obligations except (x) in accordance with the terms of the applicable intercreditor or subordination terms or agreement (to the extent that such intercreditor or subordination terms have previously been approved by the Administrative Agent) and (y) as permitted pursuant to or reasonably necessary to effect a Permitted Refinancing thereof or (iii) any term or condition of any Indebtedness incurred pursuant to Section 6.01(a)(xvi), (xviii), (xxiii) or (xxx) which would accelerate the maturity or amortization thereof (or, to the extent required to be limited pursuant to such Section or related definitions, any mandatory prepayment with respect thereto) in a manner that would violate the limitations with regard to the terms of such Indebtedness set forth in such Section or related definitions.

(b) Neither Holdco nor the Borrower will, nor will Holdco permit any Restricted Subsidiary to, amend, modify or waive the terms and conditions of the Advisory Agreements to increase the fees payable thereunder, except to the extent the aggregate amount of such fees does not exceed the maximum amount permitted to be paid under Section 6.09.

Section 6.12 Total Leverage Ratio. Holdco will not permit the Total Leverage Ratio, calculated as of the last day of the most recent fiscal quarter of Holdco for which financial statements were required to have been furnished to the Administrative Agent pursuant to Section 5.01 (commencing with the first full fiscal quarter ending after the Closing Date), to exceed the ratio set forth below opposite the period during which such last day occurs:

Date of Fiscal Quarter End	Ratio
August 31, 2012 — February 28, 2014	8.50 to 1.00
May 31, 2014	8.25 to 1.00
August 31, 2014 — May 31, 2015	7.75 to 1.00
August 31, 2015 — May 31, 2016	7.25 to 1.00
August 31, 2016 and thereafter	6.75 to 1.00

Section 6.13 Changes in Fiscal Periods. Neither Holdco nor the Borrower will permit its fiscal year for financial reporting purposes or the fiscal year for financial reporting purposes of any Restricted Subsidiary (other than Immaterial Subsidiaries and Restricted Subsidiaries formed or acquired after the Closing Date until such time as their fiscal year for financial reporting purposes can be changed to align with Holdco) to end on a day other than May 31; provided, however, that Holdco and the Borrower may, upon written notice to the Administrative Agent, change such fiscal year (and the fiscal year of the Restricted Subsidiaries) to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, Holdco, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement and to the covenants contained herein that are that are reasonably necessary in order to reflect such change.

ARTICLE VII

Events of Default

Section 7.01 Events of Default . If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable;

(b) the Borrower shall fail to pay (x) any interest on any Loan or any fee payable hereunder, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days or (y) any other amount due under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of 15 Business Days;

(c) any representation, warranty or certification, when taken as a whole, made or deemed made by any Loan Party in any Loan Document shall be false or incorrect in any material respect as of the date made or deemed made;

(d) Holdco or the Borrower shall default in the performance or compliance of Section 5.04 (solely with respect to the existence of Holdco or the Borrower in its jurisdiction of organization) or in Article VI (subject to the Cure Right set forth in Section 7.03);

(e) Any Loan Party shall default in the performance or compliance of any term contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and default shall continue unremedied and unwaived for a period of 30 days after receipt by the Borrower of written notice thereof from the Administrative Agent or the Required Lenders;

(f) Holdco or any Restricted Subsidiary shall fail to make any payment beyond all applicable grace periods (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace periods provided in the applicable instrument or agreement under which such Material Indebtedness was created, provided that this paragraph (f) shall not apply to any such failure that (x) is remedied by Holdco or applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01;

(g) (i) any breach or default (after all applicable grace periods having expired and all required notices having been given) by Holdco or any Restricted Subsidiary of any Material Indebtedness if the effect of such breach or default is to cause such Material Indebtedness to become due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired and all required notices having been given) the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g)(i) shall not apply to (A) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (B) any breach or default that (x) is remedied by Holdco or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the requisite holders of the applicable item of Material Indebtedness, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01 or (ii) if there is an involuntary “early termination event” or other similar event (which event shall extend beyond any applicable cure periods or grace periods) shall have occurred in respect of obligations owing under any Swap Agreement of Holdco or any Restricted Subsidiary, and the amount of such obligations, either individually or in the aggregate for all such Swap Agreements at such time, is in excess of $75,000,000; provided that, in respect of obligations owing under any such Swap Agreement owed to the applicable counterparty at such time, the amount for purposes of this Section 7.01(g)(ii) shall be the amount payable on a net basis by Holdco or such Restricted Subsidiary to such counterparty (after giving effect to all netting arrangements) if such Swap Agreement were terminated at such time), provided that this paragraph (g)(ii) shall not apply to any such event that (x) is remedied by Holdco or the applicable Restricted Subsidiary or (y) waived (including in the form of amendment) by the applicable counterparty, in either case, prior to the acceleration of all the Loans pursuant to this Section 7.01;

(h) subject to Section 7.02, (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking liquidation, reorganization or other relief in respect of Holdco, the Borrower or any other Restricted Subsidiary, or of all or a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the involuntary appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdco, the Borrower or any other Restricted Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding shall continue undismissed and unstayed for 60 days without having been dismissed, bonded or discharged or an order of relief is entered in any such proceeding;

(i) subject to Section 7.02, Holdco, the Borrower or any other Restricted Subsidiary shall (i) voluntarily commence any proceeding seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdco the Borrower or any other Restricted Subsidiary or for all or a substantial part of its assets or (iv) make a general assignment for the benefit of creditors;

(j) any final, non-appealable judgment(s) for the payment of money in an aggregate amount in excess of $75,000,000 (to the extent not covered by insurance as to which the applicable insurance company has not denied coverage) shall be rendered against Holdco or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged, unvacated, unbounded and unstayed for a period of 60 consecutive days;

(k) an ERISA Event shall have occurred that would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be (other than in an informational notice to the Administrative Agent), a valid and perfected (if and to the extent required to be perfected under the applicable Security Document) Lien on any Collateral with a fair value in excess of $30,000,000, with the priority required by the applicable Security Document (subject to Liens permitted under Section 6.02), except (i) as a result of the release of a Loan Party or the sale, transfer or other disposition of the applicable Collateral (including as a result of the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) in a transaction permitted under the Loan Documents or the occurrence of the Termination Date or (ii) as a result of any action of the Administrative Agent, Collateral Agent or any Lender or the failure of the Administrative Agent, Collateral Agent, or any Lender to take any action within its control;

(m) at any time after the execution and delivery thereof, any material portion of the Guarantee of the Obligations under the Guarantees shall for any reason other than the occurrence of the Termination Date or as expressly permitted hereunder or thereunder (including or as a result of a transaction permitted hereunder) cease to be in full force and effect, or any Loan Party shall contest the validity or enforceability in writing or repudiate, rescind or deny in writing that it has any further liability or obligation under any Loan Document other than as a result of the occurrence of the Termination Date, the sale or transfer of such Loan Party (including the designation as an Unrestricted Subsidiary) or as a result of a transaction permitted hereunder or thereunder; or

(n) a Change in Control shall occur;

then, and in every such event (other than (x) an event described in paragraph (d) of this Section 7.01 in respect of a default of performance or compliance with the covenant under Section 6.12 or (y) an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01; provided that in the case of clause (x), the actions hereinafter described will be permitted to occur only following the expiration of the ability to effectuate the Cure Right if such Cure Right has not been so exercised), and at any time thereafter during the continuance of such event, the Administrative Agent with the consent of the Required Lenders may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times (except in the case of an event under paragraph (d) of this Section 7.01 in respect of a failure to observe or perform the covenant under Section 6.12, the following actions may not be taken until the ability to exercise the Cure Right under Section 7.03 has expired (but may be taken as soon as the ability to exercise the Cure Right has expired and it has not been so exercised): (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter, during the continuance of such event, be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 7.02 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default or an Event of Default has occurred under paragraph (h) or (i) of Section 7.01, any reference in any such paragraph to any Restricted Subsidiary shall be deemed not to include any Restricted Subsidiary affected by any event or circumstance referred to in such paragraph that did not, as of the last day of the fiscal quarter of Holdco most recently ended, have assets with a value equal to or greater than 5.0% of Consolidated Total Assets of Holdco and the Restricted Subsidiaries as of such date, based on the consolidated balance sheet of Holdco and the Restricted Subsidiaries as of such date, provided that if it is necessary to exclude more than one Restricted Subsidiary from paragraph (h) or (i) of Section 7.01 pursuant to this paragraph in order to avoid a Default or an Event of Default, the aggregate value of the assets of all such excluded Restricted Subsidiaries as of such last day may not exceed 10.0% of Consolidated Total Assets of Holdco and the Restricted Subsidiaries as of such date, based on the consolidated balance sheet of Holdco and the Restricted Subsidiaries as of such date.

Section 7.03 Right to Cure. (a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that Holdco fails to comply with the requirements of the covenant under Section 6.12 at the end of any fiscal quarter, until the expiration of the twelfth (12th) Business Day subsequent to the date the Compliance Certificate required to be delivered pursuant to Section 5.01(c), in respect of the period ending on the last day of such quarter, any net cash proceeds of any contribution made, directly or indirectly to Holdco, or any net cash proceeds of any issuance of Equity Interests (other than Disqualified Equity Interests) of Holdco, in each case during such fiscal quarter then ended for which the Borrower has failed to comply with Section 6.12 and/or following the end of such fiscal quarter and on or prior to such 12th Business Day, in each case in an aggregate amount equal to the amount necessary to cure the relevant failure to comply with such covenant may, at the election of Holdco be included in the calculation of Consolidated EBITDA for purposes of determining compliance with such covenant (the “Cure Right”), and upon the receipt by Holdco of such cash proceeds (the “Cure Amount”), such covenant shall be recalculated giving effect to the following pro forma statements:

(i) Consolidated EBITDA for the fiscal quarter of Holdco for which such certificate is required to be delivered shall be increased by an amount equal to the Cure Amount, and such increase shall be effective for all periods that include the fiscal quarter of Holdco for which such Cure Right was exercised and not for any other purpose under this Agreement; and

(ii) if, after giving effect to the foregoing recalculations (but not giving effect to any payment of Indebtedness made with such Cure Amount when calculating compliance with Section 6.12 at the end of such (but no other) fiscal quarter), the Borrower shall then be in compliance with the requirements of the covenant under Section 6.12 at the end of such fiscal quarter, Holdco shall be deemed to have satisfied the requirements of the covenant under Section 6.12 as of the last day of such fiscal quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or Default or Event of Default of the covenant under Section 6.12 that had occurred shall be deemed cured for this purpose under this Agreement.

(b) Notwithstanding anything herein to the contrary, (i) in each four-fiscal-quarter period of Holdco there shall be at least two (2) fiscal quarters in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised more than five (5) times during the term of this Agreement, (iii) the Cure Amount shall not exceed the amount required to cause the Borrower to be in compliance with the covenant under Section 6.12 and (iv) neither the Administrative Agent nor any Lender or Secured Party shall exercise any remedy under the Loan Documents on the basis of an Event of Default caused by the failure to comply with Section 6.12 until after Holdco’s ability to cure has lapsed and Holdco has not exercised the Cure Right.

ARTICLE VIII

The Administrative Agent

Section 8.01 Appointment of Agents. Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent and Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Unless otherwise specifically set forth herein, the Collateral Agent shall have all the rights and benefits of the Administrative Agent set forth in this Article.

The Collateral Agent shall act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a Lender Counterparty or potential Lender Counterparty) and the Issuing Bank hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties pursuant to the Security Documents to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Collateral Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the

Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Section 9.03 (as though such co-agents, subagents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. The Lenders acknowledge and agree (and each Lender Counterparty shall be deemed to hereby acknowledge and agree) that Collateral Agent may also act as the collateral agent for lenders under the Other Term Loans, the Other Revolving Commitments, the Term Loan Exchange Notes, the Additional Term Notes, the Unrestricted Additional Term Notes and the Refinancing Notes.

Section 8.02 Rights of Lender. The bank serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and Collateral Agent, and with respect to any of its Loans or Commitments hereunder, the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdco or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and Collateral Agent hereunder and without any duty to account therefor to the Lenders.

Section 8.03 Exculpatory Provisions. The Administrative Agent and Collateral Agent shall not have any duties or obligations except those expressly set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing the Administrative Agent and Collateral Agent, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent or Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law and (c) shall not except as expressly set forth herein or in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdco or any Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent, Collateral Agent or any of their respective Affiliates in any capacity. The Administrative Agent and Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or as the Administrative Agent shall believe in good faith shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent and Collateral Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdco, or the Borrower, a Lender or the Issuing Bank, and the Administrative Agent and Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. The Administrative Agent shall have no obligation to monitor whether any amendment or waiver to any Loan Document has properly become effective or is permitted hereunder or thereunder except to the extent expressly agreed to by the Administrative Agent in such amendment or waiver.

Section 8.04 Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each of the Administrative Agent and Collateral Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.

Section 8.05 Delegation of Duties. Each of the Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Documents by or through any one or more sub-agents appointed by the Administrative Agent. Each of the Administrative Agent and Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent.

Section 8.06 Resignation of Agents; Successor, Administrative Agent and Collateral Agent. The Administrative Agent and Collateral Agent may at any time resign by giving 30 days’ prior written notice of its resignation to the Lenders, the Issuing Bank and the

Borrower. If the Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition of Defaulting Lender, either the Required Lenders or the Borrower may upon 10 days’ notice remove the Administrative Agent or Collateral Agent, as the case may be. Upon receipt of any such notice of resignation or delivery of such removal notice, the Required Lenders shall have the right, with the consent of the Borrower (provided that such consent shall not be unreasonably withheld or delayed and that such consent shall not be required at any time that an Event of Default under Section 7.01(a), (h) or (i) shall have occurred and be continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent or Collateral Agent, as applicable, gives notice of its resignation or the delivery of such removal notice, then (a) in the case of a retirement, the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent or Collateral Agent, as applicable, meeting the qualifications set forth above or (b) in the case of a removal, the Borrower may, after consulting with the Required Lenders, appoint a successor Administrative Agent or Collateral Agent, as applicable, meeting the qualifications set forth above; provided that (x) in the case of a retirement, if such Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment or (y) in the case of a removal, the Required Lenders notify the Borrower that no qualifying Person has accepted such appointment, then, in each case, such resignation or removal shall nonetheless become effective in accordance with such notice and (i) the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent or Collateral Agent, as applicable, on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent or Collateral Agent, as applicable, shall continue to hold such collateral security, as bailee, until such time as a successor Administrative Agent or Collateral Agent, as applicable, is appointed), (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly (and each Lender and Issuing Bank will cooperate with the Borrower to enable the Borrower to take such actions), until such time as the Required Lenders or the Borrower, as applicable, appoint a successor Administrative Agent, as provided for above in this Section 8.06 and (iii) the Borrower and the Lenders agree that in no event shall the retiring Administrative Agent and Collateral Agent or any of their respective Affiliates or any of their respective officers, directors, employees, agents advisors or representatives have any liability to the Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the failure of a successor Administrative Agent or Collateral Agent to be appointed and to accept such appointment. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or Collateral Agent, as applicable, and the retiring Administrative Agent or Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Article). The fees payable by the Borrower to a successor Administrative Agent or Collateral Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent or Collateral Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent or Collateral Agent was acting as Administrative Agent or Collateral Agent.

Section 8.07 Non-Reliance on Agents and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon any Loan Document or any related agreement or any document furnished thereunder.

Section 8.08 No Other Duties. Notwithstanding anything herein to the contrary, none of the Agents, Joint Bookrunners or Joint Lead Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent, a Lender or the Issuing Bank hereunder.

Section 8.09 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as Lender Counterparties) and the Issuing Bank irrevocably authorize each of the Administrative Agent and the Collateral Agent,

(a) to release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Loan Document (i) upon the Termination Date, (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Loan Document to a Person that is not a Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, (iii) that constitutes Excluded Property, (iv) if the property subject to such Lien is owned by a Loan Party, upon the release of such Loan Party from its Guaranty otherwise in accordance with the Loan Documents, (v) as to the extent provided in the Security Documents or (vi) if approved, authorized or ratified in writing in accordance with Section 9.02;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder;

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under Section 6.02(d) or (e); and

(d) enter into subordination or intercreditor agreements with respect to Indebtedness to the extent the Administrative Agent or Collateral Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement, in each case to the extent such agreements are substantially consistent with the terms set forth on Exhibit L-1 or L-2 annexed hereto or otherwise not materially less favorable (taken as a whole) to the Lenders (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations) or are otherwise in form and substance reasonably satisfactory to the Administrative Agent.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as the case may be, authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under the Guaranty pursuant to this Section 8.09. In each case as specified in this Section 8.09, the Administrative Agent and the Collateral Agent will (and each Lender hereby authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 8.09.

Section 8.10 Secured Swap Agents and Secured Cash Management Agents. No Lender Counterparty that obtains the benefits of Section 16 of the Collateral Agreement, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, neither the Administrative Agent nor the Collateral Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations or Secured Cash Management Obligations arising under Secured Swap or Secured Cash Management Agreements with Lender Counterparties unless the Administrative Agent Agreements have received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender Counterparty.

Section 8.11 Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority of any jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered, was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lenders shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) fully for, and shall make payable in respect thereof within 30 days after demand therefor, all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.11. The agreements in this Section 8.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For purposes of this Section 8.11, the term “Lender” includes any Issuing Bank and Swingline Lender.

Section 8.12 Administrative Agent and Collateral Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment or composition under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent and Collateral Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent or Collateral Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Administrative Agent and Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Administrative Agent and Collateral Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Administrative Agent and Collateral Agent under Section 2.12 and Section 9.03) allowed in such judicial proceeding;

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c) any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.12 and Section 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent or Collateral Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent and Collateral Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

ARTICLE IX

Miscellaneous

Section 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(a) if to Holdco, to it c/o Golden Gate Capital, One Embarcadero Center, 39th Floor, San Francisco, California 94111, Attention of Prescott Ashe and Isaac Kim (Facsimile No.: 415-627-4501), with a copy to Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, Attention of Christopher Butler, P.C. (Facsimile No.: 312-862-2200);

(b) if to the Borrower or any other Loan Party, to it at Suite 110, 40 General Warren Boulevard, Malvern, PA 19355, Attention of Gregory M. Giangiordano, SVP and General Counsel (Facsimile No.: 678-319-9032), with a copy to 13560 Morris Road, Suite 4100, Alpharetta, Georgia 30004, Attention of Jay Hopkins, SVP and Controller (Facsimile No.: 678-623-0024), and a copy to Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654, Attention of Christopher Butler, P.C. (Facsimile No.: 312-862-2200);

(c) if to the Administrative Agent or the Collateral Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.01;

(d) if to an Issuing Bank or Swingline Lender other than the Administrative Agent, to it at the address or facsimile number set forth separately in writing and delivered to the Borrower and the Administrative Agent; and

(e) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. Subject to Section 9.15, notices and other communications to the Lenders and the Issuing Bank hereunder may also be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Holdco or the Borrower in any case shall entitle Holdco or the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Facility Amendment, in Section 2.21, with respect to any Refinancing Amendment, in Section 2.24 with respect to an Extension Offer, in connection with Term Loan Exchanges, in Section 9.02(d) with respect to any amendment in respect of Replacement Term Loans and in Section 9.02(h), in Section 9.16 or as otherwise specifically provided below or otherwise provided in a Loan Document, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdco, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto (except as otherwise expressly provided therein), in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent in Section 4.01 or Section 4.02. of this Agreement or the waiver of any covenant, Default, Event of Default or mandatory prepayment or reductions shall not constitute an increase of any Commitment of a Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement owed to a Lender or reduce the rate of interest thereon owed to such Lender (other than any waiver of default interest payable (whether already accrued or not) pursuant to Section 2.13(c)), or reduce any fees or premiums payable hereunder owed to such Lender, without the written consent of such Lender directly adversely affected thereby, provided that any waiver of Default or Event of Default or any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof in this Agreement shall not constitute a reduction in the interest rates or the commitment fees for purposes of this clause (ii), provided further in the case of any forgiveness or reduction the consent of the Required Lenders shall not be required, (iii) except as otherwise provided hereunder, including without limitation pursuant to Refinancing Amendments or Section 2.24, postpone the maturity of any Loan, or the date of any scheduled repayment (but not prepayment) of the principal amount of any Term Loan under Section 2.10 or the applicable Incremental Facility Amendment, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest, fees or premiums payable hereunder, or reduce or forgive the amount of, waive or excuse any such repayment (but not prepayment), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly adversely affected thereby (it being understood that no amendment, modification or waiver of, or consent to departure from, any condition precedent, covenant, Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall constitute a postponement of any date scheduled for the payment of principal or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment), provided that the consent of the Required Lenders shall not be required for any such modifications to (other than any acceleration of) scheduled repayments of any Term Loan under Section 2.10 or any required payment of interest due on the date of any such scheduled repayment so modified, pursuant to this clause (iii), (iv) change any of the provisions of this Section 9.02(b) or reduce the percentage set forth in the definition of the term “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that, other than as specifically provided in this Agreement, including pursuant to (v) Term Loan Exchanges, (w) Section 9.02(d) with respect to Replacement Term Loans, (x) any Incremental Facility Amendment (the consent requirements for which are set forth in Section 2.20), (y) a Refinancing Amendment (the consent requirements for which are set forth in Section 2.21) and (z) an Extension Offer pursuant to Section 2.24, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders or a particular Class of Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the Closing Date), (v) release all or substantially all of the value of the Guarantee under the Guarantees (except as expressly provided herein or in the applicable Loan Document), without the written consent of each Lender (it being understood that any subordination of a lien permitted hereunder shall not constitute a release of a lien under this section and the granting of any pari passu liens in connection with the incurrence of debt or the granting of liens otherwise permitted hereunder from time to time (including pursuant to amendments) shall not constitute a release of liens), (vi) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, or (vii) modify the provisions of Section 9.04(e) in a manner that adversely affects the protections afforded to an SPV pursuant to the provisions of Section 9.04(e), without the written consent of each Granting Lender all or any part of whose Loans are being funded by an SPV at the time of such amendment, modification or waiver, and provided further that no such agreement shall amend or modify the rights or duties of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Bank or the Swingline Lender,

as the case may be. In the event an amendment to this Agreement or any other Loan Document is effected without the consent of the Administrative Agent or Collateral Agent (to the extent permitted hereunder) and to which the Administrative Agent or Collateral Agent is not a party, the Borrower shall furnish a copy of such amendment to the Administrative Agent.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (iv) of paragraph (b) of this Section 9.02, the consent of a majority in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section 9.02 being referred to as a “Non-Consenting Lender”), then, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (a) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), plus, if the Non-Consenting Lender is a Lender with Term Loans being required to assign Term Loans under this Section 9.02(c) due solely to its failure to waive, postpone or reduce the prepayment premium set forth in Section 2.11(a), the payment by the assignee of such prepayment premium as if such Term Loans subject to such assignment were subject to a Repricing Transaction, (b) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in clause (b)(ii) of this Section 9.02 and (c) such assignee shall have consented to the Proposed Change.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, Holdco, the Borrower and the Lenders providing the relevant Replacement Term Loans (as such term is defined below) to permit the refinancing of all or any portion of any Class of Term Loans outstanding as of the applicable date of determination (the “Refinanced Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus premiums, accrued interest, fees and expenses in connection therewith, (ii) the Applicable Margin for such Replacement Term Loans and final maturity shall not be higher than the Applicable Margin for such Refinanced Term Loans (iii) the weighted average life and final maturity of such Replacement Term Loans shall not be shorter than the weighted average life of such Refinanced Term Loans at the time of such refinancing and (vi) all other terms (other than maturity and pricing) applicable to such Replacement Term Loans shall be substantially the same as, and no more favorable to the Lenders providing such Replacement Term Loans than, the terms applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the maturity date in respect of the Refinanced Term Loans in effect immediately prior to such refinancing.

(e) The Lenders and the Issuing Bank, and all other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall be automatically released (i) upon the occurrence of the Termination Date of this Agreement, (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Loan Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, to the extent such sale or other disposition is made in compliance with the terms of this Agreement, (iii) to the extent such Collateral is comprised of property leased to a Loan Party, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 9.02), (v) to the extent such property constitutes Excluded Property, (vi) to the extent the property constituting such Collateral is owned by any Guaranty, upon the release of such Guarantor from its obligations under the applicable Guaranty (in accordance with the following sentence) and (vii) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Loan Documents. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent comprised of Excluded Property or otherwise released in accordance with the provisions of the Loan Documents. Additionally, the Lenders, Issuing Bank, and all other Secured Parties, hereby irrevocably agree that each Subsidiary Loan Party shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. The Lenders, Issuing Bank, and all other Secured Parties, hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Loan Party’s Guaranty or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender, Issuing Bank or other Secured Party.

(f) No Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Sections 9.02(b)(v) or 9.02(b)(vi) or each adversely affected Lender pursuant to Sections 9.02(b)(ii) or 9.02(b)(iii) that, by its terms, adversely affects any Defaulting Lender disproportionately in relation to other affected Lenders shall require the consent of such Defaulting Lender.

(g) This Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. Further, (x) the LC Sublimit may be increased with the consent of the Required Revolving Lenders, each Issuing Bank and the Administrative Agent, and (y) the Swingline Sublimit may be increased with the consent of the Required Revolving Lenders, the Swingline Lender and the Administrative Agent.

(h) Notwithstanding the foregoing, this Agreement and any other Loan Document may be amended solely with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any other Lender if such amendment is delivered in order to correct or cure (x) ambiguities, errors, omissions, defects, (y) to effect administrative changes of a technical or immaterial nature or (z) incorrect cross references or similar inaccuracies in this Agreement or the applicable Loan Document. Guarantees, collateral documents, security documents, intercreditor agreements, and related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent or Collateral Agent, as applicable, and may be amended, modified, terminated or waived, and consent to any departure therefrom may be given, without the consent of any Lender if such amendment, modification, waiver or consent is given in order to (x) comply with local law or (y) cause such guarantee, collateral document, security document or related document to be consistent with this Agreement and the other Credit Documents. Borrower and the Administrative Agent may, without the consent of any other Lender, effect amendments to this Agreement and the other Loan Documents as may be necessary in the reasonable opinion of the Borrower and the Administrative Agent to effect the provisions of Sections 2.20, 2.21, and Section 2.25.

(i) Subject to the provisos of this paragraph, for purposes of any amendment, modification, waiver or consent (other than pursuant to Sections 9.02(b)(i), (ii), (iii), (iv) or any amendment, modification, waiver or consent that adversely affects any Affiliated Lender in its capacity as a Lender disproportionately in relation to other affected Lenders) under any Loan Document, any Loans (or Revolving Loans or Revolving Commitments acquired from one or more Defaulting Lenders) held by an Affiliated Lender (other than any Affiliated Institutional Lender) shall be automatically deemed to be voted in the same proportion as all other Lenders who are not Affiliated Lenders; provided that (a) in the event that any proceeding under the Bankruptcy Code shall be instituted by or against the Borrower, each Affiliated Lender (other than any Affiliated Institutional Lender) shall acknowledge and agree that they are each “insiders” under Section 101(31) of the Bankruptcy Code and, as such, the claims associated with the Loans and Commitments owned by it shall not be included in determining whether the applicable class of creditors holding such claims has voted to accept a proposed plan for purposes of Section 1129(a)(10) of the Bankruptcy Code, or, alternatively, to the extent that the foregoing designation is deemed unenforceable for any reason, each Affiliated Lender (other than any Affiliated Institutional Lender) shall vote in such proceedings in the same proportion as the allocation of voting with respect to such matter by those Lenders who are not Affiliated Lenders, except to the extent that any plan of reorganization proposes to treat the Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliated Lenders; and (c) for purposes of this paragraph, for the avoidance of doubt, Affiliated Lenders shall be deemed to not include Affiliated Institutional Lenders (and the foregoing limitations shall not apply in respect of Affiliated Institutional Lenders).

(j) Notwithstanding anything to the contrary herein, in connection with any amendment, modification, waiver or consent hereunder, in no event shall Affiliated Institutional Lenders exclusively constitute Required Lenders in and of themselves.

Section 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay within 30 days after receipt of reasonably detailed documentation therefor, (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of a single counsel for the Agents (in addition to one local counsel in each relevant jurisdiction to be shared with the Borrower), in connection with due diligence performed in connection with the arrangement of the credit facilities provided for herein, the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and not paid on the Closing Date or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, including the reasonable fees, charges and disbursements of a single counsel for the Administrative Agent, the Collateral Agent, the Issuing Bank, the Lenders, and other Secured Parties (in addition to a single local counsel in each jurisdiction, and in the event a conflict of interest arises, one additional primary counsel for the conflicted party) in connection with the enforcement or protection of any rights under this Agreement or any other Loan Documents, including rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder; provided, the Borrower shall not be obligated to pay for any third party advisor or consultants (in addition to those set forth in the immediately preceding clause (iii)), except following an Event of Default with respect to which the Required Lenders have accelerated the Loans or are pursing remedies, in which case the Borrower shall pay the reasonable and documented out-of-pocket expenses of one additional advisor.

(b) Without duplication of the expense reimbursement obligations pursuant to paragraph (a) above, the Borrower shall indemnify the Administrative Agent, the Collateral Agent, the other Agents, the Arrangers, the Swingline Lender, the Issuing Bank, and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all reasonable and documented out-of-pocket costs, losses, claims, damages, actual liabilities and related expenses, excluding in any event lost profits, but (x) including the reasonable and documented fees, charges and disbursements of a single counsel for the Indemnitees (in addition to one local counsel in each relevant jurisdiction and, in the event a conflict of interest arises, one additional counsel (plus local counsel in each relevant jurisdiction) for the conflicted Indemnitee) and (y) excluding (i) any allocated costs of in-house counsel and (ii) any third party or consultants (in addition to those set forth in the immediately preceding clause (x)), except in the case of this clause (y)(ii) following an Event of Default with respect to which the Required Lenders have accelerated the Loans or are pursing remedies, in which case the Borrower shall pay the reasonable and documented out-of-pocket expenses of one additional advisor, incurred by or asserted against any Indemnitee by any third party or by Holdco or any Restricted Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby and (ii) any actual or alleged presence or Release of Hazardous Materials involving or attributable to Holdco or any of its Restricted Subsidiaries, whether or not any such Indemnitee shall be designated as a party or a potential party thereto and whether or not such matter is initiated by Holdco, the Borrower or any of their respective Affiliates or shareholders, and any fees or expenses incurred by Indemnitees in enforcing this indemnity (collectively, the “Indemnified Liabilities”), provided that the Borrower shall have no obligation hereunder to any Indemnitee or its Related Parties with respect to any Indemnified Liabilities to the extent such costs, losses, claims, damages, liabilities or related expenses are (w) found in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (in the case of a Related Party that is an agent, to the extent that such agent acted at the direction of such Indemnitee), (x) attributable to any material breach of any Indemnitee’s or its Related Party’s (in the case of a Related Party that is an agent, to the extent that such agent acted at the direction of such Indemnitee) obligations under any Loan Document by the party to be indemnified, or (y) attributable to disputes solely between and among the Indemnitees (other than disputes against the Administrative Agent or Collateral Agent acting in such capacity) and not involving any act or omission of the Borrower or any of the Borrower’s Affiliates; provided further that (1) Borrower shall not have any obligation to any Indemnitee under this Section 9.03 that is a Defaulting Lender or that is an Indemnitee by virtue of being a Related Party of a Defaulting Lender for any Indemnified Liabilities arising from such Defaulting Lender’s failure to fund its Commitment and (2) to the extent of any amounts paid to an Indemnitee in respect of this Section 9.03 for Indemnified Liabilities, such Indemnitee, by its acceptance of the benefits hereof, agrees to refund and return any and all amounts paid by the Borrower to it if, pursuant to operation of any of the foregoing clauses (w) through (y), such Indemnitee was not entitled to receipt of such amount. The Borrower shall not be liable for any settlement of any matter for which indemnification is sought pursuant to this Section 9.03 that is effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with its written consent, the Borrower agrees to indemnify and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities and reasonable and documented out-of-pocket expenses by reason of such settlement or judgment in accordance with the other provisions of this Section 9.03.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or the Issuing Bank under paragraph (a) or (b) of this Section, and without limiting the Borrower’s obligation to do so, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon (i) in the case of unpaid amounts owing to the Administrative Agent, its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time and (ii) in the case of unpaid amounts owing to the Issuing Bank, its share of the aggregate Revolving Exposure and unused Revolving Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, none of Holdco, the Borrower, any Agent, any Lender, the Issuing Bank, any other party hereto or any Indemnitee shall assert, and each such Person hereby waives and releases, any claim against any other such Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any or any agreement or instrument contemplated hereby or referred to herein, the transactions contemplated hereby or thereby, or any act or omission or event occurring in connection therewith, and each such Person further agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor; provided that the foregoing shall in no event limit the Borrower’s indemnification obligations under clause (b) above.

(e) Notwithstanding anything to the contrary in this Agreement, no party hereto or any Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including IntraLinks or SyndTrak Online).

(f) Except to the extent otherwise expressly provided herein, all amounts due under this Section shall be payable within 30 days after receipt of reasonably detailed documentation therefor.

Section 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section (and any attempted assignment or transfer by such Lender otherwise shall be null and void).

Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that (I) no consent of the Borrower shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Sections 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, any other assignee and (II) during the 120 day period following the Closing Date, the Borrower shall be deemed to have consented to an assignment to any Lender if such Lender was previously identified in the initial allocations of the Loans provided by the Administrative Agent to the Borrower and reviewed and approved by the Borrower in writing on or prior to the Closing Date, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan or Commitment to a Lender, an Affiliate of a Lender, any Affiliated Lender or an Approved Fund or pursuant to Section 2.11(i) and (C) in the case of any assignment of a Revolving Commitment, the Swingline Lender and the Issuing Bank, provided that no consent of such Swingline Lender or Issuing Bank shall be required for any assignment of a Term Loan or any assignment to any then existing Revolving Lender.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender, or pursuant to Section 2.11(i), an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (or, in the case of Commitments or Loans denominated in Euros, €5,000,000) or, in the case of a Term Commitment or a Term Loan, $1,000,000 (or, in the case of Term Commitments or Term Loans denominated in Euros, €1,000,000) (it being understood and agreed that such minimum amount shall be aggregated for two or more simultaneous assignments by or to two or more Approved Funds), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), 7.01(b), 7.01(h) or 7.01(i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative

Agent an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), provided that assignments made pursuant to Section 2.19 or Section 9.02(c) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender or Affiliated Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and any tax forms required by Section 2.17(e).

For purposes of paragraph (b) of this Section, the terms “Approved Fund” and “CLO” have the following meanings:

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement), be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.15, Section 2.16, Section 2.17 and Section 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdco the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and, with respect to its own interests only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e), as applicable (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section (to the extent required) and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption (or Affiliated Lender Assignment and Assumption Agreement) and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption or Affiliated Lender Assignment and Assumption Agreement or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(vii) Notwithstanding anything to the contrary contained in this Agreement, in connection with any assignment pursuant to this Section 9.04 by a Lender of its Loans or Commitments to any Affiliated Lender (it being understood that with respect to purchases pursuant to Section 2.11(i), this Section shall not be applicable) shall be subject to the following:

(A) the assigning Lender and Affiliated Lender (other than any Affiliated Institutional Lender) purchasing such Lender’s Loans and/or Commitments shall execute and deliver to the Administrative Agent an Affiliated Assignment and Assumption Agreement;

(B) any Loans or Commitments acquired by Holdco, the Borrower or any other Restricted Subsidiary shall be retired and cancelled immediately upon the acquisition thereof;

(C) each Affiliated Lender (other than an Affiliated Institutional Lender) hereby agrees that notwithstanding anything to the contrary herein, it may not (A) attend (including by telephone) any meeting or discussions (or portion thereof) among any Agent or any Lender to which representatives of the Borrower are not invited or then present, or (B) have access to the Platform or receive any information or material prepared by any Agent or any Lender or any communication by or among any Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2.11); and

(D) (I) Revolving Commitments and Revolving Loans may not be assigned to any Affiliated Lenders or Persons who will become Affiliated Lenders upon completion of the relevant assignment, and no Affiliated Lender or Person who will become an Affiliated Lender upon completion of the relevant assignment shall be permitted to purchase any Revolving Commitments or Revolving Loans provided that Revolving Loans and Revolving Commitments held by a Revolving Lender that is a Defaulting Lender may be assigned to an Affiliated Lender or a Person who will become an Affiliated Lender upon completion of the relevant assignment (including Affiliated Institutional Lenders), (II) no proceeds of Revolving Commitments or Revolving Loans may be used by any Affiliated Lender or Person who will become an Affiliated Lender upon completion of the relevant assignment to effect any permitted assignments to it or purchase such commitments or loans, (III) the maximum aggregate principal amount of Term Loans and Commitments held by all Affiliated Lenders (other than Affiliated Institutional Lenders, Holdco, the Borrower and the Restricted Subsidiaries) at the time of the proposed assignment may not exceed 25% of the aggregate principal amount of Term Loans then outstanding (and any assignment that would cause such 25% limitation to be breached shall be void ab initio), and (IV) without limiting the foregoing, Affiliated Lenders and Persons who will become Affiliated Lenders upon completion of the relevant assignment may (but are not required to) acquire Term Loans through Auctions conducted pursuant to Section 2.11(i) as if it were an Auction Party thereunder (provided that Term Loans acquired by Affiliated Lenders and Persons who will become Affiliated Lenders upon completion of the relevant assignment through an Auction do not need to be canceled in accordance with Section 2.11(i) unless contributed to the Borrower in accordance with subsection (E) below).

(E) any Affiliated Lender may, with the consent of the Borrower and with written notice to the Administrative Agent, contribute any of its Term Loans (or Revolving Loans or Revolving Commitments acquired from one or more Defaulting Lenders) to one or more of the Borrower (whether through any of its direct or indirect parent entities or otherwise) and, to the extent agreed with the Borrower, may in return receive (1) loans or Qualified Equity Interests of Holdco or any parent entity of Holdco (to the extent not constituting a Change of Control) or (2) an unsecured loan from the Borrower that (v) does not have a cash interest rate in excess of the interest rate applicable to the Loans so contributed by such Affiliated Lender plus 3.0%, (w) is subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent, (x) is not subject to any scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is 91 days after the Term Loan Maturity Date, (y) does not include any financial covenants and (z) does not include any covenant, default or other agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in this Agreement. Any Term Loans (or Revolving Loans or Revolving Commitments acquired from one or more Defaulting Lenders) so contributed pursuant to this subsection shall, without further action by any Person, be deemed cancelled for all purposes and no longer outstanding (and may not be resold by Borrower), for all purposes of this Agreement and all other Loan Documents, including, but not limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document or (C) the determination of Required Lenders, or for any similar or related purpose, under this Agreement or any other Loan Document. In connection with any Term Loans (or Revolving Loans or Revolving Commitments acquired from one or more Defaulting Lenders) so cancelled pursuant to this subsection, Administrative Agent is authorized to make appropriate entries in the Register to reflect any such cancellation. Any non-cash gains from the cancellation of such Term Loans (or Revolving Loans or Revolving Commitments acquired from one or more Defaulting Lenders) shall not increase Consolidated EBITDA or Excess Cash Flow for any purpose hereunder. The cancellations contemplated by this subsection shall be deemed to be voluntary prepayments by the Borrower pursuant to Section 2.11, and the principal amount of any such Term Loans so cancelled shall be applied on a pro rata basis to reduce the scheduled remaining installments of principal on such Term Loans (including the installment due on the Term Loan Maturity Date).

Notwithstanding the foregoing, in no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is an Affiliated Lender nor shall the Administrative Agent be obligated to monitor the aggregate amount of Term Loans held by Affiliated Lenders. Each Affiliated Lender agrees to notify the Administrative Agent promptly (and in any event within 10 Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Lender. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in an Affiliated Lender Assignment and Assumption Agreement.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to any Person (other than a natural person, any Defaulting Lender, any Direct Competitor or Disqualified Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (C) Holdco, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (D) such Person shall not be entitled to exercise any rights of a Lender under the Loan Documents.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (ii), (iii), (v) or (vi) of the first proviso to Section 9.02(b) that affects such Participant. Subject to the paragraph below, the Borrower agrees that each Participant shall be entitled to the benefits of Section 2.15 and Section 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent the right to a greater payment results from a Change in Law after the Participant becomes a Participant or the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and including any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender (including to any trustee for, or any other representative of, such holders), and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized and administered by such Granting Lender (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof, provided that each Lender designating any SPV hereby agrees to indemnify and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such SPV during such period of forbearance. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) other than Disqualified Lenders providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 9.13, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV other than any Disqualified Lender.

(f) No such assignment shall be made (A) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (A), or (B) to a natural person.

(g) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(h) Disqualified Lenders and Direct Competitors. Holdco, on behalf of itself and its Affiliates, expressly acknowledges that the Administrative Agent (in its capacity as such or as an arranger, bookrunner or other agent hereunder) shall not have any obligation to monitor whether assignments or participations are made to Disqualified Lenders or Direct Competitors and none of Holdco or any such Affiliate will bring any claim to such effect.

Section 9.05 Survival. All representations and warranties made by the Loan Parties in the other Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

Section 9.06 Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdco, the Borrower, the Administrative Agent, nor any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission (including Adobe pdf file) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and Issuing Bank is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent and the Required Lenders, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency, but not any tax accounts, trust accounts, withholding or payroll accounts or other Excluded Accounts (as defined in the Collateral Agreement)) at any time held and other obligations (in whatever currency) at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, but only to the extent then due and payable; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and the Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or Issuing Bank may have. Each Lender and the Issuing Bank agree promptly to notify the Borrower and the Administrative Agent of such setoff and application made by such Lender, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section.

Section 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflict of laws principles thereof to the extent such principles would cause the application of the law of another state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against Holdco the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12 Confidentiality. Each of the Administrative Agent, the other Agents, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, trustees, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, provided that the relevant Lender shall be responsible for such compliance and non-compliance), (b) to the extent requested by any regulatory authority, provided that, other than in connection with routine regulatory examinations, prior notice shall have been given to the Borrower, to the extent permitted by applicable laws or regulations, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that prior notice shall have been given to the Borrower, to the extent permitted by applicable laws or regulations, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of rights thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, in each case, except to any Direct Competitor or Disqualified Lender, or (ii) any actual or prospective Lender Counterparty to any Secured Swap Agreement relating to any Loan Party and its obligations under the Loan Documents, in each case, except to any Direct Competitor or Disqualified Lender, (g) with the written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdco or the Borrower (provided that the source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12). For the purposes of this Section, the term “Information” means all information received from or on behalf of Holdco or the Borrower relating to Holdco or the Borrower or any of their Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdco or the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Loan Parties and their respective Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All Information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public information about the Loan Parties and their respective Related Parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive Information that may contain material non-public information in accordance with its compliance procedures and applicable law.

Section 9.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts that are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14 USA Patriot Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

Section 9.15 Direct Website Communication. Each of Holdco and the Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by (i) posting such documents, or providing a link thereto, on Holdco’s or the Borrower’s website, (ii) such documents being posted on Holdco’s and/or the Borrower’s behalf on an Internet or Intranet website, if any, to which the Administrative Agent has access (whether a commercial third-party website or a website sponsored by the Administrative Agent) or (iii) by transmitting the Communications in an electronic/soft medium to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, the Borrower shall continue to deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 9.15 shall prejudice the right of Holdco, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address in Section 9.01 shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each of Holdco the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

Section 9.16 Intercreditor Agreement Governs. Each Lender and Agent (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each intercreditor agreement and any other intercreditor agreement entered into pursuant to the terms hereof and to subject the Liens securing the Secured Obligations to the provisions thereof and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any intercreditor agreement that includes, or to amend any then existing intercreditor agreement (including the Intercreditor Agreement) to provide for, the terms described in the definition of the terms “Permitted First Lien Priority Replacement Debt” or “Permitted Second Lien Priority Replacement Debt” or other “First Lien Senior Secured Note” or “Subordinated Debt” or the Collateral Agent, as applicable or as otherwise provided for by the terms of this Agreement; provided that in each case, such intercreditor agreement is substantially consistent with the terms set forth on Exhibit L-1 or L-2 annexed hereto, as applicable, or otherwise not materially less favorable (taken as a whole) to the Lenders (it being understood that junior Liens are not required to be pari passu with other junior Liens, and that Indebtedness secured by junior Liens may secured by Liens that are pari passu with, or junior in priority to, other Liens that are junior to the Liens securing the Obligations).

Section 9.17 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from them to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the relevant Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the relevant Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or such Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or such Lender in such currency, the Administrative Agent or such Lender agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

Section 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdco acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the other Agents, the Joint Lead Arrangers, and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower, Holdco and their respective Affiliates, on the one hand, and the Administrative Agent, the other Agents, the Joint Lead Arrangers, and the Joint Bookrunners, on the other hand, (B) each of the Borrower and Holdco has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdco is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the other Agents, each Joint Lead Arranger and each Joint Bookrunner each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdco or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Agent, any Joint Lead Arranger nor any Joint Bookrunner has any obligation to the Borrower, Holdco or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Agents, the Joint Lead Arrangers, the Joint Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdco and their respective Affiliates, and neither the Administrative Agent, any other Agent, any Lead Arrangers nor any Joint Bookrunner has any obligation to disclose any of such interests to the Borrower, Holdco or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and Holdco hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents, the Joint Lead Arrangers and the Joint Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GGC SOFTWARE HOLDINGS, INC.

/S/ GREGORY M. GIANGIORDANO
Name: Gregory M. Giangiordano
Title: President

LAWSON SOFTWARE, INC.

/S/ GREGORY M. GIANGIORDANO
Name: Gregory M. Giangiordano
Title: President

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

/S/ALYSA A. TRAKAS
Name: Alysa A. Trakas
Title: Director

BANK OF AMERICA, N.A., as Issuing Bank and Swingline Lender

/S/ALYSA A. TRAKAS
Name: Alysa A. Trakas
Title: Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

/S/ MIKHAIL FAYBUSOVICH
Name: Mikhail Faybusovich
Title: Director

/S/ VIPUL DHADDA
Name: Vipul Dhadda
Title: Associate

JP MORGAN CHASE BANK, N.A., as a Lender

/S/ JOHN G. KOWALCZUK
Name: John G. Kowalczuk
Title: Executive Director

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

/S/ ANDREW W. EARLS
Name: Andrew W. Earls
Title: Vice President

BARCLAYS BANK PLC, as a Lender

/S/ JEAN-FRANCOIS ASTIER
Name: Jean-Francois Astier
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Lender

/S/ ANCA TRIFAN
Name: Anca Trifan
Title: Managing Director

/S/ OMAYRA LAUCELLA
Name: Omayra Laucella
Title: Director

ROYAL BANK OF CANADA, as a Lender

/S/ MARK GRONICH
Name: Mark Gronich
Title: Authorized Signatory

KKR CORPORATE LENDING LLC, as a Lender

/S/ ROBERT LEWIN
Name: Robert Lewin
Title: Authorized Signatory